================================================================================

      As filed with the Securities and Exchange Commission on March 3, 2000

                                                     Registration No.


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                      ------------------------------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                      ------------------------------------

                            LUCENT TECHNOLOGIES INC.
             (Exact name of registrant as specified in its charter)

DELAWARE                                                 3661                            22-3408857
(State or other jurisdiction of             (Primary Standard Industrial             (I.R.S. Employer
incorporation or organization)               Classification Code Number)             Identification No.)

                      ------------------------------------

                               600 MOUNTAIN AVENUE
                          MURRAY HILL, NEW JERSEY 07974
                                 (908) 582-8500
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 JEAN F. RANKIN
                              VICE PRESIDENT - LAW
                            LUCENT TECHNOLOGIES INC.
                               600 MOUNTAIN AVENUE
                          MURRAY HILL, NEW JERSEY 07974
                                 (908) 582-8500
            (Name, address, including zip code, and telephone number,
including area code, of agent for service)

                      ------------------------------------

                                   Copies to:

      MICHAEL J. HOLLIDAY                           BRIAN K. BEARD
   LUCENT TECHNOLOGIES INC.                    GUNDERSON DETTMER STOUGH
      600 MOUNTAIN AVENUE                VILLENEUVE FRANKLIN & HACHIGIAN, LLP
 MURRAY HILL, NEW JERSEY 07974                2700 VIA FORTUNA, SUITE 300
        (908) 582-8500                            AUSTIN, TEXAS 78746
                                                    (512) 732-8400

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: Upon consummation of the merger referred to herein.

         If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /


                         CALCULATION OF REGISTRATION FEE

Title of each class of securities     Amount to be         Proposed maximum             Proposed maximum             Amount of
to be registered                      registered(1)    offering price per share   aggregate offering price(2)     registration fee
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value per   8,081,541 shares          Not Applicable              $4,562.50                   $1.20
share, and related preferred stock
purchase rights (3)
====================================================================================================================================

(1) Based on the maximum number of shares to be issued in connection with the merger, calculated as the sum of:

         (a) the product obtained by multiplying (i) an exchange ratio of
         0.57953 shares of the registrant's common stock for each share of Agere common stock, par value $0.001 per share, by (ii) the sum of the 6,345,250 shares of Agere common stock outstanding on February 29, 2000 (other than shares owned by Chip Acquisition Inc., a wholly owned subsidiary of the registrant, or the registrant or any of its subsidiaries), and 529,750 shares of Agere common stock issuable pursuant to outstanding options prior to the date the merger is expected to be consummated,

         (b) the product obtained by multiplying (i) an exchange ratio of
         0.60227 shares of the registrant's common stock for each share of Agere Series A convertible preferred stock, par value $0.001 per share, by
         (ii) 6,800,000 shares of Agere Series A convertible preferred stock outstanding on February 29, 2000, and

         (c) the product obtained by multiplying (i) an exchange ratio of
         0.14685 by (ii) 12,510 shares of Agere Series A convertible preferred stock issuable pursuant to outstanding warrants prior to the date the merger is to be consummated.

(2) Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act, and calculated pursuant to Rule 457(f) under the Securities Act. Pursuant to Rule 457(f)(2) under the Securities Act, the proposed maximum aggregate offering price of the registrant's common stock was calculated in accordance with Rule 457(f)(2) under the Securities Act as one-third of the par value of the Agere securities being received in the transaction.

(3) No separate consideration will be received for the rights, which initially will trade together with the common stock.

                         -------------------------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                                   AGERE, INC.
                             11801 STONEHOLLOW DRIVE
                                    SUITE 200
                                AUSTIN, TX 78758

                                                                         -, 2000

Dear Stockholder:

         You are cordially invited to attend our special meeting of stockholders on -, - 2000, at - a.m., local time, at [ ].

         At the special meeting, we will ask you to vote on the merger of Agere and Lucent Technologies Inc. In the merger, you will receive:

         - 0.57953 of a share of Lucent common stock for each share of Agere common stock that you own,

         - 0.60227 of a share of Lucent common stock for each share of Agere Series A convertible preferred stock that you own, and

         - cash for any fractional share of Lucent common stock which you would otherwise receive in the merger.

         Approximately 10% of the Lucent common stock that Ford Tamer, Obtek, L.P., Eric Rothfus and each holder of Agere Series A convertible preferred stock would otherwise be entitled to receive will be deposited in an escrow account and may be used to compensate Lucent in the event that it is entitled to indemnification under the merger agreement. Lucent common stock is listed on the New York Stock Exchange under the trading symbol "LU" and on -, 2000, Lucent common stock closed at $- per share.

         We cannot complete the merger unless the merger agreement is adopted by:

         - holders of a majority of the outstanding shares of Agere common stock and Series A convertible preferred stock, voting together as a single class, and

         - holders of at least 67% of the outstanding shares of the Agere Series A convertible preferred stock, voting as a separate class.

         Holders of Agere stock who properly preserve their rights are entitled to an appraisal under Delaware law if the merger is completed.

         On January 19, 2000, each of TL Ventures III L.P., Austin Ventures VI, L.P., Obtek, L.P., Eric Rothfus and Ford Tamer entered into a voting agreement with Lucent and Chip Acquisition Inc., pursuant to which they have agreed to vote the Agere stock they own "for" adoption of the merger agreement. Each of these persons or entities has also granted an irrevocable proxy and a power of attorney to Lucent representatives to vote its shares of Agere stock "for" adoption of the merger agreement. On the record date, these stockholders in the aggregate owned and were entitled to vote (1) 75.2% of the Agere common stock and Series A convertible preferred stock, voting together as a single class, and
(2) 77.8% of the Agere Series A convertible preferred stock, voting as a separate class.

         Only stockholders who hold shares of Agere stock at the close of business on -, 2000 will be entitled to vote at the special meeting.

         YOU SHOULD CONSIDER THE MATTERS DISCUSSED UNDER "RISK FACTORS" COMMENCING ON PAGE - OF THE ENCLOSED PROXY STATEMENT/PROSPECTUS BEFORE VOTING. PLEASE REVIEW CAREFULLY THE ENTIRE PROXY STATEMENT/PROSPECTUS.

         AFTER CAREFUL CONSIDERATION, AGERE'S BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, HAS UNANIMOUSLY DETERMINED THAT THE MERGER IS ADVISABLE AND IS FAIR TO YOU AND IN YOUR BEST INTERESTS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ADOPTION OF THE MERGER AGREEMENT.

Thank you for your cooperation.

         Sincerely,

         ___________________________________________________
         President


Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved the merger described in the proxy statement/prospectus or the Lucent common stock to be issued in connection with the merger, or determined if the proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.


                THE PROXY STATEMENT/PROSPECTUS IS DATED -, 2000,
         AND IS FIRST BEING MAILED TO STOCKHOLDERS ON OR ABOUT -, 2000.

                      REFERENCES TO ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about Lucent from documents that are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from Lucent at the following address and telephone number:

                            Lucent Technologies Inc.
                            c/o The Bank of New York
                              Church Street Station
                                 P.O. Box 11009
                          New York, New York 10286-1009
                            Telephone: 1-888-LUCENT6

         If you would like to request documents, please do so by -, 2000 in order to receive them before the Agere special meeting.

               See "Where You Can Find More Information" (page -).

                                   AGERE, INC.

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                              TO BE HELD ON -, 2000

To the Stockholders of Agere, Inc.:

         We will hold a special meeting of the stockholders of Agere, Inc. on -, 2000, at - a.m., local time, at [ ] to consider and vote upon a proposal to adopt the merger agreement among Lucent Technologies Inc., Chip Acquisition Inc., a wholly-owned subsidiary of Lucent, and Agere.

         Under the merger agreement, each outstanding share of Agere stock will be converted into the right to receive (1) in the case of each share of common stock, 0.57953, and (2) in the case of each share of Series A convertible preferred stock, 0.60227, of a share of Lucent common stock.

         We will transact no other business at the special meeting.

         Only holders of record of shares of Agere stock at the close of business on -, 2000, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of it.

         We cannot complete the merger unless the merger agreement is adopted by:

         - holders of a majority of the outstanding shares of Agere common stock and Series A convertible preferred stock, voting together as a single class, and

         - holders of at least 67% of the outstanding shares of the Agere Series A convertible preferred stock, voting as a separate class.

         Holders of Agere stock who properly comply with certain statutory requirements are entitled to an appraisal of their shares under Delaware law.

         FOR MORE INFORMATION ABOUT THE MERGER, PLEASE REVIEW THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS AND THE MERGER AGREEMENT ATTACHED AS ANNEX A.

         Whether or not you plan to attend the special meeting, please complete, sign and date the enclosed proxy and return it promptly in the enclosed postage-paid envelope. You may vote in person at the special meeting, even if you have returned a proxy. If you do not vote by proxy or in person at the special meeting, it will count as a vote against the merger agreement.

         Please do not send any stock certificates at this time.



                                             By Order of the Board of Directors,



                                              __________________________________
                                              Chairman
Austin, Texas
      , 2000

                                TABLE OF CONTENTS

                                                                                                                 PAGE
SUMMARY..........................................................................................................   1
         General  ...............................................................................................   1
         The Companies ..........................................................................................   3
         The Special Meeting ....................................................................................   5
         The Merger..............................................................................................   6
         Selected Historical Financial Data--Lucent..............................................................  11
         Selected Historical Financial Data--Agere...............................................................  14

RISK FACTORS.....................................................................................................  15
         Risk Factors Relating to the Merger.....................................................................  15
         Risk Factors Relating To Agere..........................................................................  16

THE COMPANIES....................................................................................................  19
         Agere    ...............................................................................................  19
         Recent Developments -- Lucent...........................................................................  20
         Contracts between Lucent and Agere .....................................................................  20

THE SPECIAL MEETING

         Date, Time and Place....................................................................................  21
         Purpose of Special Meeting..............................................................................  21
         Record Date; Stock Entitled to Vote; Quorum.............................................................  21
         Vote Required...........................................................................................  22
         Voting Agreements.......................................................................................  22
         Voting of Proxies.......................................................................................  22
         Revocability of Proxies.................................................................................  23
         Solicitation of Proxies.................................................................................  23
         Appraisal Rights........................................................................................  23

THE MERGER.......................................................................................................  24
         Background to the Merger................................................................................  24
         Reasons for the Merger and Board of Directors Recommendation............................................  27
         Interests of Agere's Directors, Management and Certain Stockholders in the Merger.......................  29
         Stock Options and Restricted Stock Agreements...........................................................  30
         Warrants ...............................................................................................  31
         Accounting Treatment....................................................................................  31
         Form of the Merger......................................................................................  31
         Merger Consideration....................................................................................  31
         Conversion of Shares and Warrants; Procedures for Exchange of Certificates and
                  Warrants; Fractional Shares....................................................................  31
         Liquidation Preference..................................................................................  33
         Effective Time of the Merger............................................................................  33
         Stock Exchange Listing of Lucent Common Stock...........................................................  33

         Certain Material United States Federal Income Tax Consequences of the Merger............................  33
         Rights of Stockholders to Appraisals....................................................................  37
         Appraisal Rights Procedures.............................................................................  38
         Resale of Lucent Common Stock...........................................................................  41

THE MERGER AGREEMENT.............................................................................................  41
         Conditions to the Completion of the Merger..............................................................  41
         No Solicitation.........................................................................................  44
         Termination.............................................................................................  45
         Conduct of Business Pending the Merger..................................................................  45
         Amendment; Extension and Waiver  .......................................................................  47
         Expenses ...............................................................................................  47
         Representations and Warranties  ........................................................................  48
         Additional Agreements...................................................................................  49
         Indemnification and Insurance...........................................................................  49
         Amendments to Agere's Certificate of Incorporation......................................................  50
         Amendments to the Agere By-Laws.........................................................................  50
         Working Capital Financing...............................................................................  50
         Indemnification and Escrow Agreement....................................................................  50
         Intellectual Property Transfer..........................................................................  52
         Retention Agreement.....................................................................................  52
         Non-Competition and Non-Solicitation Agreements.........................................................  52

Approval of the Right of Disqualified Individuals to Receive Any Amounts Payable to the
Individual on an Acceleration of Vesting.........................................................................  53

STOCK PRICES AND DIVIDENDS.......................................................................................  53

DESCRIPTION OF LUCENT CAPITAL STOCK..............................................................................  54

COMPARISON OF RIGHTS OF COMMON STOCKHOLDERS
OF LUCENT AND STOCKHOLDERS OF AGERE..............................................................................  55
         Capitalization..........................................................................................  55
         Voting Rights...........................................................................................  55
         Number, Election, Vacancy and Removal of Directors......................................................  56
         Amendments to Certificate of Incorporation..............................................................  57
         Amendments to By-Laws...................................................................................  57
         Stockholder Action......................................................................................  58
         Notice of Certain Stockholder Actions...................................................................  58
         Special Stockholder Meetings............................................................................  59
         Limitation of Personal Liability of Directors and Indemnification.......................................  59
         Dividends...............................................................................................  61
         Liquidation.............................................................................................  62
         Conversion..............................................................................................  63
         Redemption Rights.......................................................................................  63
         Appraisal Rights........................................................................................  64

         Rights Plan.............................................................................................  65

CERTAIN INFORMATION CONCERNING AGERE.............................................................................  67
         Management's Discussion and Analysis of Financial Condition and Results of Operations...................  67

LEGAL MATTERS....................................................................................................  75

EXPERTS..........................................................................................................  75

OTHER MATTERS....................................................................................................  75

WHERE YOU CAN FIND MORE INFORMATION..............................................................................  75

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS................................................................  78

INDEX TO AGERE, INC. FINANCIAL STATEMENTS.........................................................................  1


Annexes

         Annex A           Agreement and Plan of Merger

         Annex B           Section 262 of the Delaware General Corporation Law

         Annex C           Form of Voting Agreement

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

Q:       WHY IS AGERE MERGING?

A: This is a unique opportunity for Agere to join and become part of Lucent, one of the world's leading designers, developers and manufacturers of communications systems, software and products, and for Agere stockholders to become Lucent stockholders. Agere will be joining Lucent's Microelectronics Group, one of the world's leading providers of semiconductors for communications applications.

Q:       WHAT WILL I RECEIVE IN THE MERGER?

A:       If the merger is completed, you will receive:

         - 0.57953 of a share of Lucent common stock for each share of Agere common stock that you own,

         - 0.60227 of a share of Lucent common stock for each share of Agere Series A convertible preferred stock that you own, and

         - cash for any fractional share of Lucent common stock you would otherwise receive in the merger.

         Certain Agere stockholders will have a portion of the Lucent stock they would otherwise be entitled to receive deposited in an escrow account that may be used to compensate Lucent if Lucent is entitled to indemnification under the merger agreement.

Q:       WHAT IS THE ESCROW FUND AND HOW DOES IT WORK?

A: If the merger is completed, Lucent will deposit into an escrow account approximately 10% of the Lucent common stock to be issued to Ford Tamer, Obtek, L.P., Eric Rothfus and each holder of Agere Series A convertible preferred stock. The escrowed shares will be available to compensate Lucent if it is entitled to indemnification under the merger agreement. Any escrowed shares not used to indemnify or potentially indemnify Lucent will be distributed to Mr. Tamer, Obtek, L.P., Mr. Rothfus and each holder of Agere Series A convertible preferred stock following the first anniversary of the consummation of the merger.

Q: WHY IS THE BOARD OF DIRECTORS RECOMMENDING THAT I VOTE FOR ADOPTION OF THE MERGER AGREEMENT?

A: After considering the support for the merger from its independent directors and the other reasons set forth on pages - to -, your board of directors unanimously believes that the terms of the merger agreement are advisable and fair to, and in the best interests of, Agere and its stockholders.

Q:       WHEN AND WHERE IS THE SPECIAL MEETING?

A:       The special meeting will be held at - a.m., local time, on -, 2000
         at [                          ].

Q:       WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We are working to complete the merger as quickly as possible. We expect to complete the merger during the second calendar quarter of 2000.

Q:       WHAT RIGHTS DO I HAVE IF I OPPOSE THE MERGER?

A: You may seek appraisal of the fair value of your shares by complying with all the Delaware law procedures explained on pages - to - and in Annex B.

Q:       WHO CAN HELP ANSWER MY QUESTIONS?

A: If you have any questions about the merger or if you need additional copies of this proxy statement/prospectus or the enclosed proxy, you should contact:

                  Agere, Inc.
                  Attention:  [________________]
                  11801 Stonehollow Drive, Suite 200
                  Austin, Texas 78758
                  Telephone: (512) 502-2800

                                     SUMMARY

         This summary highlights selected information from this proxy statement/prospectus and does not contain all the information that is important to you. For a more complete understanding of the merger, you should carefully read this entire proxy statement/prospectus and the other documents to which we refer you. In particular, you should read the documents attached to this proxy statement/prospectus, including the merger agreement which is attached as Annex A and your appraisal rights under Delaware law, which are attached as Annex B. Also, see "Where You Can Find More Information" on page -. We have included page references parenthetically to direct you to a more complete description of the topics presented in this summary.

                                    GENERAL

WHAT YOU WILL RECEIVE IN THE MERGER (PAGE -)

         In the merger, you will receive:

         - 0.57953 of a share of Lucent common stock for each share of Agere common stock that you own,

         - 0.60227 of a share of Lucent common stock for each share of Agere Series A convertible preferred stock that you own, and

         - cash for any fractional share of Lucent common stock which you would otherwise receive in the merger.

         Ford Tamer, Obtek, L.P., Eric Rothfus and each Agere Series A convertible preferred stockholder will have approximately 10% of the Lucent common stock they would otherwise be entitled to receive deposited in an escrow account that may be used to compensate Lucent if it is entitled to indemnification under the merger agreement. Any escrowed shares that are not used to indemnify or potentially indemnify Lucent will be distributed to Mr. Tamer, Obtek, L.P., Mr. Rothfus and each holder of Agere Series A convertible preferred stock following the first anniversary of the consummation of the merger.

OWNERSHIP OF LUCENT FOLLOWING THE MERGER

         Based on the number of currently outstanding shares of Agere stock and outstanding warrants to purchase Agere Series A convertible preferred stock, we anticipate that Agere stockholders will receive approximately - shares of Lucent common stock in the merger. Based on that number and on the number of currently outstanding shares of Lucent common stock, following the merger former Agere stockholders will own less than 1% of the outstanding shares of Lucent common stock.

CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER (PAGE -)

         The merger is intended to qualify as a reorganization within the meaning of the Internal Revenue Code of 1986. It is a condition to the completion of the merger that Agere receive an opinion from its counsel, Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, stating that the merger will qualify for United States federal income tax purposes as a reorganization within the meaning of the Internal Revenue Code. If the merger qualifies, unless you are subject to special tax treatment under the Internal Revenue Code, you will not recognize gain or loss for United States federal income tax purposes as a result of the exchange of your Agere stock for Lucent common stock in the merger, except for any cash received in lieu of a fractional share of Lucent common stock.

         TAX MATTERS ARE VERY COMPLICATED AND THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES OF THE MERGER TO YOU.

RECOMMENDATION OF THE AGERE BOARD OF DIRECTORS (PAGE -)

         The Agere board of directors believes that the terms of the merger and the merger agreement are advisable and fair to, and in the best interests of, Agere and its stockholders and unanimously recommends that stockholders vote "for" adoption of the merger agreement.

         To review the background and reasons for the merger in greater detail, as well as certain risks related to the merger, see pages - to - and - to -.

INTERESTS OF AGERE DIRECTORS AND MANAGEMENT IN THE MERGER (PAGE -)

         Agere stockholders should note that a number of directors and officers of Agere have interests in the merger as directors or officers that are different from, or in addition to, those of a stockholder. If we complete the merger, certain indemnification arrangements for current directors and officers of Agere will be continued and it is anticipated that employees of Agere will be retained as employees of Lucent. It is a condition of the merger that persons with shares of Agere common stock acquired or which will be acquired subject to a stock option agreement or restricted stock agreement with Agere, including Agere's directors and officers, enter into a letter agreement with Lucent which provides that the shares previously issued or to be issued under the stock option agreement or restricted stock agreement will be exchanged for shares of Lucent stock, subject to the same terms, conditions, restrictions and vesting. In addition, certain executives and other employees with shares of Agere common stock acquired or which will be acquired subject to a stock option agreement or restricted stock agreement with Agere will have accelerated vesting with respect to certain rights to repurchase the shares by Agere. It is also a condition of Lucent to the merger that disinterested Agere stockholders owning more than 75% outstanding shares of Agere common stock and Series A convertible stock vote to approve the right of these executives and employees to the acceleration of vesting of their shares of Agere common stock under the Agere stock plan or the restricted stock agreement without triggering adverse tax consequences to the executives and employees or Agere.

         Additionally, based on the fulfillment of certain performance objectives, employees working for the Network Processors business group of Lucent's Microelectronics Group will be eligible for additional bonuses totaling $19 million in the aggregate to be distributed during the two consecutive years immediately following the merger. Lucent has also agreed to grant to certain Agere employees stock options to purchase an aggregate of 200,000 shares of Lucent common stock as of the date of the merger.

APPRAISAL RIGHTS (PAGE -)

         If you do not wish to accept Lucent common stock in the merger, you have the right under Delaware law to have the fair value of your shares determined by the Delaware chancery court. This right to appraisal is subject to a number of restrictions and technical requirements.
Generally, in order to exercise your appraisal rights:

         - you must send a written demand to Agere for appraisal in compliance with Delaware law before the vote on the merger

         -        you must not vote in favor of the merger

         - you must continuously hold your Agere stock, from the date you make the demand for appraisal through the closing of the merger

Merely voting against the merger will not protect your rights to an appraisal. Annex B to this proxy statement/prospectus contains a copy of the Delaware statute governing appraisal rights. Failure to follow all the steps required by Delaware law will result in the loss of your rights to appraisal. The Delaware law requirements for exercising appraisal rights are described in further detail on pages - to -.

                             THE COMPANIES (PAGE -)

AGERE, INC.
11801 Stonehollow Drive, Suite 200
Austin, Texas 78758
(512) 502-2800

         Agere is a development stage company which designs and plans to manufacture programmable network processors. When incorporated into routers, switches and network management equipment, Agere's patented Payload Plus technology is expected to allow network system providers the ability to rapidly develop new communication capabilities and services via software programmability, while providing high-speed, OC-12, OC-48 and higher data throughput. It is hoped that Agere's technology will provide network equipment vendors the ability to process multiple protocols at OC-12, OC-48 and higher data speeds. Agere's patented processor is intended to solve the wire speed challenge, because its architecture is built upon a pattern matching algorithm that is expected to allow high throughput processing with low clock rates. In addition, Agere's Functional Programming Language is intended to allow layer 2/3/3+
protocol processing instructions to be written in a high-level, intuitive manner, thus significantly reducing the number of lines of protocol classification/analysis and product modification source code relative to traditional procedural language implications.

         As of February 15, 2000, Agere had 79 full-time employees and 12 dedicated consultants, most of whom are located at Agere headquarters in Austin, Texas. Agere also employs field employees in Boston, San Jose and Chicago. Agere was incorporated in Delaware on May 29, 1998 as Austin Networks, Inc. Since its inception, Agere has devoted its efforts principally to research and development, raising capital and developing markets for its product.

LUCENT TECHNOLOGIES INC.
600 Mountain Avenue
Murray Hill, New Jersey 07974
(908) 582-8500

         Lucent is one of the world's leading designers, developers and manufacturers of communications systems, software and products. Lucent is a global leader in the sale of public and private communications systems, supplying systems and software to most of the world's largest network operators and service providers. Lucent is also a global leader in the sale of business communications systems and in the sale of microelectronic components for communications applications to manufacturers of communications systems and computers. Lucent's research and development activities are conducted through Bell Laboratories, one of the world's foremost industrial research and development organizations.

RECENT DEVELOPMENTS -- LUCENT

         On March 1, 2000, Lucent announced a plan to spin off its PBX, SYSTIMAX(R) structured cabling and LAN-based data businesses to its stockholders, forming a separate company that will focus directly and independently on the enterprise networking market. The spin-off is expected to be accomplished through a tax-free distribution of shares to Lucent's stockholders to be completed by the close of Lucent's fourth fiscal quarter of 2000, which ends on September 30. The spin-off is subject to several conditions, including receipt of a favorable tax ruling and the absence of events or developments that would have a material adverse impact on Lucent or its stockholders. The new enterprise business will have approximately 34,000 employees worldwide and will operate independently from Lucent with its own brand, board of directors, management and research and development organizations. For additional information, please see Lucent's current report on Form 8-K filed March 1, 2000.

MARKET PRICE AND DIVIDEND INFORMATION (PAGE -)

         Shares of Lucent common stock are listed on the New York Stock Exchange. On January 19, 2000, the last full trading day prior to the public announcement of the proposed merger, the last reported sale price of one share of Lucent common stock, as reported on the New York Stock Exchange Composite Transactions Tape was $51-1/16. On -, 2000, the last day for which information was available prior to the date of this proxy statement/prospectus, the last reported sale price of one share of Lucent common stock, as reported on the New York Stock Exchange Composite Transactions Tape was -. We are unable to provide information with respect to the market prices of the Agere stock and the equivalent per share market prices of Lucent common stock have been omitted because there is no established trading market for shares of Agere stock.

         Lucent has historically paid to its stockholders a regular quarterly dividend, currently $0.02 per share. The payment of dividends by Lucent in the future will depend on business conditions, its financial position, earnings and other factors. Agere has never paid dividends to its stockholders and its certificate of incorporation provides that no dividend may be paid on Agere common stock so long as any shares of Agere Series A convertible preferred stock are outstanding.

                          THE SPECIAL MEETING (PAGE -)

         The special meeting of Agere stockholders will be held at [ ] at a.m., local time, on -, 2000. At the special meeting, all stockholders will be asked to adopt the merger agreement among Lucent Technologies Inc., Chip Acquisition Inc., a wholly-owned subsidiary of Lucent, and Agere.

RECORD DATE; VOTING POWER

         Agere stockholders are entitled to vote at the special meeting if they owned shares as of the close of business on -, 2000, the record date.

         On the record date, there were outstanding - shares of Agere common stock, and shares of Agere Series A convertible preferred stock. Stockholders will have one vote at the special meeting for each share of Agere common stock that they owned on the record date, and will have one vote for each share of Agere Series A convertible preferred stock that they owned on the record date, whether voting together with the common stock or as a separate vote of each series entitled to vote.

         On the record date, -% of the outstanding shares of Agere common stock and Series A convertible preferred stock, and -% of the outstanding shares of Agere Series A convertible preferred stock, were held by directors and executive officers of Agere and their affiliates.

VOTE REQUIRED

         The affirmative vote of the following is required to adopt the merger agreement:

                  (1) holders of a majority of the outstanding shares of Agere common stock and Series A convertible preferred stock, voting together as a single class, and

                  (2) holders of at least 67% of the outstanding shares of the Agere Series A convertible preferred stock, voting as a separate class.

         WE CANNOT COMPLETE THE MERGER UNLESS THE MERGER PROPOSAL IS ADOPTED BY THE REQUISITE VOTE.

VOTING AGREEMENTS

         On January 19, 2000, TL Ventures III L.P., Austin Ventures VI, L.P., Obtek, L.P., Eric Rothfus and Ford Tamer entered into a voting agreement with Lucent and Chip Acquisition Inc., pursuant to which they have agreed to vote the Agere stock they own "for" approval of the merger agreement. Each of these persons or entities has also granted an irrevocable proxy and a power of attorney to Lucent representatives to vote that person or entity's shares of Agere stock "for" adoption of the merger agreement. The form of the voting agreement is attached as Annex C.

         On the record date, these stockholders in the aggregate owned and were entitled to vote (1) 75.2% of the Agere common stock and Series A convertible preferred stock, voting together as a single class, and (2) 77.8% of the Series A convertible preferred stock.

                               THE MERGER (PAGE -)

         The merger agreement is attached as Annex A to this proxy statement/prospectus. We encourage you to read the entire merger agreement. It is the principal document governing the merger.

CONDITIONS TO THE MERGER (PAGE -)

         Lucent and Agere will complete the merger only if they satisfy or, in some cases, waive several conditions, including the following:

         -        each of the following must vote to adopt the merger agreement:
                  (1) holders of a majority of the outstanding shares of Agere common stock and Series A convertible preferred stock voting together as a single class, and (2) holders of at least 67% of the outstanding shares of Series A convertible preferred stock, voting as a separate class

         - in the case of Lucent only, disinterested Agere holders of more than 75% of the outstanding shares of Agere common stock and Series A convertible preferred stock, voting together as a single class, must vote to approve the right of certain executives and other employees of Agere to an acceleration of vesting of their shares of Agere common stock on or after the merger under the Agere stock plan or any restricted stock agreement with Agere

         - no legal restraints or prohibitions are in effect with respect to the transactions contemplated by the merger agreement

         - the registration statement on Form S-4, of which this proxy statement/prospectus forms a part, must have become effective under the Securities Act and must not be the subject of any stop order or proceedings seeking a stop order

         - Lucent common stock to be issued in accordance with the merger must be authorized for listing on the New York Stock Exchange, subject to official notice of issuance

         - no material adverse change in the assets, business, financial condition or operations of either party may occur and no event or events may occur that could reasonably be expected to have a material adverse effect on the other party other than as a result of (1) general economic conditions, (2) business and economic conditions affecting the network processor microelectronics industry, (3) liabilities incurred in connection with the merger agreement or the transactions contemplated by it, or (4) resulting from the announcement of the transactions contemplated by the merger agreement

         - in the case of Lucent only, Agere must purchase all the intellectual property that is subject to certain agreements between Obtek, L.P. and Agere

         - in the case of Lucent only, each of Lucent, Obtek, L.P. and Victor Bennett must enter into a retention agreement, and Victor Bennett must extend the term of his consulting arrangement with Agere so that it does not terminate until at least two years after completion of the merger

         - in the case of Lucent only, each holder of Agere stock options or party to a restricted stock agreement must enter into a letter agreement with Lucent which provides that Lucent will have the right to assume Agere's rights and obligations under the stock option or restricted stock agreement and that the shares previously issued under the restricted stock agreement will be substituted and exchanged for shares of Lucent stock, subject to the same terms, conditions, restrictions and vesting as set forth in the stock option agreement

         - in the case of Agere only, Lucent must enter into a letter agreement with Agere and Ford Tamer regarding certain payments to employees of Agere following the merger

NO SOLICITATION (PAGE -)

         The merger agreement provides that Agere will not, and will not authorize or permit any of its officers, directors, employees, investment bankers, attorneys or other advisors or representatives, nor will it encourage any of its affiliates to solicit, initiate or encourage any acquisition proposal, enter into any agreement or understanding with respect to any acquisition proposal, participate in any discussion or negotiation regarding any acquisition proposal or furnish information to any person to facilitate an acquisition proposal. Without limiting this restriction, any violation of the restriction of which Agere or any of its affiliates had knowledge at the time of the violation, by any officer, director, employee, investment banker, attorney, employee or other advisor or representative of Agere or any of its affiliates, whether or not such person is purporting to act on behalf of Agere or any of its affiliates or otherwise, will be deemed to be a breach of the merger agreement by Agere. Agere has agreed to promptly advise Lucent of any acquisition proposal and inquiries with respect to any acquisition proposal.

WORKING CAPITAL FINANCING (PAGE -)

         Lucent has provided Agere with working capital loans of $7 million and has agreed to provide up to an additional $3 million. The loans mature in January 2005 but will become immediately due if Lucent terminates the merger agreement after a breach by Agere.

INDEMNIFICATION AND ESCROW AGREEMENT (PAGE -)

         The merger agreement provides that 10% of the shares of Lucent common stock to be issued to Ford Tamer, Obtek, L.P., Eric Rothfus and each holder of Series A convertible preferred stock in the merger will be placed in escrow after the merger is completed. The escrow account will be the only source available to compensate Lucent for the indemnification obligations of Agere stockholders under the merger agreement, other than for any claim of fraud. The escrow will terminate one year after the date of the merger at which time all shares of Lucent stock that are in the escrow account and are not the subject of any claim by Lucent will be released from escrow. Any shares of Lucent stock that are the subject of a claim will continue to be held in escrow until all claims have been resolved.

INTELLECTUAL PROPERTY TRANSFER (PAGE -)

         On January 24, 2000, Obtek, L.P. transferred ownership of all the intellectual property that had been subject to two option agreements between Agere and Obtek, L.P. to Agere. On January 26, 2000, the full amount of the purchase price for the intellectual property was paid by Agere.

RETENTION AGREEMENT (PAGE -)

         The merger agreement provides that Obtek, L.P. and Victor Bennett (a limited partner of Obtek, L.P.) must enter into a retention agreement with Lucent and an escrow agent prior to closing the merger. The retention agreement will provide that a specified number of shares of the Lucent common stock to be issued to Obtek, L.P. in the merger will be placed in escrow which subject to certain events described in the retention agreement or a forfeiture of the stock will be distributed within two years after the merger.

NON-COMPETITION AND NON-SOLICITATION AGREEMENTS (PAGE -)

         As a condition to the merger, each of Obtek, L.P., Ford Tamer, Eric Rothfus, Victor Bennett and certain other senior executive and other employees employed by Agere must enter into non-competition and non-solicitation agreements with Agere. Each of these persons has agreed with Lucent and Agere that, for a specified period, the stockholder will not, without the express written consent of Lucent, compete with the activities currently conducted by Agere.

TERMINATION OF THE MERGER AGREEMENT (PAGE -)

         TERMINATION. The merger agreement may be terminated at any time prior to the merger, whether before or after approval of the merger agreement by the stockholders of Agere:

         -        by mutual agreement of Lucent and Agere

         - by Lucent or Agere, if the merger has not been completed by June 30, 2000

         - by Lucent, Chip Acquisition or Agere, if any court of competent jurisdiction in the United States or other United States governmental authority issues an order, decree, ruling or takes any other action restraining, enjoining or otherwise prohibiting the merger and that order, decree, ruling or other action has become final and nonappealable

         - by Lucent or Agere, if the other party has materially breached its obligations under the merger agreement, unless the breach is cured within 15 calendar days after notice to the other party

ACCOUNTING TREATMENT (PAGE -)

         The merger will be accounted for under the "purchase" method of accounting in accordance with generally accepted accounting principles. Lucent expects a significant portion of the purchase price to be allocated to goodwill, which will be amortized over 7 years. The merger is expected to result in a charge against earnings for in-process research and development.

EXPENSES (PAGE -)

         Lucent and Agere will each pay its own expenses incidental to the preparation of the merger agreement, the carrying out of the provisions of the merger agreement and the consummation of the merger whether or not the merger is consummated.

COMPARATIVE PER SHARE INFORMATION

         We have summarized below the per common share information for each of Lucent and Agere on a historical basis and for Lucent on a pro forma basis and Agere on a pro forma equivalent basis. On February 11, 2000, Lucent's historical results were restated to include the results of International Network Services and Excel Switching Corporation, which merged with Lucent in transactions that were each accounted for as a pooling of interests. All per share data has been restated to account for Lucent's two-for-one stock split effective on April 1, 1999. Lucent's fiscal year ends on September 30 and Agere's fiscal year ends on December 31.

         The unaudited "pro forma Lucent" and the unaudited "pro forma equivalent--Agere" information assumes that the merger of Agere and Lucent will be accounted for as a purchase. The unaudited "pro forma Lucent" information is derived from the Lucent historical financial information for the periods indicated and the historical financial information of Agere at or for the three months ended December 31, 1999 and at or for the year ended December 31, 1999, respectively, and assumes the merger of Lucent and Agere occurred at the beginning of the earliest period presented.

         "Pro forma Lucent" basic earnings per common share was calculated by dividing pro forma Lucent net income, which is Lucent historical net income combined with Agere historical net loss and includes pro forma adjustments for the amortization of goodwill and additional compensation expense, by the weighted average number of pro forma Lucent common shares outstanding during the period. Pro forma Lucent common shares outstanding are the Lucent historical weighted average number of common shares outstanding plus the Agere weighted average number of common shares outstanding, assuming all Agere shares of common stock, Series A redeemable convertible preferred stock and warrants outstanding as of the date of the merger agreement were converted to Lucent common shares at the appropriate exchange ratio.

         "Pro forma Lucent" diluted earnings per common share was calculated by dividing pro forma Lucent net income by the sum of the pro forma weighted average number of Lucent common shares outstanding plus all additional pro forma Lucent common shares that would have been outstanding if potentially dilutive securities or common stock equivalents, including converted Agere stock options, had been issued.

         "Pro forma Lucent" book value per share was calculated by dividing the sum of Lucent historical book value and the purchase price of Agere (fair value of the net assets acquired plus goodwill) by the pro forma Lucent common shares outstanding during the period. Lucent's results for the three-month period ended December 31, 1999 may not be indicative of results for the full year.

         The unaudited "pro forma equivalent--Agere" information was calculated by multiplying the corresponding pro forma Lucent data by the common stock exchange ratio of 0.57953. This information shows how each share of Agere common stock would have participated in the net earnings, cash dividends and book value of Lucent if the merger had been completed at the beginning of the earliest period presented. However, these amounts do not necessarily reflect future per share levels of net earnings, cash dividends or book value of Lucent.

         STOCKHOLDERS SHOULD READ THE INFORMATION IN THIS SECTION ALONG WITH LUCENT'S AND AGERE'S HISTORICAL FINANCIAL STATEMENTS AND ACCOMPANYING NOTES INCLUDED ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS OR IN THE DOCUMENTS DESCRIBED UNDER "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE -, "CERTAIN INFORMATION CONCERNING AGERE --MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" ON PAGE -, AND
"AGERE'S FINANCIAL STATEMENTS" ON PAGES F-- TO F--.


                                                   AT OR FOR THE THREE            AT OR FOR THE TWELVE
                                                      MONTHS ENDED                    MONTHS ENDED
                                                    DECEMBER 31, 1999              SEPTEMBER 30, 1999
                                                   -------------------            -------------------
LUCENT -- HISTORICAL
   Basic earnings per common share                        $0.40                           $1.54
   Diluted earnings per common share                       0.38                            1.49
   Cash dividends declared per common share                0.04                            0.08
   Book value per common share                             5.06                            4.43

                                                                                      AT OR FOR THE TWELVE
                                                                                          MONTHS ENDED
                                                                                       DECEMBER 31, 1999
                                                                                      --------------------
AGERE -- HISTORICAL
   Basic and diluted loss per common share                                                  $(1.84)
   Cash dividends declared per common share                                                    --
   Book value per common share                                                               (1.51)


                                                    AT OR FOR THE THREE               AT OR FOR THE TWELVE
                                                       MONTHS ENDED                       MONTHS ENDED
                                                     DECEMBER 31, 1999                 SEPTEMBER 30, 1999
                                                    -------------------               -------------------
PRO FORMA LUCENT
   Basic earnings per common share                         $0.39                             $1.52
   Diluted earnings per common share                       0.38                               1.46
   Cash dividends declared per common share                0.04                               0.08
   Book value per common share                             5.17                               4.54

                                                   AT OR FOR THE THREE                AT OR FOR THE TWELVE
                                                       MONTHS ENDED                       MONTHS ENDED
                                                    DECEMBER 31, 1999                  SEPTEMBER 30, 1999
                                                   -------------------                --------------------
PRO FORMA EQUIVALENT -- AGERE
   Basic earnings per common share                        $0.23                              $0.88
   Diluted earnings per common share                       0.22                               0.85
   Cash dividends declared per common share                0.02                               0.05
   Book value per common share                             2.99                               2.63


                   SELECTED HISTORICAL FINANCIAL DATA--LUCENT

         Lucent was spun off from AT&T Corp. in 1996. On February 1, 1996, AT&T began transferring to Lucent the assets and liabilities relating to Lucent's operations. Lucent's historical financial data for periods prior to that date reflect the results of operations and the financial position of the business that was transferred to Lucent from AT&T in the separation as if Lucent had been a stand-alone entity and have been prepared using the historical basis in the assets and liabilities and historical results of operations related to the Lucent business. Lucent's historical financial data for periods prior to that date also include an allocation of certain AT&T corporate headquarters assets, liabilities and expenses related to the Lucent business. The calculation of earnings (loss) per common share on a historical basis includes the retroactive recognition to January 1, 1995 of the 524,624,894 shares on a pre-split basis, or 2,098,499,576 shares on a post-split basis, owned by AT&T on April 10, 1996.

         Beginning September 30, 1996, Lucent changed its fiscal year end from December 31 to September 30 and reported results for the nine-month transition period ended September 30, 1996. All per share data has been restated to account for Lucent's two-for-one stock splits effective on April 1, 1999 and April 1, 1998. Lucent's results were restated to include the results of International Network Services and Excel Switching Corporation, which merged with Lucent in transactions that were each accounted for as a pooling of interests.

         Effective October 1, 1998, Lucent changed its method of accounting for calculating the market-related value of plan assets used in determining the expected return-on-asset component of annual net pension and post-retirement benefit costs. As a result, Lucent recorded a one-time, after-tax gain from the cumulative effect of the accounting change of $1,308 million (net of tax of $842 million), or $0.41 per diluted common share, for the first fiscal quarter of 1999. This accounting change also resulted in a reduction in benefit costs in the year ended September 30, 1999 that increased income by $427 million ($260 million after-tax, or $0.08 per basic and diluted share) as compared with the previous accounting method.

         The following selected historical financial data of Lucent at September 30, 1999 and 1998, and for each of the three years in the period ended September 30, 1999 is derived from audited historical financial statements incorporated by reference in this proxy statement/prospectus. The selected historical financial data of Lucent at September 30, 1997 and 1996 and December 31, 1995 and for each of the years ended September 30, 1996 and December 31, 1995, and for the nine-month period ended September 30, 1996 is derived from unaudited financial statements not incorporated by reference in this proxy statement/prospectus, and, in the opinion of Lucent's management, includes all necessary adjustments for a fair presentation of that data in conformity with generally accepted accounting principles.

         The selected historical financial data of Lucent at and for the three months ended December 31, 1999 and December 31, 1998 is derived from unaudited condensed financial statements incorporated by reference in this proxy statement/prospectus and, in the opinion of Lucent's management, includes all necessary adjustments for a fair presentation of that data in conformity with generally accepted accounting principles. Results for the three-month period ended December 31, 1999 may not be indicative of the results for the full year.

         THE INFORMATION IN THIS SECTION SHOULD BE READ ALONG WITH LUCENT'S HISTORICAL FINANCIAL STATEMENTS AND ACCOMPANYING NOTES. SEE "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE -.

                   SELECTED HISTORICAL FINANCIAL DATA--LUCENT
                                   (CONTINUED)


                        AT OR FOR THE                      AT OR FOR THE                      AT OR FOR THE        AT OR FOR THE
                         THREE MONTHS                    TWELVE MONTHS ENDED                 NINE MONTHS ENDED   TWELVE MONTHS ENDED
                       ENDED DECEMBER 31,                   SEPTEMBER 30,                       SEPTEMBER 30,        DECEMBER 31,
                       ------------------     --------------------------------------------   ------------------  ------------------

INCOME STATEMENT
DATA:                 1999         1998         1999        1998         1997         1996          1996               1995
                      ----         ----         ----        ----         ----         ----          ----               ----
Revenues             $9,905       $9,842      $38,774      $32,108     $27,802      $24,321        $16,726            $21,770
Operating income
(loss)                1,699        1,966       5,444        2,680       1,632        (641)           747               (911)
Income (loss)
before cumulative
effect of
accounting change     1,250        1,236       3,481        1,065        470         (596)           388               (808)

Net income
 (loss)               1,250        2,544       4,789        1,065        470         (596)           388               (808)
Basic earnings
(loss) per common
share                 0.40         0.83         1.54        0.35         0.16        (0.22)         0.14              (0.33)
Diluted earnings
(loss)  per common
share                 0.38         0.80         1.49        0.34         0.16        (0.22)         0.14              (0.33)
Dividends declared
per common share
                      0.04         0.04         0.08        0.078        0.056        0.038         0.038               --
BALANCE SHEET
DATA:
Total assets         $38,634      $34,636     $39,250      $29,711     $25,256      $23,632        $23,632            $20,250
Total debt            6,504        6,176       7,038        4,649       4,208        4,003          4,003              4,023
Shareowners'
equity               16,079       10,878       13,936       7,960       4,570        3,479          3,479              1,925

Dollars in millions, except for per share amounts

                    SELECTED HISTORICAL FINANCIAL DATA--AGERE

         The following selected historical consolidated financial information of Agere has been derived from Agere's historical consolidated financial statements and accompanying notes, and should be read in conjunction with these consolidated financial statements and the notes. The historical financial statements of Agere for the period from May 29, 1998 (inception) through December 31, 1998 and the year ended December 31, 1999 can be found in this proxy statement/prospectus in the section entitled "Agere, Inc. Financial Statements" on pages F-- to F--, and with the sections of this proxy statement/prospectus entitled "Certain Information Concerning Agere--Management's Discussion and Analysis of Financial Condition and Results of Operations." These financial statements should be read in conjunction with those financial statements and the related notes.




                                                                  FOR THE PERIOD FROM
                                                                   INCEPTION MAY 29,
                                   AT OR FOR THE YEAR                1998 THROUGH
                                   ENDED DECEMBER 31,                DECEMBER 31,
                                   ------------------             --------------------

INCOME STATEMENT
DATA:                                     1999                            1998
                                          ----                            ----
Revenues                               $   143                          $   --
Operating loss                          (8,615)                         (1,149)
Net loss                                (8,516)                         (1,108)
Net loss per common
share-basic and diluted                  (1.84)                          (0.40)
Dividends declared per
common share                              N/A                             N/A

BALANCE SHEET DATA:
Total assets                           $ 3,298                          $7,540
Total long-term
obligations and
redeemable convertible
preferred stock                          9,839                           7,933
Stockholder's deficit                   (9,145)                          (791)
N/A--Not applicable

Dollars in thousands, except per share amounts

                                  RISK FACTORS

         In addition to the other information included and incorporated by reference in this proxy statement/prospectus, Agere stockholders should consider carefully the matters described below in determining whether to adopt the merger agreement.

RISK FACTORS RELATING TO THE MERGER

- THE EXCHANGE RATIOS FOR LUCENT COMMON STOCK TO BE RECEIVED IN THE MERGER ARE FIXED AND WILL NOT BE ADJUSTED IN THE EVENT OF ANY CHANGE IN STOCK PRICE. Under the merger agreement, each share of Agere stock will be converted into the right to receive (1) in the case of common stock, 0.57953, and (2) in the case of Series A convertible preferred stock,
         0.60227 of a share of Lucent common stock. These exchange ratios are fixed numbers and will not be adjusted in the event of any increase or decrease in the price of Lucent common stock. The price of Lucent common stock at the closing of the merger may vary from its price on the date of this proxy statement/prospectus and on the date of the special meeting. The price may vary because of changes in the business, operations or prospects of Lucent, the timing of the completion of the merger, the prospects of post-merger operations, general market and economic conditions and other factors. Because the date that the merger is completed may be later than the date of the special meeting, the price of Lucent common stock on the date of the special meeting may not be indicative of its price on the date the merger is completed. We urge Agere stockholders to obtain current market quotations for Lucent common stock.

- THE PRICE OF LUCENT COMMON STOCK MAY BE AFFECTED BY FACTORS DIFFERENT FROM THOSE AFFECTING THE VALUE OF AGERE STOCK. Upon completion of the merger, holders of Agere stock will become holders of Lucent common stock. Lucent's business differs from that of Agere, and Lucent's results of operations, as well as the price of Lucent common stock, may be affected by factors different from those affecting Agere's results of operations and the value of Agere stock. For a discussion of Lucent's business and certain factors to consider in connection with this business, see Lucent's Annual Report on Form 10-K for the fiscal year ended September 30, 1999, as amended; Lucent's Form 8-K; dated January 7, 2000, filed to report on estimates of lower than expected revenue and earnings for the first fiscal quarter of 2000; and Lucent's Form 8-K, filed on February 11, 2000, filed to restate financial results for the merger of Lucent and International Network Services and the merger of Lucent and Excel, which are incorporated by reference in this proxy statement/prospectus.

- A PORTION OF THE LUCENT COMMON STOCK TO BE RECEIVED BY CERTAIN AGERE STOCKHOLDERS WILL BE PLACED IN ESCROW TO SATISFY INDEMNITY CLAIMS MADE BY LUCENT UNDER THE MERGER AGREEMENT. The merger agreement provides that Ford Tamer, Obtek, L.P., Eric Rothfus and each holder of Agere Series A convertible preferred stock will remain liable and will indemnify Lucent and certain other persons after the merger for any inaccuracy in a representation or warranty and for any breach or default by Agere of any covenants or agreements made by Agere in the merger agreement. After the date of the merger, Lucent will cause 10% of the shares of Lucent common stock issued to Mr. Tamer, Mr. Rothfus, Obtek, L.P. and each holder of Series A convertible preferred stock in connection with the merger to be deposited into an escrow account, which will be available to it to satisfy their indemnification obligations. There can be no assurance that Mr. Tamer, Mr. Rothfus, Obtek, L.P. or the holders of the Agere Series A convertible preferred stock will receive any of the shares in the escrow account should they be required to indemnify Lucent under the terms of the merger agreement. See "The Merger Agreement--Indemnification and Escrow Arrangement" on page - and "The Merger--Merger Consideration" on page -.

RISK FACTORS RELATING TO AGERE

         As a stand-alone company, Agere's business is subject to numerous risks and uncertainties, including those described below. Agere stockholders should understand that these and other risks will continue to apply to Agere's business if the merger is not consummated.

- AGERE HAS A LIMITED OPERATING HISTORY AND HAS NOT HAD PROFITABLE OPERATIONS. Agere was incorporated in 1998. It has a limited operating history upon which investors may evaluate the company and its prospects. Although Agere started shipping development systems in the last half of 1999, it has not begun shipping its intended principal product, integrated circuits, and it has not yet had a profitable quarter. Agere intends to increase its operating expenses significantly in 2000, particularly in research and development and sales and marketing, and expects that its operating results will be adversely affected if its revenues do not increase significantly over the same period. Agere cannot assure you that it will be able to achieve profitability on a quarterly or an annual basis.

- AGERE WILL NEED ADDITIONAL FINANCING. If the merger with Lucent is not consummated and Agere continues as a stand-alone company, Agere would not have sufficient capital to continue its business operations as they are now being conducted. If the merger is not consummated, Agere will be required to obtain significant additional debt and/or equity funds for research and development and to otherwise provide working capital for Agere's continuing operations as a stand-alone company. While Agere believes that it will be able to raise the funds required to finance its operations as a stand-alone company, it cannot assure you that the required funds will be available when needed or that they can be obtained on terms favorable to Agere. If the required funds cannot be obtained, Agere could be forced to revise its business plans, including possible curtailment of its future business operations, reduction of its planned future growth or a combination with another company on terms less favorable than the terms governing the merger with Lucent.

- AGERE HAS A COSTLY AND LENGTHY SALES CYCLE. Agere incurs significant research and development and selling, general and administrative expenses as part of its lengthy sales cycle before generating the related revenues from a customer. If Agere's design is not selected by a customer, Agere does not derive any revenue from this process. Agere's lengthy sales cycle creates risks related to customer decisions to cancel or change product plans, which could result in the loss of anticipated sales. Achieving a "design win" with a communications systems vendor provides no assurance that the communications systems vendor will ultimately ship products incorporating Agere's communications processors. It is possible that in some circumstances a customer may cancel orders even after Agere has achieved a design win. Agere's business, operating results and financial condition could be materially and adversely affected if customers curtail, reduce or delay orders during Agere's sales cycle, choose not to use Agere's products or choose not to release products employing Agere's programmable network processor.

- AGERE EXPECTS FLUCTUATIONS IN ITS OPERATING RESULTS. Fluctuations in operating results are expected to occur in the future due to a variety of factors specific to Agere. These factors include:

         - ability to complete development and manufacture the initial integrated circuits product

         -        changes in demand by the end user for its customers' products

         - timing and amount of orders from its customers, including cancellations and reschedulings

         -        the gain or loss of significant customers

         -        changes in the mix of products it sells

         - timing of design wins with related software application and development tool revenue

         -        market acceptance of its current and new products

         -        variability of its customers' product life cycles

         - erosion of average selling prices due to a number of factors, including Agere's customers reaching volume production, rapid technological change, price and performance enhancements and product obsolescence

         As a result of these factors, Agere's lengthy sales cycle and its dependence on relatively few customers whose order cycles vary significantly, Agere expects its revenue and gross margins to fluctuate significantly from period to period. These and other factors could materially and adversely affect Agere's business, financial condition and results of operations.

- AGERE'S MARKET IS SUBJECT TO RAPID TECHNOLOGICAL CHANGE. The network processors industry market is characterized by rapid technological change, frequent new product introductions, changes in customer requirements and evolving industry standards. To remain competitive, Agere must regularly enhance the functionality of its existing products and introduce new products while simultaneously reducing its production costs. Even if Agere is successful at introducing new product functionality and reducing costs, alternative technologies may develop which, if they achieve widespread market acceptance, could supplant Agere's technology and make Agere's products obsolete. Agere's failure to respond to any of these market pressures would adversely affect its business, results of operations and financial condition.

- AGERE RELIES ON A SMALL NUMBER OF SIGNIFICANT CUSTOMERS. Agere anticipates that sales of its products to relatively few customers will account for a significant portion of its total revenues. Agere has no long-term volume purchase commitments from any of its significant customers. Agere's dependence on a few customers increases its exposure to potential adverse consequences resulting from business combinations or consolidations of Agere's customers. Agere cannot assure you that such consolidation will not result in the cancellation of current or future sales of its products. In addition, the programmable network processor industry may experience further consolidation in the future and Agere cannot assure you that such consolidation would not result in product duplication and a resulting cancellation of current projects or that such consolidation will not materially and adversely affect Agere's business, financial condition and results of operations.

- AGERE OPERATES IN A COMPETITIVE INDUSTRY. A number of Agere's competitors are more established, benefit from greater market recognition and have substantially greater financial, development, manufacturing and marketing resources than Agere has. Moreover, several of the largest electronics and semiconductor suppliers have recently entered or indicated an intent to enter the programmable network processors market. Agere's ability to compete successfully in the rapidly evolving area of programmable network processors depends on factors both within and outside Agere's control, including:

         -        performance and price

         -        features and functionality

         -        adaptability of products to specific applications

         -        support of product differentiation by Agere's customers

         -        length of development cycle

         -        design wins with major communications systems vendors

         -        support for new communications standards and protocols

         -        technical service and support

         Agere's failure to compete successfully as to any of these or other factors could materially and adversely affect Agere's business, financial condition and results of operations. To the extent that Agere's competitors offer distributors or sales representatives more favorable terms or a higher volume of business, such distributors or sales representatives may decline to carry, or discontinue carrying, Agere's products. Agere's business, financial condition and results of operations could be materially and adversely affected by any failure to maintain and expand its distribution network.

-        AGERE DEPENDS ON KEY PERSONNEL AND THE HIRING OF ADDITIONAL PERSONNEL .
         Agere's success depends to a significant degree upon the continued contributions of its key management, engineering, sales and marketing and manufacturing personnel, many of whom would be difficult to replace. In particular, Agere believes that its future success is highly dependent on retention of a select group of managers, engineers and sales, marketing, finance and manufacturing personnel. Agere believes that its future success will also depend in large part upon its ability to attract and retain these highly skilled personnel. Competition for highly skilled personnel is intense and there can be no assurance that Agere will be successful in retaining its existing or attracting additional key personnel. The loss of the services of any of Agere's key personnel, the inability to attract or retain qualified personnel in the future or delays in hiring required personnel, particularly engineers and sales personnel, could materially and adversely affect Agere's business, operating results and financial condition.

- AGERE MAY BE UNABLE TO PROTECT ITS PROPRIETARY TECHNOLOGY. Agere relies on a combination of copyright, trademark, patent and trade secret laws and restrictions on disclosure to protect its intellectual property rights. Although Agere attempts to protect its intellectual property rights, it may be unable to prevent the misappropriation of its intellectual property, particularly in foreign countries where the laws may not protect Agere's proprietary rights as fully as in the United States.

         In addition, other persons or companies may allege that Agere's products infringe upon their proprietary rights. Any asserting that Agere's products infringe upon their proprietary rights would force Agere to defend itself or its customers, manufacturers or suppliers against alleged infringement of intellectual property rights. Agere could incur substantial costs to prosecute or defend this litigation. If Agere were found to have infringed upon another person's proprietary rights and was unable to develop non-infringing technology or license the infringed technology on acceptable terms and on a timely basis, Agere could be forced to stop using the infringed technology and its business, results of operations and financial condition would be materially adversely affected.

- AGERE WILL NEED TO MANAGE ITS GROWTH OVER TIME. Agere has experienced a period of rapid growth and expansion which has placed, and continues to place, a significant strain on its resources. This growth, as well as Agere's product development activities, has required it to increase its number of employees, which has resulted in increased responsibilities for Agere's management. As Agere continues to expand it may significantly strain its management, manufacturing, financial, systems and other resources. Agere cannot be certain that its systems, procedures, controls and existing space will be adequate to support its operations.

- AGERE'S SUCCESS DEPENDS UPON ITS CUSTOMERS' ACCEPTANCE OF ITS PROCESSORS AS AN ALTERNATIVE TO TRADITIONAL SOLUTIONS. Agere's future prospects depend on the acceptance of programmable network processors as an alternative to fixed-function devices and general purpose processors traditionally used by vendors. Agere would be materially and adversely affected if vendors do not accept programmable communications processors or develop or acquire the technology to develop such components internally rather than purchase Agere's products. Agere would also be materially and adversely affected if it is otherwise unable to develop strong vendors. Agere's future prospects also depend upon acceptance by its customers of third party sourcing for programmable network processors as an alternative to in-house development.

                                  THE COMPANIES

AGERE

         Agere is a development stage company which designs and plans to manufacture programmable network processors. When incorporated into routers, switches and network management equipment, Agere's patented Payload Plus technology is expected to allow network system providers the ability to rapidly develop new communication capabilities and services via software programmability, while providing high-speed, OC-12, OC-48 and higher data throughput. It is hoped that Agere's technology will provide network equipment vendors the ability to process multiple protocols at OC-12, OC-48 and higher data speeds. Agere's patented processor is intended to solve the wire speed challenge, because its architecture is built upon a pattern matching algorithm that is expected to allow high throughput processing with low clock rates. In addition, Agere's Functional Programming Language is intended to allow layer 2/3/3+ protocol processing instructions to be written in a high-level, intuitive manner, thus significantly reducing the number of lines of protocol classification/analysis and product modification source code relative to traditional procedural language implications.

         As of February 15, 2000, Agere had 79 full-time employees and 12 dedicated consultants, most of whom are located at Agere headquarters in Austin, Texas. Agere also employs field employees in Boston, San Jose and Chicago. Agere was incorporated in Delaware on May 29, 1998 as Austin Networks, Inc. Since its inception, Agere has devoted its efforts principally to research and development, raising capital and developing markets for its product.

LUCENT

         Lucent is one of the world's leading designers, developers and manufacturers of communications systems, software and products. Lucent is a global leader in the sale of public and private communications systems, supplying systems and software to most of the world's largest network operators and service providers. Lucent is also a global leader in the sale of business communications systems and in the sale of microelectronic components for communications applications to manufacturers of communications systems and computers. Lucent's research and development activities are conducted through Bell Laboratories, one of the world's foremost industrial research and development organizations.

         Lucent was incorporated in Delaware in November 1995. Lucent was a wholly owned subsidiary of AT&T prior to its initial public offering of common stock on April 10, 1996, and became completely separate from AT&T when the remaining shares of Lucent common stock held by AT&T were distributed to AT&T's stockholders on September 30, 1996. Additional information regarding Lucent is contained in Lucent's filings with the Securities and Exchange Commission. See "Where You Can Find More Information" on page -.

RECENT DEVELOPMENTS -- LUCENT

         On March 1, 2000, Lucent announced a plan to spin off its PBX, SYSTIMAX(R) structured cabling and LAN-based data businesses to its stockholders, forming a separate company that will focus directly and independently on the enterprise networking market. The spin-off is expected to be accomplished through a tax-free distribution of shares to Lucent's stockholders to be completed by the close of Lucent's fourth fiscal quarter of 2000, which ends on September 30. The spin-off is subject to several conditions, including receipt of a favorable tax ruling and the absence of events or developments that would have a material adverse impact on Lucent or its stockholders. The new enterprise business will have approximately 34,000 employees worldwide and will operate independently from Lucent with its own brand, board of directors, management and research and development organizations. For additional information, please see Lucent's current report on Form 8-K filed March 1, 2000.

MATERIAL CONTRACTS BETWEEN LUCENT AND AGERE

         Lucent has provided Agere with working capital loans of $7 million and has agreed to provide up to an additional $3 million. The loans mature in January 2005 but will become immediately due if Lucent terminates the merger agreement after a breach by Agere.

                               THE SPECIAL MEETING

         We are furnishing this proxy statement/prospectus to stockholders of Agere as part of the solicitation of proxies by the Agere board of directors for use at the special meeting.

DATE, TIME AND PLACE

         We will hold the special meeting at [         ] at -, at - a.m., local
time, on -, 2000.

PURPOSE OF SPECIAL MEETING

         At the special meeting, we are asking holders of Agere stock to adopt the merger agreement among Lucent Technologies Inc., Chip Acquisition Inc., a wholly-owned subsidiary of Lucent, and Agere.

         The Agere board of directors has determined that the merger is advisable and fair to, and in the best interests of, Agere stockholders, has unanimously approved the merger agreement and the merger, and unanimously recommends that Agere stockholders vote "for" adoption of the merger agreement.

RECORD DATE; STOCK ENTITLED TO VOTE; QUORUM

         Only holders of record of Agere stock at the close of business on -, 2000, the record date, are entitled to notice of and to vote at the special meeting. On the record date, (1) - shares of Agere common stock were issued and outstanding and held by - holders of record, and (2) shares of Agere Series A convertible preferred stock were issued and outstanding and held by holders of record.

         A quorum is present at the special meeting for purposes of the combined vote of the holders of Agere common stock and Series A convertible preferred stock (1) if a majority of the shares of Agere common stock, and (2) at least one-third of the Series A convertible preferred stock, in each case which are issued and outstanding and entitled to vote on the record date are represented in person or by proxy. A quorum is present with respect to the separate class vote of the Series A convertible preferred stockholders if the holders of a majority of the shares of Series A convertible preferred stock are issued and outstanding and entitled to vote on the record date are represented in person or by proxy. In the event that either quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies.

         Holders of record of Agere common stock on the record date are entitled to one vote for each share of common stock at the special meeting. Holders of record of Agere Series A convertible preferred stock on the record date are entitled to one vote for each share of Agere Series A convertible preferred stock at the special meeting whether voting together with the common stock or in a separate vote of each class or series entitled to vote.

         On the record date, -% of the outstanding shares of Agere common stock and Series A convertible preferred stock, and -% of the outstanding shares of Agere Series A convertible preferred stock, were held by directors and executive officers of Agere and their affiliates.

VOTE REQUIRED

         The affirmative vote of the following is required to adopt the merger agreement:

                           (1) holders of a majority of the outstanding shares of Agere common stock and Series A convertible preferred stock, voting together as a single class, and

                           (2) holders of at least 67% of the outstanding shares of the Agere Series A convertible preferred stock, voting as a separate class.

         IF YOU ABSTAIN FROM VOTING OR DO NOT VOTE ON THE PROPOSAL, EITHER IN PERSON OR BY PROXY, IT WILL HAVE THE EFFECT OF A VOTE AGAINST ADOPTION OF THE MERGER AGREEMENT. WE CANNOT COMPLETE THE MERGER UNLESS THE PROPOSAL TO ADOPT THE MERGER AGREEMENT IS APPROVED BY THE REQUISITE VOTE.

VOTING AGREEMENTS

         On January 19, 2000, each of TL Ventures III L.P., Austin Ventures VI, L.P., Obtek, L.P., Eric Rothfus and Ford Tamer entered into a voting agreement with Lucent and Chip Acquisition Inc. pursuant to which they have agreed to vote the Agere stock they own "for" approval of the merger agreement. The form of the voting agreement is attached as Exhibit C.

         On the record date, these stockholders owned and were entitled to vote
(1) 75.2% of the outstanding shares of Agere common stock and Series A convertible preferred stock, voting together as a single class, and (2) 77.8% of the Agere Series A convertible preferred stock.

VOTING OF PROXIES

         All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holders. PROPERLY EXECUTED PROXIES THAT DO NOT CONTAIN VOTING INSTRUCTIONS WITH RESPECT TO THE PROPOSAL WILL BE VOTED "FOR" ADOPTION OF THE MERGER AGREEMENT.

         Shares of Agere stock represented at the special meeting but not voting, including abstentions, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

         Only shares voted for the proposal, including properly executed proxies that do not contain voting instructions, will be counted as favorable votes for adoption of the merger agreement. If an Agere stockholder abstains from voting or does not vote, either in person or by proxy, it will have the effect of a vote against adoption of the merger agreement.

         The persons named as proxies may propose and vote for one or more adjournments or postponements of the special meeting, including adjournments or postponements to permit further solicitation of proxies. No proxy voted against the proposal to adopt the merger agreement will be voted in favor of any adjournment or postponement.

REVOCABILITY OF PROXIES

         The grant of a proxy on the enclosed form of proxy does not preclude you from voting in person at the special meeting. You may revoke a proxy at any time prior to its exercise by filing with the secretary of Agere a duly executed revocation of proxy, by submitting a duly executed proxy to the secretary of Agere bearing a later date or by voting in person at the special meeting. Attendance at the special meeting will not itself constitute revocation of a proxy.

SOLICITATION OF PROXIES

         Agere will bear the cost of the solicitation of proxies from its stockholders. In addition to solicitation by mail, the directors, officers and employees of Agere and its subsidiaries may solicit proxies from stockholders by telephone or other electronic means or in person.

         PLEASE DO NOT SEND STOCK CERTIFICATES WITH YOUR PROXY. A transmittal form with instructions for the surrender of Agere stock certificates will be mailed to you as soon as practicable after completion of the merger.

APPRAISAL RIGHTS

         If you do not wish to accept Lucent common stock in the merger, you have the right under Delaware law to have the fair value of your shares determined by the Delaware chancery court. This right to appraisal is subject to a number of restrictions and technical requirements. Generally, in order to exercise your appraisal rights:

         - you must send a written demand to Agere for appraisal in compliance with Delaware law before the vote on the merger

         -        you must not vote in favor of the merger

         - you must continuously hold your Agere stock, from the date you make the demand for appraisal through the closing of the merger

Merely voting against the merger will not protect your rights to an appraisal. Annex B to this proxy statement/prospectus contains a copy of the Delaware statute governing appraisal rights. If you do not follow all the steps required by Delaware law, you will lose your rights to appraisal. The Delaware law requirements for exercising appraisal rights are described in further detail on pages - to -.

         See "The Merger--Right of Stockholders to Appraisals" and "The Merger--Appraisal Rights Procedures" on pages - and -, respectively, and "Comparison of Rights of Common Stockholders of Lucent and Stockholders of Agere --Appraisal Rights" on page -.

                                   THE MERGER

         The following discussion summarizes the material terms of the merger and the merger agreement. We urge stockholders to read carefully the merger agreement which is attached as Annex A to this proxy statement/prospectus, and which is incorporated herein by reference.

BACKGROUND TO THE MERGER

         Over the past year, representatives of Agere and Lucent's Microelectronics Group held multiple discussions. These discussions focused on Lucent making an equity investment in Agere or, alternatively, Lucent and Agere pursuing certain partnering possibilities with respect to the development of products.

         On September 27, 1999, Agere retained Chase H&Q primarily to pursue a private placement of Agere's securities and secondarily to explore the possibility that Agere would be acquired by a third party. During the autumn of 1999, Agere focused on raising additional financing through a private placement of its securities while also considering the possibility of being acquired.

         On October 21, 1999, representatives of Agere including Ford Tamer, President and Chief Executive Officer, Eric Rothfus, Chief Technology Officer, Sajol Ghoshal, Vice President of Engineering, David Desjardins, Business Development Director, and Mike Burns, a consultant to Agere, met in Allentown, Pennsylvania with representatives of Lucent's Microelectronics Group, including Greg Waters, Vice President, Integrated Circuits, Ed Roberts, Vice President, Integrated Circuits, and Harold Hoeschen, Director, Strategy and Business Development, to discuss potential joint business opportunities.

         During November and the first half of December, after contacting a limited number of financial and strategic investors regarding raising additional capital, Agere received inquiries from and held meetings with a number of potential strategic and financial investors to explore the possibility of investing in or entering a strategic combination with a third party. In November and December, Agere received term sheets from three financial investors to lead additional equity financing, and Chase H&Q negotiated the final terms of a non-binding term sheet with one of these potential lead investors. In November, Agere and Chase H&Q also held discussions with a third party ("Company X") regarding a potential strategic transaction.

         On November 22, 1999, representatives of Chase H&Q spoke by telephone with Terence Bentley, Director, Corporate Strategy and Development of Lucent to discuss a potential strategic transaction with Lucent and set forth a framework for initial due diligence. Prior to this conversation, Agere and Lucent entered into a confidentiality agreement with respect to any discussions regarding a strategic transaction. On December 10, 1999, Mr. Bentley and representatives of Chase H&Q discussed an acquisition of Agere by Lucent and a potential price range for such a transaction. On

December 14, 1999, the Agere board of directors authorized management to pursue the financing as set forth in the non-binding term sheet negotiated by Chase H&Q. On December 16, 1999, Agere finalized the term sheet negotiated by Chase H&Q for additional equity financing with a syndicate led by two financial investors. The syndicate was to include other financial and strategic investors and the financing was subject to negotiation of definitive documentation.

         On December 15, 1999, the Lucent board of directors considered the acquisition of Agere and after deliberation approved the transaction.

         On December 15, 1999, Lucent offered to acquire all the issued and outstanding securities of Agere. Mr. Bentley and representatives of Chase H&Q held numerous discussions over the next week regarding the price, structure and terms of the proposed acquisition and on December 22, 1999, Lucent offered to acquire Agere for aggregate consideration of approximately $430 million in cash and Lucent stock options.

         On December 20, 1999, Agere received an offer from Company X to acquire all the issued and outstanding securities of Agere. Chase H&Q and representatives from Company X held discussions over the next several days regarding the price, structure and terms of the proposed acquisition and on December 22, 1999, Company X offered to acquire Agere for approximately $400 million in cash.

         On December 22, 1999, Agere convened a special telephonic meeting of its board of directors, which also was attended by representatives of Chase H&Q and Agere's counsel Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP. The board reviewed the Lucent offer and the Company X offer. The factors discussed by the board included the fact that the Lucent offer exceeded the Company X offer by approximately $30 million in the aggregate, the fact that the Company X offer was for cash while the Lucent offer included Lucent stock options which could appreciate based on the performance of the underlying Lucent common stock, and the significant appreciation in market price of Lucent common stock since 1996. The board also considered the potential synergies with Agere offered by each of Lucent and Company X. The Agere board authorized management to postpone completion of any additional financing for Agere and to pursue the Lucent offer.

         On December 22, 1999, Agere and Lucent agreed on the principal terms of an acquisition by Lucent of all of Agere's outstanding securities for cash and Lucent stock options. In consideration for the considerable resources and time expended in evaluating the transaction, Lucent and Agere entered into an exclusivity agreement pursuant to which Agere agreed that it would not solicit or encourage any offers or otherwise engage in any discussions with any parties other than Lucent regarding a possible acquisition of Agere through the close of business on January 17, 2000.

         On December 28 and 29, 1999, representatives from Lucent conducted due diligence at Agere's offices in Austin, Texas. Lucent conducted additional due diligence in Austin, Texas on January 5, January 11, and from January 16 through January 20, 2000. During this period, the attorneys for Lucent and Agere were engaged in negotiating the terms of a draft merger agreement.

         On January 5, 2000, Mr. Bentley and representatives of Chase H&Q discussed Lucent acquiring all the outstanding capital stock of Agere for Lucent common stock (rather than cash and Lucent stock options as previously proposed by Lucent) at an exchange ratio to be determined by the parties at the time of signing but with an overall transaction value consistent with Lucent's existing offer.

         On January 14, 2000, the Lucent board of directors, by unanimous written consent, approved the revised terms of the proposed acquisition.

         On January 14, 2000, Agere received an unsolicited letter from Company X to acquire all the capital stock of Agere for approximately $500 million in cash and stock of Company X (based on the closing stock price of Company X on such date).

         On the evening of January 14, 2000, the Agere board of directors met to review the unsolicited proposal from Company X and to review the status of the Lucent discussions. The board received presentations on the two offers from representatives of Chase H&Q and Gunderson Dettmer. The board and its financial advisors discussed the likelihood that the transaction with Lucent would be completed and the obligations of Agere under the exclusivity letter signed with Lucent on December 22, 1999. The board discussed that a stock for stock exchange would permit a tax-free reorganization, and would permit the Agere stockholders to participate in the long-term growth of Lucent. The board noted that Company X was still relatively new to the market place and discussed that Lucent had considerable experience in integrating new businesses and employees into its organization. The board discussed the relative volatility of the price for Company X stock and the potential benefits of a merger with Lucent, including Agere's ability to utilize hardware and software technologies developed for other products in the Lucent Microelectronics Group's portfolio, and the Lucent Microelectronics Group's expertise in products complementary to the products offered or under development by Agere, including the Lucent Microelectronic Group's optoelectronics products. After full discussion by the Agere board of the status of the Lucent negotiations, including consideration of the continuing progress of the due diligence process and the projected timing of the transaction with Lucent, the Agere board directed management to continue negotiations with Lucent.

         On January 17, 2000, Agere and Lucent agreed to modify the Lucent offer to add certain additional employee retention provisions including additional employee cash and Lucent stock option incentives, bringing the total aggregate value of the Lucent offer to approximately $443 million (consisting of approximately $418 million in Lucent common stock and stock options for all the issued and outstanding securities of Agere, approximately $2 million to be paid to Obtek, L.P. in consideration for certain intellectual property (as described in "Intellectual Property Transfer" on page -), $19 million in potential bonuses to Agere employees following the merger (as described in "Employee Arrangements" on page -) and approximately $4 million in Lucent stock options to be issued to employees of Agere following the merger (as described in "Employee Arrangements" on page -)). On such date, the Agere board further discussed the consideration to be paid by Lucent and reviewed the status of the negotiations. The parties agreed to amend the exclusivity agreement and extend the exclusivity period until 8:00 p.m. eastern time on January 21, 2000. The board also decided to accelerate the vesting of options held by certain executives and other employees of Agere.

         On January 19, 2000, Agere's board of directors met with representatives of Chase H&Q and Gunderson Dettmer. After full discussion by the Agere board of the status of the Lucent negotiations, the continuing progress of the due diligence process and the reasons set forth under "Reasons for the Merger" beginning on page -, the Agere board authorized management to execute the definitive merger agreement and related agreements. On January 19, 2000, the parties signed the merger agreement.

         Prior to the commencement of trading on the New York Stock Exchange on January 20, 2000, Lucent issued a press release announcing the execution of the merger agreement.

REASONS FOR THE MERGER AND BOARD OF DIRECTORS RECOMMENDATION

         REASONS FOR THE MERGER. In reaching its decision to approve the merger agreement and the merger and to recommend adoption of the merger agreement by Agere stockholders, the Agere board of directors consulted with management, its financial and legal advisors and independently considered the proposed merger agreement and the transactions contemplated by the merger agreement. The following discussion of the factors considered by the Agere board of directors in making its decision is not intended to be exhaustive but includes all material factors considered by the Agere board of directors.

         The Agere board of directors considered the following factors as reasons that the merger will be beneficial to Agere and its stockholders:

         - The access afforded to Agere's products through the Lucent Microelectronics Group's established relationships with large business organizations and enterprises and with major customers, sales and marketing resources and distribution channels.

         - The belief that the merger would permit Agere to leverage hardware and software technologies developed for other products in the Lucent's Microelectronics Group portfolio, including the access to the Lucent Microelectronics Group's expertise in network processors.

         - The belief that an exchange of the Agere capital stock for shares of Lucent common stock would provide Agere stockholders with greater future liquidity in a company that could potentially capitalize on the business prospects of Agere and provide a better return on stockholder investment.

         - The strategic fit and complementary nature of Lucent's Microelectronics Group SONET/SDH and ATM processors with Agere's OC-48c programmable multiprotocol network processors could result in significant synergy, allowing Agere and Lucent's Microelectronics Group to offer a group of processors that is currently not available from any other semiconductor supplier.

         In the course of its deliberations, the Agere board of directors reviewed with Agere management a number of other factors relevant to the merger. In particular, the Agere board of directors considered, among other things:

         - Information relating to the business, assets, management, competitive position and operating performance of Agere, including the prospects of Agere if it were to continue as an independent company.

         - The strategic importance of securing a larger partner for Agere in order to better exploit the potential market for programmable network processors and take advantage of Agere's leadership position in access routing and internet VPNs.

         -        The market price and anticipated stability of Lucent stock.

         -        The likelihood that the merger would be completed.

         - The expected qualification of the merger as a reorganization under Section 368(a) of the Internal Revenue Code.

         The Agere board of directors also identified and considered a number of potentially negative factors in its deliberations concerning the merger, including:

         - The risk that the operations of Lucent's Microelectronics Group and Agere might not be successfully integrated.

         - The risk that, despite the efforts of Agere and Lucent's Microelectronics Group after the merger, key personnel might leave Agere.

         - The risk that the potential benefits of the merger might not be fully realized.

         -        The risk that the market price for Lucent stock might decline.

         The Agere board of directors believed that certain of these risks were unlikely to occur, that Agere could avoid or mitigate others, and that, overall, these risks were outweighed by the potential benefits of the merger.

         In view of the variety of factors considered in connection with its evaluation of the merger agreement and the merger, the Agere board of directors did not find it practicable to and did not quantify or otherwise assign relative weight to the specific factors considered in reaching its determination. In addition, individual members of the Agere board of directors may have given different weight to different factors.

         RECOMMENDATION OF THE AGERE BOARD OF DIRECTORS. After careful consideration, the Agere board of directors unanimously determined that the terms of the merger agreement and the merger are advisable and fair to, and in the best interests of, Agere and its stockholders and has unanimously approved the merger agreement and the merger. The Agere board of directors unanimously recommends that the stockholders of Agere vote "for" adoption of the merger agreement.

INTERESTS OF AGERE'S DIRECTORS, MANAGEMENT AND CERTAIN STOCKHOLDERS IN THE
MERGER

         In considering the recommendation of the Agere board of directors in favor of the merger, you should be aware that certain directors, executive officers and stockholders of Agere have interests in the merger as specified in the merger agreement that are different from, or in addition to, the interests of stockholders of Agere generally. These interests relate to or arise from, among other things:

         - the continued indemnification of current directors and officers of Agere

         - the retention of certain current officers of Agere as employees of Lucent

         - accelerated vesting of certain rights relating to shares of Agere common stock (or Lucent restricted stock substituted for the Agere stock) acquired or to be acquired by certain executives and other employees of Agere subject to stock option agreements or restricted stock purchase agreements with Agere

         - the potential payment of additional bonuses to Agere employees following the merger

         - the granting of stock options to Agere employees to purchase an aggregate of 200,000 shares of Lucent common stock as of the date of the merger

         Except as described below those persons have, to the knowledge of Lucent and Agere, no material interest in the merger apart from those of stockholders generally. The Agere board of directors was aware of, and considered the interests of, their directors, executive officers and certain stockholders in approving the merger agreement and the merger.

         INDEMNIFICATION AND INSURANCE. The merger agreement provides that Lucent will, or will cause the surviving corporation to, fulfill and honor the obligations of Agere to indemnify each person who is or was a director or officer of Agere pursuant to any indemnification provision of the Agere certificate of incorporation or by-laws as each was in effect on the date of the merger agreement. Lucent will maintain for six years after the merger directors' and officers' liability insurance for acts or omissions of each person who is or was a director or officer of Agere which occur prior to the merger under customary terms and conditions.

         AGERE EXECUTIVE EMPLOYEES. It is anticipated that Agere's executive employees will become employees of Lucent after the merger. Lucent and Agere are in discussions regarding the details of these executives' employment with Lucent.

         WORKING CAPITAL FINANCING. Lucent has provided Agere with working capital loans of $7 million and has agreed to provide up to an additional $3 million. The loans mature in January 2005 but will become immediately due if Lucent terminates the merger agreement after a breach by Agere.

         EMPLOYEE BENEFITS. Lucent has agreed to provide employee benefit plans, programs and arrangements to those individuals who will continue to be employees of Agere after the merger that are the same as those made generally available to similarly situated employees of Lucent's

Microelectronics Group hired by Lucent after December 31, 1999. These benefits will be made available as soon as practicable after the merger. Until these benefits are made available, Lucent has agreed that it will provide the same benefits that were provided to employees of Agere on January 19, 2000.

         With respect to each Lucent benefit which Agere employees subsequently participate, for purposes of eligibility to participate, vesting and vacation entitlement (but not for accrual of pension or post retirement health benefits), service with Agere will be treated as service with Lucent. This service will also apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any pre-existing condition limitations. Agere's employees will receive credit under each Lucent benefit plan for amounts paid under a corresponding Agere benefit plan during the same benefit period for purposes of applying deductibles, co-payments and out-of-pocket maximums.

         EMPLOYEE ARRANGEMENTS. Upon satisfaction of certain performance objectives, employees working for the Network Processors business group of Lucent's Microelectronics Group will be eligible for additional bonuses totaling $19 million in the aggregate to be distributed during the two consecutive years immediately following the merger. Lucent has also agreed to grant to certain Agere employees stock options to purchase an aggregate of 200,000 shares of Lucent common stock as of the date of the merger.


STOCK OPTIONS AND RESTRICTED STOCK AGREEMENTS

         Under the merger agreement, at the effective time of the merger, Lucent will assume the stock option plan of Agere and all stock options granted under the plan. Each stock option outstanding under the plan at the effective time will be converted into a stock option to acquire Lucent common stock on the same terms and conditions as applied to the Agere stock option. The number of shares of Lucent common stock to be subject to any option will be equal to the number of shares of Agere common stock subject to that Agere option multiplied by the
0.57953 exchange ratio and rounded down to the nearest whole share. The exercise price per share of Lucent common stock under any option will be equal to the exercise price per share of Agere common stock subject to that Agere option divided by the 0.57953 exchange ratio, rounded to the nearest one hundredth of a cent. As of January 19, 2000, the number of shares of Agere common stock reserved for issuance pursuant to outstanding Agere stock options under the plan was 279,000.

         Additionally, following the merger, each restricted stock agreement between an Agere stockholder and Agere will be assumed by Lucent, subject to the same restrictions and vesting contained in the related Agere stock option plan or restricted stock agreement.

         Lucent will prepare and file with the Securities and Exchange Commission an appropriate registration statement registering the shares of Lucent common stock subject to the assumed Agere stock options. The registration statement will be kept effective (and the current status of the prospectus required by the Securities and Exchange Commission shall be maintained in accordance with the requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934) for so long as any assumed Agere options remain outstanding.

WARRANTS

         Under the merger agreement, Agere will take all actions to receive from each holder of an outstanding warrant to purchase shares of Agere Series A convertible preferred stock an agreement that, as of the effective time of the merger, the warrant will be converted into a right to receive the consideration set forth in the next sentence. Each holder of a warrant will be entitled to receive the number of shares of Lucent common stock (rounded down to the nearest whole share) equal to the number of shares of Agere Series A convertible preferred stock subject to the warrant immediately prior to the effective time of the merger multiplied by 0.14685. Lucent will pay cash (without interest) to holders of warrants in lieu of issuing fractional shares of Lucent common stock.

ACCOUNTING TREATMENT

         The merger will be accounted for under the "purchase" method of accounting in accordance with generally accepted accounting principles. Lucent expects a significant portion of the purchase price to be allocated to goodwill, which will be amortized over 7 years. The merger is expected to result in a charge against earnings for in-process research and development.

FORM OF THE MERGER

         Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, at the effective time of the merger, Chip Acquisition Inc., a wholly owned subsidiary of Lucent, will merge with and into Agere. Agere will be the surviving corporation of the merger and a wholly owned subsidiary of Lucent, and will continue under the name "AGERE, INC."

MERGER CONSIDERATION

         At the effective time of the merger, each outstanding share of Agere stock (other than shares as to which appraisal rights have been properly exercised) will be converted into the right to receive (1) in the case of each share of Agere common stock, 0.57953, (2) in the case of each share of Agere Series A convertible preferred stock, 0.60227 of a share of Lucent common stock, except that treasury stock and stock held by Chip Acquisition or Lucent its subsidiaries will be canceled. Stockholders will receive cash for any fractional share that they would otherwise receive in the merger. As of the effective time of the merger, all shares of Agere stock will no longer be outstanding, will automatically be canceled and will cease to exist. At that time, each holder of a certificate representing shares of Agere stock (other than shares as to which appraisal rights have been properly exercised) will cease to have any rights as a stockholder except the right to receive Lucent common stock, the right to any dividends or other distributions in accordance with the merger agreement and the right to receive cash for any fractional share of Lucent common stock. The exchange ratios were determined through arm's-length negotiations between Lucent and Agere.

CONVERSION OF SHARES AND WARRANTS; PROCEDURES FOR EXCHANGE OF CERTIFICATES AND WARRANTS; FRACTIONAL SHARES

         The conversion of Agere stock and warrants into the right to receive Lucent common stock will occur automatically at the effective time of the merger. As of the effective time of the merger,

Lucent will deposit with the Bank of New York (or another institution selected by Lucent), the exchange agent, for the benefit of the holders of Agere stock and warrants, certificates representing the shares of the Lucent common stock to be issued pursuant to the merger agreement, less the number of shares of Lucent common stock to be deposited in escrow accounts. As soon as practicable after the merger, the exchange agent will send a transmittal letter to each former Agere stockholder and warrantholder. The transmittal letter will contain instructions for obtaining shares of Lucent common stock in exchange for shares of Agere stock and warrants. PLEASE DO NOT SEND STOCK CERTIFICATES OR WARRANTS WITH THE ENCLOSED PROXY.

         After the merger, each certificate that previously represented shares of Agere stock and each warrant for the purchase of Agere Series A convertible preferred stock will represent only the right to receive the Lucent common stock into which those shares and warrants were converted in the merger and the right to receive cash for any fractional share of Lucent common stock as described below.

         Until holders of certificates previously representing Agere stock or warrants for the purchase of such stock have surrendered those certificates or warrants to the exchange agent for exchange, holders will not receive dividends or distributions on the Lucent common stock into which those shares have been converted with a record date after the merger, and will not receive cash for any fractional shares of Lucent common stock. When holders surrender those certificates or warrants, as applicable, they will receive any unpaid dividends and any cash for any fractional share of Lucent common stock without interest.

         Upon surrender of certificates previously representing Agere stock or warrants for the purchase of Agere stock, together with the letter of transmittal described above duly executed and such other documents as the exchange agent may reasonably require, the holder will be entitled to receive
(1) a certificate representing the number of whole shares of Lucent common stock into which the Agere stock or warrant, represented by the surrendered certificates or warrants, will have been converted at the effective time of the merger, less the number of shares of Lucent common stock to be deposited in the escrow account, if any, on behalf of the holder, (2) cash in lieu of any fractional share of Lucent common stock in accordance with the merger agreement, and (3) certain dividends and distributions in accordance with the merger agreement.

         In the event of a transfer of ownership of Agere stock or warrants which is not registered in the records of Agere's transfer agent, a certificate representing the proper number of shares of Lucent common stock may be issued to a person other than the person in whose name the certificate or warrant so surrendered is registered if:

         - that certificate or warrant is properly endorsed and otherwise is in proper form for transfer

         - the person requesting the issuance (1) pays to the exchange agent any transfer or other taxes resulting from the issuance of shares of Lucent common stock in a name other than that on the surrendered certificate or warrant, or (2) establishes to the satisfaction of the exchange agent that tax has been paid or is not applicable.

         All shares of Lucent common stock issued upon conversion of shares of Agere stock, including any cash paid for any fractional share of Lucent common stock, will be issued in full satisfaction of all rights relating to those shares of Agere stock.

         No fractional share of Lucent common stock will be issued to any Agere stockholder or warrantholder upon surrender for exchange of certificates previously representing Agere stock or warrants. In lieu of any fractional share, the stockholder will receive cash equal to the product obtained by multiplying (1) the closing price for a share of Lucent common stock on the New York Stock Exchange Composite Transactions Tape on the date immediately preceding the date on which the merger is completed by (2) the fractional share to which the stockholder or warrantholder would otherwise be entitled.

LIQUIDATION PREFERENCE

         Agere's certificate of incorporation provides that if Agere merges with another corporation, each holder of Agere Series A convertible preferred stock is entitled to receive from Agere $1.1764 per share of Series A convertible preferred stock that he owns as a liquidation preference. The merger consideration to be paid for each share of Series A convertible preferred stock includes the payment of this liquidation preference.

EFFECTIVE TIME OF THE MERGER

         The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware, or at such later time as stated in the certificate of merger or agreed upon by Lucent and Agere. The filing of a certificate of merger will occur at the time of the closing of the merger.

STOCK EXCHANGE LISTING OF LUCENT COMMON STOCK

         It is a condition to the completion of the merger that Lucent common stock issued to Agere stockholders and warrantholders in the merger be authorized for listing on the New York Stock Exchange, subject to official notice of issuance.

CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

         The following discussion addresses the material federal income tax considerations relevant to the merger that may be applicable to you. The following discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended ("IRS code"), existing treasury regulations and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to Lucent, Agere or you and the other Agere stockholders.

         You should be aware that this discussion does not deal with all federal income tax considerations that may be relevant to particular Agere stockholders that are subject to special rules or that may be important in light of such stockholders' individual circumstances, such as stockholders who:

         -        Are dealers in securities;

         - Are subject to the alternative minimum tax provisions of the IRS code;

         -        Are foreign persons or entities;

         -        Are financial institutions or insurance companies;

         -        Do not hold their Agere shares as capital assets;

         - Acquired their shares in connection with the stock option or stock purchase plans or in other compensatory transactions;

         - Hold Agere stock as part of an integrated investment (including a "straddle" or "conversion" transaction) comprised of shares of Agere stock and one or more other positions; or

         - May hold Agere stock subject to the constructive sale provisions of Section 1259 of the IRS code.

         In addition, the following discussion does not address:

         - Tax consequences of the merger under foreign, state or local tax laws;

         - Tax consequences of transactions effectuated before, after or concurrently with the merger (whether or not any such transactions are undertaken in connection with the merger) including any transaction in which Agere shares are acquired or Lucent shares are disposed of; or

         - Tax consequences to holders of options, warrants or similar rights to acquire Agere stock, including the assumption by Lucent of outstanding options and subscriptions to acquire Agere stock.

         ACCORDINGLY, YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE MERGER TO YOU.

         Agere has received a tax opinion (the "Exhibit Tax Opinion") from its counsel, Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, to the effect that the merger will be a "reorganization" within the meaning of the IRS code. This opinion has been filed as an exhibit to the Registration Statement of which this Joint Proxy Statement/Prospectus is a part. As explained more fully below, this opinion is subject to certain assumptions, limitations and qualifications. In addition, completion of the merger is conditioned on receipt by Agere of a tax opinion (the "Final Tax Opinion") substantially similar to the Exhibit Tax Opinion but based on representations of Lucent, Agere and the Lucent acquisition subsidiary, Chip Acquisition Inc. ("Acquisition") as of the date of the closing of the merger.

         The following material federal income tax consequences will result from the merger constituting a reorganization within the meaning of the IRS code:

         - You should not recognize any gain or loss solely upon your receipt in the merger of Lucent common stock in exchange for your Agere stock.

         - The aggregate tax basis of the Lucent common stock you receive in the merger, including any fractional shares of Lucent common stock not actually received, should be the same as the aggregate tax basis of the Agere stock you surrendered in exchange therefor.

         - The holding period of the Lucent common stock you receive in the merger should include the period for which the surrendered Agere stock was considered to be held, provided that the Agere stock so surrendered is held as a capital asset at the time of the merger.

         - Cash payments you receive in lieu of fractional shares of Lucent common stock should be treated as if fractional shares of Lucent common stock had been issued in the merger and then redeemed by Lucent. If you receive cash for fractional shares, you should recognize gain or loss with respect to such payment measured by the difference (if any) between the amount of cash received and the basis in the fractional share.

         - If you chose to exercise dissenters' rights with respect to your shares of Agere stock and you receive payment for such shares in cash, you should generally recognize gain or loss measured by the difference between the amount of cash received and your basis in the surrendered shares, provided that the payment is neither essentially equivalent to a dividend within the meaning of Section 302 of the IRS Code nor has the effect of a distribution of a dividend within the meaning of Section 356(a)(2) of the IRS Code (collectively, a "Dividend Equivalent Transaction"). A sale of Agere stock pursuant to the exercise of dissenters' rights will generally not be a Dividend Equivalent Transaction if, as a result of such exercise, you own no shares of Agere stock (either actually or constructively within the meaning of Section 318 of the IRS
                  Code) immediately after the merger. If, however, your sale for cash of Agere stock pursuant to the exercise of dissenters' rights is a Dividend Equivalent Transaction, then you may recognize ordinary income for federal income tax purposes in an amount equal to the entire amount of cash so received.

         - Neither Lucent, Acquisition nor Agere should recognize gain or loss solely as a result of the merger.

         Although Agere has received the Exhibit Tax Opinion and will receive the Final Tax Opinion that the merger will be a reorganization, a recipient of shares of Lucent common stock could recognize gain to the extent that those shares were considered to be received in exchange for services or property other than solely Agere stock. All or a portion of such a gain may be taxable as ordinary income. You could also have to recognize gain to the extent you were treated as receiving

(directly or indirectly) consideration other than Lucent common stock in exchange for your Agere stock.

Lucent and Agere will not request a ruling from the IRS in connection with the merger. You should be aware that neither the Exhibit Tax Opinion nor the Final Tax Opinion bind the IRS. The IRS is therefore not precluded from successfully asserting a contrary opinion. In addition, the Exhibit Tax Opinion and Final Tax Opinion are subject to certain assumptions, limitations and qualifications, including the assumptions that:

         - Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the effective time of the merger) due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof;

         - All statements, covenants, representations and warranties in the merger agreement, in the representations received from Lucent, Acquisition and Agere to support the opinions, and in other documents related to Lucent, Acquisition and Agere and relied upon by counsel to support the opinions are, in each case, true and accurate. Any such representation or statement made "to the knowledge of" or otherwise similarly qualified is correct without such qualification and all such statements and representations, whether or not qualified, will remain true through the effective time of the merger. In addition, as to all matters in which a person or entity making such a representation has represented that such person or entity either is not a party to, does not have, or is not aware of any plan, intention, understanding or agreement to take an action, there is in fact no plan, intention, understanding or agreement and such action will not be taken. All covenants contained in the merger agreement (including exhibits thereto and the representation letters) will be performed without waiver or breach of any material provision thereof;

         - The merger will be consummated pursuant to the merger agreement, will be effective under the laws of the state of Delaware, and will be reported by Lucent and Agere on their respective federal income tax returns in a manner consistent with the opinion set forth above;

         - No Agere stockholder has guaranteed or will guarantee any Agere indebtedness outstanding during the period immediately prior to the merger, and at all relevant times, including as of the effective time of the merger, (i) no outstanding indebtedness of Agere, or Acquisition has or will represent equity for tax purposes, (ii) no outstanding equity of Agere or Acquisition has or will represent indebtedness for tax purposes, and (iii) no outstanding security, instrument, agreement or arrangement that provides for, contains, or represents either a right to acquire Agere stock or to share in the appreciation thereof constitutes or will constitute "stock" for purposes of Section 368(c) of the IRS code; and

         - After the merger, Agere will hold "substantially all" of its and Acquisition's properties within the meaning of Section 368(a)(2)(E) of the IRS code and the regulations promulgated thereunder and will continue Agere's historic business or use a significant portion of Agere's historic assets in a business.

         - A successful IRS challenge to the reorganization status of the merger as a result of a failure to meet any of the requirements of a reorganization would result in you recognizing taxable gain or loss with respect to each share of Agere stock surrendered equal to the difference between your basis in such share and the fair market value, as of the date the merger is completed, of the Lucent common stock received in exchange therefor. In such event, a stockholder's aggregate basis in the Lucent common stock so received would equal its fair market value as of the date the merger is completed and the stockholder's holding period for such stock would begin the day after the merger.

         Backup withholding at the rate of 31% may apply with respect to certain cash payments received by an Agere stockholder in connection with the merger unless either:

         - the recipient is a corporation or comes with within certain other exempt categories and, when required, demonstrates this fact; or

         - the recipient provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules.

An Agere stockholder who does not provide Lucent with his correct taxpayer identification number may be subject to penalties imposed by the IRS. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the holder's federal income tax liability, provided that the required information is furnished to the IRS.

RIGHTS OF STOCKHOLDERS TO APPRAISALS

         Under the Delaware General Corporation Law, any holder of Agere stock who does not wish to accept the merger consideration in respect of his shares of common stock has the right to dissent from the merger and to seek an appraisal of and to be paid the fair cash value (exclusive of any element of value arising from the accomplishment or expectation of the merger) for his or her shares of stock, judicially determined, and paid to the stockholder in cash, together with a fair rate of interest, if any, provided that the stockholder fully complies with the provisions of Section 262 of the Delaware General Corporation Law. We have attached a copy of Section 262 as Annex B to the proxy statement/prospectus.

         Making sure that you actually perfect your appraisal rights can be complicated. The procedural rules are specific and must be followed precisely. Failure to comply with the procedure may cause a termination of your appraisal rights. The following information is intended as a brief summary of the material provisions of the statutory procedures you must follow in order to perfect your appraisal right. Please review Section 262 for the complete procedure. Agere will not give you any notice other than as described in this proxy statement/prospectus and as required by the Delaware General Corporation Law.


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
APPRAISAL RIGHTS PROCEDURES

         If you are an Agere stockholder and you wish to exercise your appraisal rights, you must satisfy the provisions of Section 262 of the Delaware General Corporation Law. Section 262 requires the following:

                  YOU MUST MAKE A WRITTEN DEMAND FOR APPRAISAL: You must deliver a written demand for appraisal to Agere before the vote on the merger agreement is taken at the special meeting. This written demand for appraisal must be separate from your proxy. A vote against the merger agreement will not alone constitute demand for appraisal.

                  YOU MUST REFRAIN FROM VOTING FOR APPROVAL OF THE MERGER: You must not vote for approval of the merger agreement. If you vote, by proxy or in person, in favor of the merger agreement, this will terminate your right to appraisal. You can also terminate your right to appraisal if you return a signed proxy and (1) fail to vote against approval of the merger or (2) fail to note that you are abstaining from voting. Your appraisal rights will be terminated even if you previously filed a written demand for appraisal.

                  YOU MUST CONTINUOUSLY HOLD YOUR AGERE SHARES: You must continuously hold your shares of Agere stock, from the date you make the demand for appraisal through the closing of the merger. If you are the record holder of Agere stock on the date the written demand for appraisal is made but thereafter transfer the shares prior to the merger, you will lose any right to appraisal in respect of those shares. You should read the paragraphs below for more details on making a demand for appraisal.

         A written demand for appraisal of Agere stock is only effective if it is signed by, or for, the stockholder of record who owns such shares at the time the demand is made. The demand must be signed as the stockholder's name appears on their shares of Agere common stock certificate(s). If you are the beneficial owner of Agere stock, but not the stockholder of record, you must have the stockholder of record sign a demand for appraisal.

         If you own Agere stock in a fiduciary capacity, such as a trustee, guardian or custodian, you must disclose the fact that you are signing the demand for appraisal in that capacity.

         If you own Agere stock with more than one person, such as in a joint tenancy or tenancy in common, all of the owners must sign, or have signed for them, the demand for appraisal. An authorized agent, which could include one or more of the joint owners, may sign the demand for appraisal for a stockholder of record; however, the agent must expressly disclose who the stockholder of record is and that the agent is signing the demand as that stockholder's agent.

         If you are a record owner, such as a broker, who holds Agere stock as a nominee for others, you may exercise a right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising such right for other beneficial owners. In such a case, you should specify in the written demand the number of shares as to which you wish to demand appraisal. If you


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
do not expressly specify the number of shares, we will assume that your written demand covers all the shares of Agere stock that are in your name.

         If you are a Agere stockholder who elects to exercise approval rights, you should mail or deliver a written demand to:

                              Agere, Inc.
                              11801 Stonehollow Drive, Suite 200
                              Austin, TX  78758
                              Attention: President

         It is important that Agere receive all written demands before the vote concerning the merger agreement is taken at the special meeting. As explained above, this written demand should be signed by, or on behalf of, the stockholder of record. The written demand for appraisal should specify the stockholder's name and mailing address, the number of shares of stock owned, and that the stockholder is thereby demanding appraisal of that stockholder's shares.

         If you fail to comply with any of these conditions and the merger becomes effective, you will only be entitled to receive the merger consideration provided in the merger agreement.

         WRITTEN NOTICE: Within ten days after the closing of the merger, Agere must give written notice that the merger has become effective to each stockholder who has fully complied with the conditions of Section 262.

         PETITION WITH THE CHANCERY COURT: Within 120 days after the merger, either the surviving corporation or any stockholder who has complied with the conditions of Section 262, may file a petition in the Delaware Court of Chancery. This petition should request that the chancery court determine the value of the shares of stock held by all of the stockholders who are entitled to appraisal rights. If you intend to exercise your rights of appraisal, you should file such a petition in the chancery court. Agere has no intention at this time to file such a petition. Because Agere has no obligation to file such a petition, if you do not file such a petition within 120 days after the closing, you will lose your rights of appraisal.

         WITHDRAWAL OF DEMAND: If you change your mind and decide you no longer want appraisal rights, you may withdraw your demand for appraisal rights at any time within 60 days after the closing of the merger. You may also withdraw your demand for appraisal rights after 60 days after the closing of your merger, but only with the written consent of Agere. If you effectively withdraw your demand for appraisal rights, you will receive the merger consideration provided in your merger agreement.

         REQUEST FOR APPRAISAL RIGHTS STATEMENT: If you have complied with the conditions of Section 262, you are entitled to receive a statement from Agere. This statement will set forth the number of shares that have demanded appraisal rights, and the number of stockholders who own those shares. In order to receive this statement, you must send a written request to Agere within 120 days after the merger. After the merger, Agere has ten days after receiving a request to mail you the statement.


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
         CHANCERY COURT PROCEDURES: If you properly file a petition for appraisal in the chancery court and deliver a copy to Agere, Agere will then have 20 days to provide the chancery court with a list of the names and addresses of all stockholders who have demanded appraisal rights and have not reached an agreement with Agere as to the value of their shares. The chancery court will then send notice to all of the stockholders who have demanded appraisal rights. If the chancery court thinks it is appropriate, it has the power to conduct a hearing to determine whether the stockholders have fully complied with Section 262 of the Delaware General Corporation Law and whether they are entitled to appraisal rights under that section. The chancery court may also require you to submit your stock certificates to the Registry in Chancery so that it can note on the certificates that an appraisal proceeding is pending. If you do not follow the chancery court's directions, you may be dismissed from the proceeding.

         APPRAISAL OF SHARES: After the chancery court determines which stockholders are entitled to appraisal rights, the chancery court will appraise the shares of stock. To determine the fair value of the shares, the chancery court will consider all relevant factors except for any appreciation or depreciation due to the anticipation or accomplishment of the merger. After the chancery court determines the fair value of the shares, it will direct Agere to pay that value to the stockholders who are entitled to appraisal rights. The chancery court can also direct Agere to pay interest, simple or compound, on that value if the chancery court determines that interest is appropriate. In order to receive payment for your shares, you must then surrender your stock certificates to Agere.

         The chancery court could determine that the fair value of shares of stock is more than, the same as, or less than the merger consideration. In other words, if you demand appraisal rights, you could receive less consideration than you would under the merger agreement. You should also be aware that an opinion of an investment banking firm that the merger is fair is not an opinion that the merger consideration is the same as the fair value under Section 262.

         COSTS AND EXPENSES OF APPRAISAL PROCEEDING: The costs of the appraisal proceeding may be assessed against Agere and the stockholders participating in the appraisal proceeding, as the chancery court deems equitable under the circumstances. You can request that the chancery court determine the amount of interest, if any, Agere should pay on the value of stock owned by stockholders entitled to the payment of interest. You may also request that the chancery court allocate the expenses of the appraisal action incurred by any stockholder pro rata against the value of all of the shares entitled to appraisal.

         LOSS OF STOCKHOLDER'S RIGHTS: If you demand appraisal rights, after the closing of the merger you will not be entitled to:

         - for any purpose, vote the shares of stock for which you have demanded appraisal rights;

         - receive payment of dividends or any other distribution with respect to such shares, except for dividends or distributions, if any, that are payable to holders of record as of a record date prior to the effective time of the merger; or

         - receive the payment of the consideration provided for in the merger agreement (unless you properly withdraw your demand for appraisal).

         If no petition for an appraisal is filed within 120 days after the closing of the merger, your right to an appraisal will cease. You may withdraw your demand for appraisal and accept the merger consideration by delivering to Agere a written withdrawal of your demand, except that (1) any attempt to withdraw made more than 60 days after the closing of the merger will require the written approval of Agere, and (2) an appraisal proceeding in the chancery court cannot be dismissed unless the chancery court approves.

         If you fail to comply strictly with the procedures described above you will lose your appraisal rights. Consequently, if you wish to exercise your appraisal rights, we strongly urge you to consult a legal advisor before attempting to exercise your appraisal rights.

RESALE OF LUCENT COMMON STOCK

         Lucent common stock issued in the merger will not be subject to any restrictions on transfer arising under the Securities Act of 1933, except for shares subject to a restricted stock agreement and shares issued to any Agere stockholder who may be deemed to be an "affiliate" of Agere for purposes of paragraphs (c) and (d) of Rule 145 under the Securities Act. An affiliate of Agere is any individual or entity that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, Agere or Lucent. It is expected that each affiliate will agree not to transfer any Lucent common stock received in the merger except in compliance with the resale provisions of Rule 145 under the Securities Act and will make no disposition of any Lucent common stock received in connection with the merger unless such disposition has been registered under the Securities Act, or in the opinion of counsel reasonably acceptable to Lucent, the disposition is otherwise exempt from registration under the Securities Act. The merger agreement requires Agere to use its reasonable best efforts to cause its affiliates to enter into these agreements. This proxy statement/prospectus does not cover resales of Lucent common stock received by any person upon completion of the merger, and no person is authorized to make any use of this proxy statement/prospectus in connection with any resale.


                              THE MERGER AGREEMENT

         The following description summarizes the material provisions of the merger agreement. We urge stockholders to read carefully the merger agreement, which is attached as Annex A of this proxy statement/prospectus.

CONDITIONS TO THE COMPLETION OF THE MERGER

         Each party's obligation to effect the merger is subject to the satisfaction or waiver of various conditions which include, in addition to other customary closing conditions, the following:

         -        each of the following must vote to adopt the merger agreement:
                  (1) holders of a majority of the outstanding shares of Agere common stock and Series A convertible preferred stock voting together as a single class, and (2) holders of at least 67% of the outstanding shares of Agere Series A convertible preferred stock, voting as a separate class

         - in the case of Lucent only, disinterested Agere holders of more than 75% of the outstanding shares of Agere common stock and Series A convertible preferred stock, voting together as a single class, must vote to approve the right of certain executives and other employees of Agere to an acceleration of vesting of their shares of Agere common stock on or after the merger under the Agere stock plan or any restricted stock agreement with Agere

         - no legal restraints or prohibitions are in effect with respect to the transactions contemplated by the merger agreement

         - the registration statement on Form S-4, of which this proxy statement/prospectus forms a part, must have become effective under the Securities Act and must not be the subject of any stop order or proceedings seeking a stop order

         - Lucent common stock to be issued in accordance with the merger must be authorized for listing on the New York Stock Exchange, subject to official notice of issuance

         - no material adverse change in the assets, business, financial condition or operations of either party may occur and no event or events may occur that could reasonably be expected to have a material adverse effect on the other party other than as a result of (1) general economic conditions, (2) business and economic conditions affecting the network processor microelectronics industry, (3) liabilities incurred in connection with the merger agreement or the transactions contemplated by it, or (4) resulting from the announcement of the transactions contemplated by the merger agreement

         - in the case of Lucent only, Agere must purchase all the intellectual property that is subject to certain agreements between Obtek, L.P. and Agere

         - in the case of Lucent only, each of Lucent, Obtek, L.P. and Victor Bennett must enter into a retention agreement, and Victor Bennett must extend the term of his consulting arrangement with Agere so that it does not terminate until at least two years after completion of the merger

         - in the case of Lucent only, each holder of Agere stock options or party to a restricted stock agreement must enter into a letter agreement with Lucent which provides that Lucent will have the right to assume Agere's rights and obligations under the stock option or restricted stock agreement and that the shares previously issued under the stock purchase agreement will be substituted and exchanged for shares of Lucent stock, subject to the same terms, conditions, restrictions and vesting as set forth in the stock purchase agreement

         - in the case of Agere only, Lucent must enter into a letter agreement with Agere and Ford Tamer regarding certain payments to employees of Agere following the merger

         In addition, the parties' obligation to effect the merger is further subject to the satisfaction or waiver of various additional conditions including the following:

         - in the case of Lucent only, Agere must receive all necessary consents to the merger

         - Lucent and Chip Acquisition must receive the favorable written opinions dated the closing date of special counsel to Agere, in form satisfactory to Lucent and Chip Acquisition

         - the escrow agreement must be entered into and each of Ford Tamer, Eric Rothfus and Obtek, L.P. must provide their certificates representing shares of Agere stock to Lucent to exchange into shares of Lucent common stock and deposit a portion of the exchanged Lucent shares into the escrow fund

         - Agere and Lucent must comply with their respective agreements and conditions in all material respects

         - the respective representations and warranties of Agere and Lucent contained in the merger agreement must be true and correct, or true and correct in all material respects, in accordance with the applicable standards set forth in the merger agreement

         - in the case of Agere only, Agere must receive the favorable written opinions dated the closing date of special counsel to Lucent and Chip Acquisition, and internal counsel to Lucent and Chip Acquisition, each in form satisfactory to Agere, and Agere must receive a written opinion dated the closing date of special counsel to Agere addressing certain tax matters

         - no suit, action or proceeding by any governmental entity preventing the merger or which otherwise is reasonably likely to have a material adverse effect on Lucent or Agere may be pending

         - all authorizations, consents, orders, declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by, any governmental or regulatory authority must be obtained, made or occur unless the failure to obtain, make or occur (1) would not have the effect of making the merger or any of the transactions contemplated in the merger agreement illegal, assuming the merger had occurred, or (2) would not have a material adverse effect on Lucent or Agere, assuming the merger had occurred

         - Lucent and Agere each must sign and deliver letters relating to certain tax matters

- Lucent, as the sole stockholder of Chip Acquisition, must approve the merger agreement

- Lucent must receive a certificate at the closing from Agere certifying that Agere has never been and is not a United States real property holding corporation within the meaning of Section 897(c)(2) of the Internal Revenue Code

- in the case of Lucent only, Agere must deliver to Lucent and Chip Acquisition the written resignation of each director and officer of Agere as requested in writing by Lucent

- in the case of Lucent only, Obtek, L.P. and certain individuals of Agere must enter into non-competition and non-solicitation agreements with Agere, and those agreements must be in full force and effect

- in the case of Lucent only, each of the stockholder agreements and voting agreements entered into by the Agere stockholders prior to January 19, 2000, and registration rights agreements entered into by Agere and other parties thereto prior to January 19, 2000, and other similar agreements, have been terminated either in accordance with their terms or by Agere and each of the other parties to the agreements

      The merger agreement defines a "material adverse effect" when used in connection with Lucent or Agere as any condition or event that may:

- have a material adverse effect on the assets, business, financial condition or operations of Lucent or Agere, as applicable

- materially impair the ability of Lucent or Agere to perform its obligations under the merger agreement

- prevent or delay the consummation of the transactions contemplated under the merger agreement

NO SOLICITATION

      The merger agreement provides that Agere will not, and will not authorize or permit any of its officers, directors, employees, investment bankers, attorneys or other advisors or representatives, nor will it encourage any of its affiliates to solicit, initiate or encourage any acquisition proposal, enter into any agreement or understanding with respect to any acquisition proposal, or participate in any discussion or negotiation regarding any acquisition proposal or furnish information to any person to facilitate an acquisition proposal. Without limiting this restriction, any violation of the restriction of which Agere or any of its affiliates had knowledge at the time of the violation, by any officer, director, employee, investment banker, attorney, employee or other advisor or representative of Agere or any of its affiliates, whether or not such person is purporting to act on behalf of Agere or any of its affiliates or otherwise, will be deemed to be a breach of the merger agreement by Agere.

      The merger agreement also provides that Agere will promptly advise Lucent of any acquisition proposal and inquiries with respect to any acquisition proposal. An acquisition proposal is any proposal for a merger or other business combination involving Agere or any of its affiliates or any proposal or offer to acquire in any manner, directly or indirectly, an equity interest in Agere or any of its affiliates, any voting securities of Agere or any of its affiliates or a substantial portion of Agere's assets (other than sales of Agere's products in the ordinary course of business consistent with past practice).

TERMINATION

      The merger agreement may be terminated at any time prior to the merger, whether before or after approval of the merger agreement by the stockholders of
Agere:

-        by mutual agreement of Lucent and Agere

-        by Lucent or Agere, if the merger has not been completed by June 30,
         2000

- by Lucent or Agere, if any court of competent jurisdiction in the United States or other United States governmental authority issues an order, decree, ruling or takes any other action restraining, enjoining or otherwise prohibiting the merger and that order, decree, ruling or other action has become final and nonappealable

- by Lucent or Agere, if the other party has materially breached its obligations under the merger agreement, unless the breach is cured within 15 calendar days after notice to the other party

CONDUCT OF BUSINESS PENDING THE MERGER

     Pursuant to the merger agreement, Agere has agreed that, prior to the merger, it will:

-        maintain its existence in good standing

- maintain the general character of its business and properties and conduct its business in the ordinary and usual manner consistent with past practices, except as expressly permitted by the merger agreement

-        maintain business and accounting records consistent with past practices

- use its reasonable best efforts to preserve its business intact, to keep available the services of its present officers and employees, and to preserve the goodwill of its suppliers, customers and others having business relations with Agere

      In addition, Agere has agreed that, subject to certain exceptions provided in the merger agreement or approved by Lucent in writing, it will not:

-        amend or otherwise change its certificate of incorporation or by-laws

- issue, sell or authorize for issuance or sale, or grant any options or make any other agreements with respect to, any shares of its capital stock or other securities except for (1) the grant of stock options under Agere's 1998 equity incentive plan to purchase up to 247,750 shares of Agere common stock at an exercise price based on the fair market value of the shares on the date of grant with 100% of the options becoming exercisable under restricted stock agreements on the date of grant and subject to a right of repurchase by Agere, which right shall lapse with respect to 25% of such shares when the optionee completes 12 months of service from the date of grant and with respect to 6.25% of such shares when the optionee completes each 3 months of service thereafter, (2) in connection with the exercise of outstanding Agere stock options or warrants, and (3) agreements with the exchange agent which are in furtherance of the merger agreement

- declare, set aside, make or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to any of its capital stock

- reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock

- acquire any corporation, partnership, other business organization or any division thereof, or acquire assets with an aggregate purchase price of more than $100,000 (or enter into or amend any contract, agreement, commitment or arrangement with respect to the same)

- incur any indebtedness for borrowed money (other than up to $10 million in working capital financing from Lucent or as disclosed on schedules to the merger agreement or for indebtedness in aggregate principal amount of $100,000 or less) or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, except for certain interest and fees on indebtedness set forth in the merger agreement incurred in the ordinary course of business and consistent with past practice

- enter into or amend any contract or agreement in excess of $100,000 other than in the ordinary course of business and consistent with past practice

- authorize any capital commitment which is in excess of $200,000 or capital expenditures which are, in the aggregate, in excess of $500,000

- mortgage, pledge or subject to lien, any of its assets or properties or agree to do so except for certain permitted liens

- assume, guarantee or otherwise become responsible for the obligations of any other person or agree to so do

- enter into or agree to enter into or terminate prior to the expiration date any employment agreement

- (1) increase the compensation or benefits payable or to become payable to its officers or employees, except for increases in accordance with past practices in salaries or wages of employees of Agere who are not officers of Agere, (2) grant any severance or termination pay to, or enter into any severance agreement with any director, officer or other employee of Agere, or (3) establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any such director, officer or employee

- take any action, other than in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures

- make any material tax election or settle or compromise any material federal, state, local or foreign income tax liability

- settle or compromise any pending or threatened suit, action or claim which is material or which relates to any of the transactions contemplated by the merger agreement

- pay, discharge or satisfy any claim, liability or obligation, other than (1) the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the audited balance sheets of Agere as of December 31, 1998 or subsequently incurred in the ordinary course of business and consistent with past practice and (2) other claims, liabilities or obligations that do not exceed $50,000

- except in connection with the sale or licensing of Agere's products in the ordinary course of business and consistent with past practice, sell, assign, transfer, license, sublicense, pledge or otherwise encumber any of Agere's intellectual property rights

-        announce an intention to do any of the foregoing

AMENDMENT; EXTENSION AND WAIVER

      Subject to applicable law:

- except as provided in Section 251(d) of the Delaware General Corporation Law, the merger agreement may be amended, modified or supplemented by the parties in writing at any time prior to the effective time of the merger notwithstanding approval of such amendment, modification or supplementation by the stockholders of Agere or Chip Acquisition as applicable

- waiver of a compliance or consent with respect to the merger agreement must be in a writing signed by Lucent, Chip Acquisition and Agere.



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
EXPENSES

      Lucent and Agere will each pay its own expenses incidental to the merger and the preparation of the merger agreement, whether or not the merger is consummated.

REPRESENTATIONS AND WARRANTIES

      The merger agreement contains customary representations and warranties relating to, among other things:

- corporate organization and similar corporate matters of Lucent and Agere

-        subsidiaries of Agere

-        the capital structure of Lucent and Agere

- authorization, execution, delivery, performance and enforceability of, and required consents, approvals, orders and authorizations of governmental authorities relating to, the merger agreement and related matters of Lucent, Chip Acquisition and Agere

- documents filed by Lucent with the Securities and Exchange Commission, the accuracy of information contained in those documents and the absence of undisclosed liabilities of Lucent expected to have material adverse effect on Lucent and its subsidiaries taken as a whole

- financial statements provided by Agere to Lucent, the fairness of those financial statements and the absence of undisclosed liabilities of Agere

- the accuracy of information supplied by each of Lucent and Agere in connection with this proxy statement/prospectus and the registration statement of which it is a part

-        absence of material changes or events concerning Lucent and Agere

-        compliance with applicable laws by Agere

-        matters relating to the benefit plans of Agere

-        matters relating to the Employee Retirement Income Security Act for
         Agere

-        filing of tax returns and payment of taxes by Agere

-        required stockholder vote of Agere

- matters relating to the Agere 1998 stock plan and restricted stock agreements

- absence of actions by Lucent or Agere that would prevent the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code

- engagement and payment of fees of brokers, investment bankers and financial advisors by each of Lucent and Agere

-        intellectual property and year 2000 matters of Agere

-        outstanding and pending material litigation of each of Lucent and Agere

-        good and valid title to property of Agere

- certain leases and contracts entered into by Agere and absence of default by Agere under those leases and contracts

-        bank accounts, letters of credit and power of attorneys of Agere

-        affiliate transactions of Agere

-        insurance matters

-        certain employment matters regarding Agere

-        the assets and properties of Agere and their condition

-        liability of Agere under environmental laws

ADDITIONAL AGREEMENTS

      The merger agreement contains certain other agreements, relating to, among other things:

- actions to be taken by Agere and Lucent relating to the assumption of Agere's 1998 equity incentive plan and restricted stock agreements by Lucent

- employee benefits plans, programs and arrangements to be provided by Lucent

- indemnification by Lucent of directors and officers of Agere and maintenance by Lucent of directors' and officers' liability insurance as described below under the caption "--Indemnification and Insurance."

- indemnification of Lucent pursuant to an escrow agreement described below under the caption "--Indemnification and Escrow Agreement."

INDEMNIFICATION AND INSURANCE

      The merger agreement provides that Lucent will, or will cause the surviving corporation to, fulfill and honor in all respects the obligations of Agere to indemnify each person who is or was a director or officer of Agere or any of its subsidiaries pursuant to any indemnification provision of the certificate of incorporation or by-laws or equivalent constituent documents of Agere as each was in


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
effect on the date of the merger agreement. Lucent will maintain for six years after the merger directors' and officers' liability insurance for acts or omissions of each person who is or was a director or officer of Agere which occur prior to the merger under customary terms and conditions.

AMENDMENTS TO AGERE'S CERTIFICATE OF INCORPORATION

     As of the effective time of the merger, the certificate of incorporation of Chip Acquisition, as in effect immediately prior to the merger, will be the certificate of incorporation of the surviving corporation except that it will be amended to provide that the name of the surviving corporation is AGERE, INC. For a summary of certain provisions of the current Agere certificate of incorporation and the associated rights of Agere stockholders, see "Comparison of Rights of Common Stockholders of Lucent and Stockholders of Agere" on page -.

AMENDMENTS TO THE AGERE BY-LAWS

      The merger agreement provides that the by-laws of Chip Acquisition, as in effect immediately prior to the merger, will be the by-laws of the surviving corporation following the merger. For a summary of certain provisions of the current Agere by-laws and the associated rights of Agere stockholders, see "Comparison of Rights of Common Stockholders of Lucent and Stockholders of Agere" on page ".

WORKING CAPITAL FINANCING

       Lucent has agreed to provide to Agere up to $10 million for working capital financing so long as providing the financing does not cause Agere to have total assets (as defined in the regulations to the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended) of $10 million or more. Lucent provided $5 million of this financing on January 24, 2000 and $2 million of this financing on February 25, 2000. Agere used a portion of this financing to purchase certain intellectual property from Obtek, L.P.

      All working capital loans will bear interest at a rate of 6.12% per annum and will mature in January 2005. If the merger agreement is terminated by Lucent because Agere materially breaches its obligations under the merger agreement, Lucent may declare the loans immediately due and payable.

INDEMNIFICATION AND ESCROW AGREEMENT

      The merger agreement provides that 10% of the shares of Lucent common stock to be issued to Ford Tamer, Obtek, L.P., Eric Rothfus and each holder of Agere Series A convertible preferred stock in the merger will be placed in escrow with an escrow agent after the merger is completed. The number of shares of Lucent common stock to be received by Mr. Tamer, Obtek, L.P., Mr. Rothfus and the Agere Series A convertible preferred stockholders will be reduced by approximately 10% of the shares of Lucent common stock such stockholders would otherwise be entitled to receive. The escrow account will be the only source available to compensate Lucent for the indemnification obligations of each holder of Agere stock under the merger agreement, other than for any claim of fraud.

      Mr. Tamer, Obtek, L.P., Mr. Rothfus and each holder of Agere Series A convertible preferred stock have agreed to indemnify Lucent, its affiliates and their respective officers, directors, employees, agents and advisors, from and against any and all damages (including reasonable legal fees) arising out of (1) any inaccuracy in any representation or warranty made by Agere in the merger agreement, and (2) any breach or default by Agere of any of the covenants or agreements given or made by it in the merger agreement. Other than claims for any inaccuracy in Agere representations with respect to intellectual property and that its products are Y2K compliant, Lucent may not seek indemnification until the aggregate amount of all damages for which Lucent is seeking indemnification is at least $500,000, in which case Lucent may seek indemnification under clause (1) for damages in excess of that amount.

      The escrow fund will terminate on the first anniversary of the closing date of the merger. At that time, the remaining Lucent common stock in the escrow fund will be distributed to the stockholders whose stock was deposited in the escrow fund in accordance with each stockholder's percentage of the escrow fund, except that escrowed shares as to which Lucent has made a claim before the first anniversary and which claim is unresolved will not be released until the claim is resolved. No shares may be released from the escrow fund to any stockholder until that stockholder has delivered his certificate formerly representing Agere stock to the exchange agent in accordance with the merger agreement.

      The merger agreement provides that Mr. Tamer has been appointed as representative for the Agere stockholders which have stock deposited in the escrow fund to take all actions necessary or appropriate in his judgment for the accomplishment of the terms of the merger agreement. The holders of a majority in interest of the shares of Lucent common stock held in the escrow fund may replace the stockholders' representative upon not less than 10 days' prior written notice to Lucent. The stockholders' representative will not be required to provide a bond and will not receive any compensation for his services. Notices of communications to or from the stockholders' representative will constitute notice to or from each of the Agere stockholders which have stock deposited in the escrow fund. If Mr. Tamer is no longer willing or able to perform the duties of stockholders' representative, a new stockholders' representative shall be chosen by holders of a majority in interest of the shares of Lucent common stock held in the escrow fund.

      The stockholders' representative will not be liable for any act done or omitted in that capacity while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel will be conclusive evidence of such good faith. Agere stockholders which have stock deposited in the escrow fund will severally indemnify the stockholders' representative and hold him harmless against any loss, liability or expense (including any expenses of legal counsel) incurred without gross negligence or bad faith on his part and arising out of or in connection with the acceptance or administration of his duties.

      Any decision, act, consent or instruction of the stockholders' representative will constitute a decision of all Agere stockholders which have stock deposited in the escrow fund and will be final, binding and conclusive upon each of these stockholders, and the escrow agent and Lucent may rely upon any decision, act, consent or instruction of the Agere stockholder's representative. The escrow agent and Lucent are relieved from any liability to any person for acts done by them in accordance with such decision, act, consent or instruction of the stockholders' representative.

INTELLECTUAL PROPERTY TRANSFER

      On January 24, 2000, Obtek, L.P. transferred ownership of all the intellectual property that had been subject to two option agreements between Agere and Obtek, L.P to Agere. On January 26, 2000, the full amount of the purchase price for the intellectual property was paid by Agere.

RETENTION AGREEMENT

      The merger agreement provides that Obtek, L.P. and Victor Bennett (a limited partner of Obtek, L.P.) must enter into a retention agreement with Lucent and an escrow agent prior to the time of the merger. The retention agreement will provide that a specified number of shares of the Lucent common stock to be issued to Obtek, L.P. in the merger will be placed in escrow with the escrow agent on the date of the merger. Subject to certain events set forth in the retention agreement or a forfeiture of the shares to Lucent under the terms of the retention agreement, the escrow agent will distribute 50% of the stock in escrow to Obtek, L.P. one year after the merger, and the remainder to Obtek, L.P. two years after the merger. Events which would cause a forfeiture of the stock in escrow to Lucent will include, but are not limited to, the termination by Mr. Bennett of his consulting relationship with Agere without good reason and Agere's termination of Mr. Bennett's consulting relationship with it for cause.

EMPLOYEE ARRANGEMENTS

      Upon satisfaction of certain performance objectives, employees working for the Network Processors business group of Lucent's Microelectronics Group will be eligible for additional bonuses totaling $19 million in the aggregate to be distributed during the two consecutive years immediately following the merger. Lucent has also agreed to grant to certain Agere employees stock options to purchase an aggregate of 200,000 shares of Lucent common stock as of the date of the merger.

NON-COMPETITION AND NON-SOLICITATION AGREEMENTS

      As a condition to the merger, each of Obtek, L.P., Messrs. Tamer, Rothfus and Bennett and certain other senior executive and other employees employed by Agere must enter into non-competition and non-solicitation agreements with Agere. Each of these persons has agreed with Lucent and Agere that, for a specified period, the stockholder will not, directly or indirectly, do any of the following activities without the express written consent of Lucent:

- engage in any business or activity or render any services or provide any advice to any business, activity, service, person or entity which competes in any material aspect with the business of Agere relating principally to the design, development, production, marketing, distribution, maintenance and support of network processors, or

- meaningfully assist, help or otherwise support any person, business, corporation, partnership or other entity or activity to create, commence or otherwise initiate, develop, enhance or further any business or activity if the stockholder knows or reasonably should know that the business or activity in any manner competes in any material respect with Agere's business relating principally to the design, development, production, marketing, distribution, maintenance and support of network processors.

The non-competition period for Mr. Bennett and Obtek, L.P. will end two years from the date of the merger. The non-competition period for each other stockholder who has executed a non-competition agreement will end on the second anniversary of the date of the merger, or the date the stockholder's final vesting is to occur with respect to any substitute restricted stock held by the stockholder.

APPROVAL OF THE RIGHT OF DISQUALIFIED INDIVIDUALS TO RECEIVE ANY AMOUNTS PAYABLE TO THE INDIVIDUAL ON AN ACCELERATION OF VESTING

      If the merger is completed, certain executives and other employees of Agere will receive accelerated vesting of shares of stock that are subject to stock option or restricted stock agreements with Agere. This accelerated vesting had the potential to trigger an "excess parachute payment" under Internal Revenue Code Section 280G, resulting in adverse tax consequences to executives, employees and to Agere. These adverse tax consequences will be avoided because the vesting acceleration has been approved by disinterested Agere stockholders holding more than 75% of the total voting power of Agere's voting shares, in accordance with the Internal Revenue Code.

                           STOCK PRICES AND DIVIDENDS

      Lucent common stock is listed for trading on the New York Stock Exchange under the trading symbol "LU". The following table sets forth, for the periods indicated, dividends and the high and low sales prices per share of Lucent common stock on the New York Stock Exchange Composite Transactions Tape. Lucent's per share data has been restated to account for Lucent's two-for-one stock splits effective on April 1, 1999 and April 1, 1998. For current price information, stockholders are urged to consult publicly available sources. Because there is no established trading market for shares of Agere stock, information with respect to the market prices of Agere stock has been omitted.

                                                         LUCENT
                                                      COMMON STOCK
                   CALENDAR PERIOD                                   DIVIDENDS
                                             HIGH         LOW        DECLARED
                   1997
                   First Quarter           $15   5/32    $11  3/16    $0.000
                   Second Quarter           18  35/64     12 15/32     0.019
                   Third Quarter            22  11/16     18  3/64     0.019
                   Fourth Quarter           22  35/64     18  3/32     0.038

                   1998
                   First Quarter           $32   1/16    $18 23/64    $0.000
                   Second Quarter           41  27/32     32           0.020
                   Third Quarter            54   1/4      34  3/16     0.020
                   Fourth Quarter           56  15/16     26 23/32     0.040

                   1999
                   First Quarter           $60           $47          $0.000
                   Second Quarter           68  11/16     51  7/8      0.020

                                                         LUCENT
                                                      COMMON STOCK
                   CALENDAR PERIOD                                   DIVIDENDS
                                             HIGH         LOW        DECLARED
                   Third Quarter             79  3/4       60         0.020
                   Fourth Quarter            84 3/16       55  1/16   0.040

                   2000                      -             -            -
                   First Quarter
                   (through - 2000)          -             -            -


      The following table sets forth the high and low sales prices per share of Lucent common stock on the New York Stock Exchange Composite Transactions Tape on January 19, 2000, the last trading day before the public announcement of the merger agreement, and on -, 2000, the last trading day before the date of this proxy statement/prospectus. Because there is no established trading market for shares of Agere stock, information with respect to the market prices of Agere stock has been omitted.

                                                   LUCENT
                                                  COMMON STOCK
                                              HIGH        LOW

                   January 19, 2000         $52 3/8    $49 13/16
                   ----------------         -------    ---------
                   -, 2000                      -           -


                       DESCRIPTION OF LUCENT CAPITAL STOCK

      The following summary of the capital stock of Lucent is subject in all respects to applicable Delaware law, Lucent's certificate of incorporation and by-laws and Lucent's rights agreement. See "Comparison of Rights of Common Stockholders of Lucent and Stockholders of Agere" on page --.

      The total authorized shares of capital stock of Lucent consist of (1) 10 billion shares of common stock, $.01 par value per share, and (2) 250 million shares of preferred stock, $1.00 par value per share. At the close of business on January 31, 2000 approximately 3.2 billion shares of Lucent common stock were issued and outstanding and no shares of Lucent preferred stock were issued and outstanding.

      The Lucent board of directors is authorized to provide for the issuance from time to time of Lucent preferred stock in series and, as to each series, to fix the designation, the dividend rate and the preferences, if any, which dividends on each series will have compared to any other class or series of capital stock of Lucent, the voting rights, if any, the voluntary and involuntary liquidation prices, the conversion or exchange privileges, if any, applicable to each series and the redemption price or prices and the other terms of redemption, if any, applicable to each series. Cumulative dividends, dividend preferences and conversion, exchange and redemption provisions, to the extent that some or all of these features may be present when shares of Lucent preferred stock are issued, could have an adverse effect on the availability of earnings for distribution to the holders of Lucent common stock or for other corporate purposes.

      For a description of the rights to acquire Lucent junior preferred stock that are attached to shares of Lucent common stock, see "Comparison of Rights of Common Stockholders of Lucent and Stockholders of Agere --Rights Plan" on page
-.

                   COMPARISON OF RIGHTS OF COMMON STOCKHOLDERS
                      OF LUCENT AND STOCKHOLDERS OF AGERE

      The rights of Lucent and Agere stockholders are currently governed by the Delaware General Corporation Law, and the respective certificates of incorporation and by-laws of Lucent and Agere. Upon completion of the merger, the rights of Agere stockholders who become stockholders of Lucent in the merger will be governed by the Delaware General Corporation Law, Lucent's certificate of incorporation and Lucent's by-laws.

      The following description summarizes the material differences that may affect the rights of stockholders of Lucent and stockholders of Agere but does not purport to be a complete statement of all those differences, or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally or more significant differences do not exist. Stockholders should read carefully the relevant provisions of the Delaware General Corporation Law, Lucent's certificate of incorporation and by-laws and Agere's certificate of incorporation and by-laws.

CAPITALIZATION

      LUCENT. Lucent's authorized capital stock is described above under "Description of Lucent Capital Stock."

      AGERE. The total authorized shares of capital stock of Agere consist of
(1) 14,475,000 shares of common stock, $.001 par value per share, and (2) 6,812,510 shares of preferred stock, $.001 par value per share of which 6,812,510 shares have been designated the Agere Series A convertible preferred stock. At the close of business on January 19, 2000, there were 6,345,250 shares of Agere common stock outstanding and 6,800,000 shares had been reserved for the conversion of the Agere Series A convertible preferred stock. As of the same date, 6,800,000 shares of Agere Series A convertible preferred stock were issued and outstanding and 12,510 shares had been reserved for issuance upon exercise of warrants. As of -, 2000, there were approximately - holders of Agere common stock and - holders of Agere Series A convertible preferred stock.

VOTING RIGHTS

      LUCENT. Each holder of Lucent common stock is entitled to one vote for each share held of record and may not cumulate votes for the election of directors.

      AGERE. Each holder of Agere common stock is entitled to one vote for each share held at all meetings of stockholders and written actions in lieu of meetings and may not cumulate votes. Each holder of Agere Series A convertible preferred stock is entitled to the number of votes equal to the number of whole shares of common stock into which the shares of preferred stock held are convertible on the record date. Fractional votes are not permitted and any fractional voting rights available on an as-converted basis, after aggregating all shares into which shares of Agere Series A convertible preferred stock held by each holder could be converted, are rounded to the nearest whole number with
0.5 being rounded upward. Except as provided by law, in a stockholders agreement and in certain situations described in Agere's certificate of incorporation, holders of Agere Series A convertible preferred stock vote together with the holders of common stock as a single class.

NUMBER, ELECTION, VACANCY AND REMOVAL OF DIRECTORS

      LUCENT. Lucent's board of directors has seven members. Lucent's certificate of incorporation provides that the Lucent board of directors will consist of at least three directors and that the number of directors may be changed from time to time by a resolution adopted by a majority of the total number of directors which Lucent would have if there were no vacancies. As permitted under the Delaware General Corporation Law, Lucent's certificate of incorporation also provides that the Lucent board of directors consists of three classes of directors. One of the classes of directors consists of a single director. The directors in each class serve on the Lucent board of directors for approximately three years each.

      Lucent's certificate of incorporation and by-laws provide that if there is a vacancy on the Lucent board of directors or if the number of directors is increased, those vacancies will be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum, and not by the stockholders. A director elected to fill a vacancy or newly created directorship will serve until the next succeeding annual meeting of stockholders following his election by the directors, and if elected by the stockholders at such meeting, will serve for the remainder of the full term of the class of directors in which the vacancy occurred or the new directorship was created and until that director's successor will have been duly elected and qualified. No decrease in the number of directors will shorten the term of any incumbent director.

      Under Lucent's certificate of incorporation, any director may be removed from office only for cause by the affirmative vote of the holders of at least a majority of the voting power of all shares of Lucent common stock entitled to vote generally in the election of directors then outstanding, voting together as a single class.

      AGERE. Agere's board of directors has 5 members. Agere's certificate of incorporation provides that the number of directors shall be fixed by, or in the manner provided in, the Agere by-laws. Agere's by-laws provide that the number of directors be determined by resolution of the board of directors or the stockholders at the annual meeting of stockholders, except in certain cases relating to vacancies and newly created directorships resulting from an increase in the authorized number of directors. Each director holds office until his successor is elected and qualified.

      Vacancies and newly created directorships resulting from an increase in the authorized number of directors may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen hold office until the next annual election and until their successors are duly elected and qualify unless sooner displaced. If there are no directors in office, then an election of directors may be held in the manner provided by statute. If, at the time of filling any vacancy or any newly created directorship, the directors then in office constitute less than a majority of the whole board of directors, the directors as constituted immediately prior to any such increase, the Delaware Court of Chancery may, upon application of any stockholder or stockholders holding at least ten percent of the total number of the shares at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office.

      Agere's by-laws provide that except as otherwise provided by its certificate of incorporation or by-laws, any one or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

AMENDMENTS TO CERTIFICATE OF INCORPORATION

      LUCENT. Lucent's certificate of incorporation provides that the affirmative vote of the holders of at least 80% of the voting stock then outstanding, voting together as a single class, will be required to alter, amend, adopt any provision inconsistent with or repeal Articles V, VII and VIII of Lucent's certificate of incorporation, which relate to stockholder action, the Lucent board of directors and Lucent's by-laws, respectively.

      AGERE. Agere's certificate of incorporation provides that Agere reserves the right to amend, alter, change or repeal any provision contained in the certificate of incorporation in the manner prescribed by statute, except as provided otherwise in the certificate of incorporation, and that all rights conferred upon Agere stockholders by the certificate of incorporation are granted subject to this reservation. The certificate of incorporation further provides that Agere may not amend the certificate of incorporation in a manner that would adversely affect the holders of the Series A convertible preferred stock without first obtaining the affirmative vote of at least 67% of the shares of Series A convertible preferred stock, voting separately as a single class, prior to a qualified public offering as defined in the certificate of incorporation.

AMENDMENTS TO BY-LAWS

      LUCENT. Lucent's certificate of incorporation and by-laws provide that Lucent's by-laws may be altered or repealed and new by-laws may be adopted:

      - at any annual or special meeting of stockholders, by the affirmative vote of the holders of a majority of the voting power of the stock issued and outstanding and entitled to vote at that meeting, provided that, any proposed alteration or repeal of, or the adoption of, any by-law inconsistent with Section 2.2, 2.7 or 2.10 of Article II of Lucent's by-laws, which relate to special meetings of stockholders, notice of stockholder business and nominations and actions by written consent of stockholders, respectively, or with
            Section 3.2, 3.9 or 3.11 of Article III of Lucent's by-laws, which relate to the number and tenure of the directors, vacancies on the Lucent board of directors and removal of directors, respectively, by the stockholders requires the affirmative vote of the holders of at least 80% of the voting stock then outstanding, voting together as a single class

      - by a majority of the total number of directors Lucent would have if there were no vacancies.

      AGERE. Agere's certificate of incorporation authorizes the board of directors to make, repeal, alter, amend and rescind any or all of Agere's by-laws except as otherwise provided in the certificate of incorporation or Agere's by-laws. It further provides that Agere may not amend its by-laws in a manner that would adversely affect the holders of the Series A convertible preferred stock without first obtaining the affirmative vote of the holders of at least 67% of the Series A convertible preferred stock, voting as a separate class, prior to a qualified public offering as defined in the certificate of incorporation. Agere's by-laws provide that they may be altered, amended or repealed or new by-laws adopted by the stockholders or by the board of directors, when such power is conferred upon the board of directors by the certificate of incorporation at any regular meeting of the stockholders or of the board of directors or at any special meeting of the stockholders or of the board of directors if notice of the alteration, amendment, repeal or adoption of new by-laws is contained in the notice of the special meeting. The by-laws further provide that if the power to adopt, amend or repeal by-laws is conferred upon the board of directors by the certificate or incorporation, it does not divest or limit the power of the stockholders to adopt, amend or repeal by-laws.

STOCKHOLDER ACTION

      LUCENT. Lucent's certificate of incorporation provides that any action required or permitted to be taken by the Lucent stockholders must be effected at a duly called annual or special meeting and may not be effected by written consent.

      AGERE. Agere's by-laws provide that unless otherwise provided in the certificate of incorporation, any action which may be taken at a meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

NOTICE OF CERTAIN STOCKHOLDER ACTIONS

      LUCENT. Lucent's certificate of incorporation provides that a stockholder must give advance written notice of nominations for election of directors and to properly bring business before an annual meeting of stockholders. Under Lucent's by-laws, a stockholder's written notice must generally be delivered to the Secretary of Lucent not later than 45 days nor earlier than the 75 days prior to the first anniversary of the record date for determining stockholders entitled to vote at the preceding year's annual meeting.

      In the event that Lucent calls a special meeting of stockholders for the purpose of electing one or more directors to the Lucent board of directors, any stockholder may nominate a director or directors, provided that written notice must be delivered not earlier than 120 days prior to the special meeting and not later than (1) 90 days prior to that special meeting or (2) 10 days following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Lucent board of directors to be elected at that meeting.

      AGERE. Agere does not have any comparable notice unique to stockholder actions.

SPECIAL STOCKHOLDER MEETINGS

      LUCENT. Lucent's certificate of incorporation and by-laws provide that a special meeting of Lucent's stockholders may be called only by the Lucent board of directors by a resolution stating the purposes of the special meeting and approved by a majority of the total number of directors Lucent would have if there were no vacancies or by the chairman of the Lucent board of directors. Any power of the stockholders to call a special meeting is specifically denied in Lucent's certificate of incorporation.

      AGERE. Agere's by-laws provide that special meetings of the stockholders for any purpose or purposes, unless otherwise prescribed by statute or by the certificate of incorporation, may be called by the president of Agere and shall be called by Agere's president or secretary at the request in writing of a majority of the board of directors, or at the request in writing of stockholders owning at least fifty percent in amount of the entire capital stock of Agere issued and outstanding and entitled to vote. The request is required to state the purpose or purposes of the proposed meeting.

LIMITATION OF PERSONAL LIABILITY OF DIRECTORS AND INDEMNIFICATION

      LUCENT. Lucent's certificate of incorporation provides that a director will not be personally liable to Lucent or to its stockholders for monetary damages for breach of fiduciary duty as a director, except, if required by law, for liability:

      - for any breach of the director's duty of loyalty to Lucent or its stockholders

      - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law

      - under Section 174 of the Delaware General Corporation Law regarding unlawful payment of dividends or unlawful stock purchases or redemptions

      - for any transaction from which the director derived an improper personal benefit

      Lucent's certificate of incorporation provides a right to indemnification to directors and officers of Lucent subject to the limitations under Delaware General Corporation Law.

      In addition, Lucent must indemnify any present or former director or officer of a corporation who has been successful on the merits or otherwise in the defense of any claim or proceeding for expenses (including attorneys' fees) actually and reasonably incurred.

      AGERE. Agere's certificate of incorporation provides that a director will not be personally liable to it or to its stockholders for monetary damages for breach of fiduciary duty as a director, except, if required by law, for liability:

      - for any breach of the director's duty of loyalty to Agere or its stockholders

      - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law

      - under Section 174 of the Delaware General Corporation Law regarding unlawful payment of dividends or unlawful stock purchases or redemptions

      - for any transaction from which the director derived an improper personal benefit

      Agere's certificate of incorporation also provides that if the Delaware General Corporation Law is amended after approval by the stockholders of the indemnification provision in the certificate of incorporation, to authorize Agere to further eliminate or limit the personal liability or directors, then the liability of a director will be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as amended.

      The certificate of incorporation further provides that to the fullest extent permitted by applicable law, Agere is authorized to provide indemnification of and advancement of expenses to its agents (and any other persons to which Delaware General Corporation Law permits Agere to provide indemnification) through by-law provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the Delaware General Corporation Law. Any amendment, repeal or modification of this indemnification provision of the certificate of incorporation may not adversely affect any right or protection of a director, officer, agent or other person existing at the time of, or increase the liability of any director of Agere with respect to any acts or omissions of that director, officer or agent occurring prior to, the amendment, repeal or modification.

      Agere's by-laws provide that Agere will, to the fullest extent authorized under the laws of Delaware, as those laws may be amended and supplemented from time to time, indemnify any director made, or threatened to be made, a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of being a director of Agere or a predecessor corporation or, at Agere's request, a director or officer of another corporation; provided, however, that Agere will indemnify any such agent in connection with a proceeding initiated by the agent only if the proceeding was authorized by Agere's board of directors. The indemnification provided for in the by-laws will: (1) not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement or vote of stockholders or disinterested directors or otherwise, both as to action in their official capacities and as to action in another capacity while holding such office, (2) continue as to a person who has ceased to be a director, and (3) inure to the benefit of the heirs, executors and administrators of such a person. Agere's by-laws provide that its obligation to provide indemnification under the by-laws will be offset to the extent of any other source of indemnification or any otherwise applicable insurance coverage under a policy maintained by Agere or any other person.

      Agere's by-laws provide that expenses incurred by a director of Agere in defending a civil or criminal action, suit or proceeding by reason of the fact that he is or was a director of Agere (or was serving at Agere's request as a director or officer of another corporation) will be paid by Agere in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director to repay such amount if it is ultimately determined that he is not entitled to be indemnified by Agere as authorized by relevant sections of the Delaware General Corporation Law. However, Agere will not be required to advance such expenses to a director who is a party to an action, suit or proceeding brought by Agere and approved by a majority of the board of directors that alleges willful misappropriation of corporate assets by the agent, disclosure of confidential information in violation of the agent's fiduciary or contractual obligations to Agere or any other willful and deliberate breach in bad faith of the agent's duty to Agere or its stockholders.

      The by-laws further provide that their indemnification provision is a contract between Agere and each director who serves in such capacity at any time while the indemnification provision is in effect, and any repeal or modification of the indemnification provision will not affect any rights or obligations then existing with respect to any state of facts then or later existing or any action, suit or proceeding based in whole or in part upon any such state of facts.

      The by-laws provide that the board of directors in its discretion has power on behalf of Agere to indemnify any person, other than a director, made a party to any action, suit or proceeding by reason of the fact that he, his testator or intestate, is or was an officer or employee of Agere.

      The by-laws provide that to assure indemnification under the by-laws of all directors, officers and employees who are determined by Agere or otherwise to be or to have been "fiduciaries" of any employee benefit plan of the corporation that may exist from time to time, Section 145 of the Delaware General Corporation Law will, for the purposes of the indemnification provision, be interpreted as follows: an "other enterprise" shall be deemed to include such an employee benefit plan, including without limitation, any plan of the corporation that is governed by the Act of Congress entitled "Employee Retirement Income Security Act of 1974," as amended from time to time; Agere shall be deemed to have requested a person to serve an employee benefit plan where the performance by such person of his duties to the corporation also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan; excise taxes assessed on a person with respect to an employee benefit plan pursuant to such Act of Congress shall be deemed "fines."

DIVIDENDS

      LUCENT. Lucent's by-laws provide that the Lucent board of directors may from time to time declare, and Lucent may pay, dividends on its outstanding shares in the manner and upon the terms and conditions provided by law and in Lucent's certificate of incorporation.

      AGERE.  Agere's certificate of incorporation provides that

      - Prior to January 1, 2003, the holders of Agere Series A convertible preferred stock are entitled to receive dividends, out of any assets legally available for dividends, when, as and if declared by the board of directors.

      - Beginning January 1, 2003 and continuing thereafter, the holders of Agere Series A convertible preferred stock are entitled to receive dividends, out of any assets legally available for dividends, at the rate of $0.0823 (as adjusted to reflect stock dividends,

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
            stock splits, combinations, recapitalizations or the like after the date upon which shares of Series A convertible preferred stock were first issued) per share of Series A convertible preferred stock per annum, payable when, as and if declared by the board of directors, and such dividends will be cumulative and will accrue on each share from January 1, 2003, from day to day, whether or not earned or declared. Any accumulation of dividends on the Agere Series A convertible preferred stock will not bear interest. Cumulative dividends with respect to a share of Agere Series A convertible preferred stock which are accrued, payable and/or in arrears will, upon conversion of such share to Agere common stock, at the option of Agere either: (1) be paid in cash to the extent assets are legally available therefor or (2) be convertible into additional shares of Agere common stock determined by dividing the amount of the dividends by the fair market value (as defined in the certificate of incorporation) of the Agere common stock on the date of such conversion (with any fractional share rounded to the nearest whole share, with 0.5 being rounded upward). By written consent, the holders of at least 67% of the Agere Series A convertible preferred stock then outstanding can waive any dividend preference that holders of Series A convertible preferred stock will be entitled to receive under this paragraph.

      - No dividend may be paid on the Agere common stock, so long as any shares of Series A convertible preferred stock remain outstanding.

LIQUIDATION

      LUCENT. Holders of Lucent common stock have no preferential rights with respect to liquidation.

      AGERE. Agere's certificate of incorporation provides that in the event of any liquidation, dissolution or winding up of Agere, either voluntary or involuntary, the holders of the Series A convertible preferred stock are entitled to receive, prior and in preference to any payment or distribution and setting apart for payment or distribution of any of the assets or surplus funds of Agere to the holders of the Agere common stock, an amount for each share of Agere Series A convertible preferred stock then held by them equal to $1.1764 (as adjusted to reflect stock dividends, stock splits, combinations, recapitalizations or the like after the date on which shares of Agere Series A convertible preferred stock were first issued) plus any accrued and unpaid dividends on the Agere Series A convertible preferred stock, whether or not earned or declared, up to and including the date of full payment of such amount. If upon the occurrence of such event, the assets and funds thus distributed among the holders Agere Series A convertible preferred stock is insufficient to permit the payment to the holders of the full preferential amounts due with respect to the shares held by them, then the entire assets and funds of Agere legally available for distribution will be distributed ratably among the holders of the Agere Series A convertible preferred stock.

      If the assets of Agere available for distribution to Agere's stockholders exceed the aggregate amount payable to the holders of the Agere Series A convertible preferred stock under the preceding paragraph, then after the payments required by the preceding paragraph have been made or irrevocably set apart for payment, the remaining assets will be distributed ratably among the holders of the Agere Series A convertible preferred stock (as if fully converted into Agere common stock) and the holders of Agere common stock.

      For the purposes of liquidation preference, a liquidation, dissolution or winding up is defined to occur (unless the holders of at least 67% of the Series A convertible preferred stock then outstanding shall determine otherwise) upon
(1) a consolidation, merger or share exchange of Agere in which the holders of Agere's voting stock outstanding immediately prior to such consolidation, merger or share exchange do not hold a majority of the voting stock of the surviving or resulting entity outstanding immediately following such consolidation, merger or share exchange or (2) a sale, lease or transfer of all or substantially all of the assets of Agere.

      Agere will give written notice of any liquidation, dissolution or winding up to each record holder of Agere Series A convertible preferred stock not less than 60 days prior to the date stated for the distribution and payment of the amounts relating to liquidation in the certificate of incorporation. Each holder of Agere Series A convertible preferred stock may convert all or any portion of such stock into common stock pursuant to any conversion rights at any time on or prior to the date fixed in such notice for distribution and payment or the date of a merger, consolidation, share exchange or sale, lease or transfer of assets defined to be a liquidation, dissolution or winding up of Agere.

CONVERSION

      LUCENT. Holders of Lucent common stock have no rights to convert their shares into any other securities.

      AGERE. Holders of Agere common stock have no rights to convert their shares into any other securities. Subject to certain terms, conditions, limitations and adjustments described in the certificate of incorporation, holders of Agere Series A convertible preferred stock have the right at their option to convert those shares, without the payment of additional consideration, into the number of fully paid and nonassessable shares of Agere common stock as is determined by the formula set forth in the certificate of incorporation. Based on the formula, each share of Agere Series A convertible preferred stock is currently convertible into one share of Agere common stock.

      All of the outstanding shares of Agere Series A convertible preferred stock will be automatically converted into Agere common stock without any further action on the part of Agere or any holder at the earlier to occur of (1) the closing and funding of a qualified public offering as defined in the certificate of incorporation or (2) the date on which, through the redemption or conversion of Agere Series A convertible preferred stock, fewer than 33% of the shares of Agere Series A convertible preferred stock issued pursuant to the purchase agreement as defined in the certificate of incorporation remain outstanding.

REDEMPTION RIGHTS

      Agere's certificate of incorporation provides that at any time after October 13, 2003, each holder of shares of Agere Series A convertible preferred stock will have the option to require Agere to redeem, to the extent it may lawfully do so, all, but not less than all, of the Series A convertible preferred stock held by the holder at a price per share equal to the greater of
(1) the liquidation
amount or (2) the fair market value per share, such value to be determined by an independent appraisal, exclusive of liquidity or minority ownership discounts, performed by an independent third party mutually agreeable to such holder and Agere. The expense of the appraisal will be borne equally by the Agere and the redeeming holder. A holder of shares of Series A convertible preferred stock may require Agere to make a mandatory redemption by giving written notice to Agere of the election. Upon the later of (1) 45 days after receipt of the redemption notice, or (2) 10 days after the appraisal is complete (the "mandatory redemption date"), Agere (and such holder) will be obligated to redeem, to the extent it may lawfully do so, all of the holder's Series A convertible preferred stock.

      To the extent legally permissible, amounts to be paid pursuant to any mandatory redemption will be paid in cash to the extent of 75% of cash provided by operating activities (as determined in accordance with generally accepted accounting principles) for the four fiscal quarters immediately preceding the fiscal quarter in which the applicable redemption notice is received by Agere and the balance will be paid in the form of a one year promissory note payable in equal quarterly installments and bearing simple interest of 8% per annum.

      Agere's certificate of incorporation further provides that if the funds of Agere legally available for redemption of Series A convertible preferred stock on any mandatory redemption date are insufficient to redeem the total number of shares of Series A convertible preferred stock to be redeemed on the mandatory redemption date, the funds that are legally available will be used to redeem the maximum possible number of shares of Series A convertible preferred stock ratably among the holders of such shares to be redeemed on the basis of the redemption amounts due with respect to the shares held by each such holder. At any time and from time to time thereafter when additional funds of Agere are legally available for redemption of shares of Series A convertible preferred stock, such funds will be used to immediately redeem, in accordance with preceding paragraph, the balance of the shares which Agere has become obligated to redeem on any mandatory redemption date but which it has not redeemed. Such funds will not be used for any other purpose, including to redeem any shares of Series A convertible preferred stock which Agere is obligated to redeem on any subsequent date.

      Agere's certificate of incorporation further provides that any shares of Series A convertible preferred stock which are redeemed or otherwise acquired by Agere will be canceled and will not be reissued, sold or transferred.

APPRAISAL RIGHTS

      LUCENT. Lucent is a Delaware corporation. Under the Delaware General Corporation Law, dissenters' rights of appraisal are available to a stockholder of a corporation only in connection with certain mergers or consolidations involving that corporation. Appraisal rights are not available under the Delaware General Corporation Law if the corporation's stock is either:

      - listed on a national securities exchange, as the Lucent common stock is, or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. (the "NASD") or

      -     held of record by more than 2,000 stockholders;

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
provided that appraisal rights will be available if the merger or consolidation requires stockholders to exchange their shares of Lucent common stock for anything other than:

      -     shares of the surviving corporation,

      - shares of another corporation that will be listed on a national securities exchange, designated as a national market system security on an interdealer quotation system by the NASD or held of record by more than 2,000 stockholders or

      -     cash in lieu of fractional shares.

Additionally, no appraisal rights are available if the corporation is the surviving corporation, and no vote of its stockholders is required for the merger.

      AGERE. Agere is also a Delaware corporation and dissenters' rights of appraisal are available for shares of Agere common and Series A convertible preferred stock in connection with certain mergers or consolidations involving Agere.

RIGHTS PLAN

      LUCENT. Lucent has a rights agreement with The Bank of New York as rights agent. The following description of the rights agreement is qualified in its entirety by reference to the terms and conditions of the rights agreement. Stockholders should read carefully the rights agreement. See "Where You Can Find More Information" on page -.

      Under the rights agreement, rights attach to each share of Lucent common stock outstanding and, when exercisable, entitle the registered holder to purchase from Lucent one four-hundredth of a share of junior preferred stock, par value $1.00 per share, at a purchase price of $22.50 per one four-hundredth of a share, subject to customary anti-dilution adjustments.

      The rights will not be exercisable until the earlier of:

      - 10 days following a public announcement that a person or group has acquired beneficial ownership of 10% or more of the outstanding shares of Lucent common stock or

      - 10 business days, or that later date as may be determined by the Lucent board of directors, following the commencement of, or announcement of an intention to make, a tender offer or exchange offer, the consummation of which would result in a person or group acquiring beneficial ownership of 10% or more of the outstanding shares of Lucent common stock.

The rights will expire on March 31, 2006, unless that date is extended or unless the rights are earlier redeemed or exchanged by Lucent, in each case as summarized below.

      In the event that a person or group acquires beneficial ownership of 10% or more of the outstanding shares of Lucent common stock, each holder of a right, other than rights beneficially owned by that person or group, which become void, will have the right to receive upon exercise that number of shares of Lucent common stock having a market value of two times the purchase price provided for in the right. In the event that Lucent is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold after a person or group acquires beneficial ownership of 10% or more of the outstanding shares of Lucent common stock, each holder of a right will have the right to receive upon exercise that number of shares of common stock of the acquiring company which at the time of that transaction will have a market value of two times the purchase price provided for in the right.

      At any time after a person or group acquires beneficial ownership of 10% or more of the outstanding shares of Lucent common stock and prior to the acquisition by that person or group of 50% or more of the then outstanding shares of Lucent common stock, the Lucent board of directors may exchange the rights, other than rights owned by that person or group which have become void, in whole or in part, for Lucent common stock or junior preferred stock.

      At any time prior to a person or group acquiring beneficial ownership of 10% or more of the outstanding shares of Lucent common stock, the Lucent board of directors may redeem the rights in whole, but not in part, at a redemption price of $0.0025 per right, subject to customary anti-dilution provisions, or may amend the terms of the rights, in each case, without the consent of the holders of the rights, at the time, on the basis and upon the conditions that the Lucent board of directors may establish.

      Junior preferred shares purchasable upon exercise of the rights will not be redeemable. The junior preferred shares have dividend, voting and liquidation rights that are intended to result in the value of the one four-hundredth interest in a junior preferred share purchasable upon exercise of each right approximating the value of one share of Lucent common stock.

      The rights may have antitakeover effects. The rights will cause substantial dilution to a person or group of persons that attempts to acquire Lucent on terms not approved by the Lucent board of directors. The rights should not interfere with any merger or other business combination approved by the Lucent board of directors prior to the time that a person or group has acquired such 10% beneficial ownership since the rights may be redeemed or amended by Lucent until such time.

      AGERE.  Agere does not have a rights plan.


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
                      CERTAIN INFORMATION CONCERNING AGERE

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

      Agere is a development stage company which designs and plans to manufacture programmable network processors. When incorporated into routers, switches and network management equipment, Agere's patented Payload Plus technology is expected to allow network system providers the ability to rapidly develop new communication capabilities and services via software programmability, while providing high-speed, OC-12, OC-48 and higher data throughput. It is hoped that Agere's technology will provide network equipment vendors the ability to process multiple protocols at OC-12, OC-48 and higher data speeds. Agere's patented processor is intended to solve the wire speed challenge, because its architecture is built upon a pattern matching algorithm that is expected to allow high throughput processing with low clock rates. In addition, Agere's Functional Programming Language is intended to allow layer 2/3/3+ protocol processing instructions to be written in a high-level, intuitive manner, thus significantly reducing the number of lines of protocol classification/analysis and product modification source code relative to traditional procedural language implications.

      As of February 15, 2000, Agere had 79 full-time employees and 12 dedicated consultants, most of whom are located at Agere headquarters in Austin, Texas. Agere also employs field employees in Boston, San Jose and Chicago. Agere was incorporated in Delaware on May 29, 1998 as Austin Networks, Inc. Since its inception, Agere has devoted its efforts principally to research and development, raising capital and developing markets for its product.

Results of Operations

      Annual operating results are for the period from inception May 29, 1998 through December 31, 1998 compared to the year ended December 31, 1999.

Total Revenues
--------------

      Revenues were $0 and $143 thousand for the period from inception May 29, 1998 through December 31, 1998 and the year ended December 31, 1999, respectively. Revenues in 1999 were primarily from the sale of development systems. The first development system was shipped in July 1999. At December 31, 1999, Agere had a limited backlog of development systems that were to be shipped in early 2000. Although Agere's primary product in 2000 and beyond will be integrated circuits, there were no sales of integrated circuits in 1999. The sale of development systems has three purposes:

      - It allows potential customers to incorporate the Agere integrated circuits into their board designs prior to the release of the integrated circuits.

      - It allows Agere to fine-tune its integrated circuits to meet customer requirements prior to the release of the integrated circuits.

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
      - It allows Agere and customers to test software and hardware combinations for future product releases.

      Agere anticipates shipping integrated circuits in 2000. Agere anticipates that the sale of integrated circuits will be its primary revenue source and that development systems will be a secondary revenue source.

Cost of Revenues
----------------

      Cost of revenues includes the cost of purchasing subassembly and component materials from Agere's independent suppliers and production related expenses. Costs of revenues were $0 and $109 thousand, for the period from inception through December 31, 1998 and the year ended December 31, 1999, respectively. The gross margin in 1999 was 23.5%. Gross margins are anticipated to increase in 2000 when Agere begins shipping computer chips, which have a lower production cost than development systems.

Research and Development
------------------------

      Research and development expenses consist primarily of salaries and related costs of employees engaged in research, design and development activities and depreciation of investments in hardware and software tools. Research and development expenses increased from $818 thousand for the period from inception through December 31, 1998 to $4.8 million for the year ended December 31, 1999. This increase is primarily related to an increase in staffing and twelve months of research and development efforts in 1999 compared to seven months of research and development efforts in 1998.

      Research and development costs are 71.1% of operating expenses for the period from inception through December 31, 1998 and 55.0% of operating expenses for the year ended December 31, 1999. The decrease in research and development costs as a percentage of operating expenses is primarily related to the establishment of a sales force and the initiation of marketing efforts in 1999.

Selling and Marketing Expenses
------------------------------

      Selling and marketing expenses consist primarily of employee-related expenses, commissions paid to sales employees, product marketing and promotional expenses. Selling and marketing expenses increased from $114 thousand for the period from inception through December 31, 1998 to $2.6 million for the year ended December 31, 1999. Selling and marketing expenses increased as a percentage of operating expenses from 9.9% for the period from inception through December 31, 1998 to 30.6% for the year ended December 31, 1999. This increase is primarily related to hiring of sales personnel in 1999 including field application engineers and system engineers, developing programs to incorporate customer feedback into product design and developing a presence in the market as product design moves closer to production.


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
General and Administrative Expenses
-----------------------------------

      General and administrative expenses consist principally of expenses to support the business, including corporate, accounting, legal, information technology systems and human resource expenses. General and administrative expenses increased from $218 thousand for the period from inception through December 31, 1998 to $1.2 million for the year ended December 31, 1999. This increase is primarily attributable to costs incurred in building the management systems associated with an increase in Agere's headcount. As a percent of operating expenses, general and administrative expenses declined from 18.9% for the period from inception through December 31, 1998 to 14.4% for the year ended December 31, 1999. This decrease is primarily due to research and development and sales and marketing expenses increasing in both absolute dollars and on a percentage of basis at a higher rate than general and administrative expenses.

Interest Income
---------------

      Interest income increased from $50 thousand for the period from inception through December 31, 1998 to $224 thousand for the year ended December 31, 1999. Shares of Series A convertible preferred stock were issued in October and November 1998 which provided funds used for operations in 1999, and excess proceeds from the sale of these shares were invested in interest bearing investments in late 1998 and 1999.

Other Expense
-------------

      Other expense consists primarily of interest expense. Other expense increased from $8 thousand for the period from inception through December 31, 1998 to $125 thousand for the year ended December 31, 1999. In 1999 Agere secured lines of credit, an equipment loan and subordinated debt from financial lending institutions to finance operations and equipment purchases. Interest expense in 1998 is related to bridge financing used to explore the feasibility of business operations.

Income Taxes

      Since inception, Agere has not had taxable income available to offset net operating losses and accordingly has generated taxable losses from operations. Agere accounts for income taxes under SFAS No. 109, Accounting for Income Taxes, by providing for income taxes under the liability method. Deferred taxes are determined based on the difference between the financial statement and tax bases of assets and liabilities, as measured by the enacted tax rates. Agere has established a valuation allowance equal to the net deferred tax assets due to uncertainties regarding the realization of deferred tax assets based on the company's lack of earnings history.

Liquidity and Capital Resources

      Since inception, Agere has financed its operations and capital requirements through the sale of equity and borrowings as follows:

               -------------------------------------------------------
               Description                         Amount
               -------------------------------------------------------
               Net sale of Series A convertible    $8.1 million
               preferred stock and common stock
               Equipment loan                      $1 million
               Line of credit - non-formula        $750 thousand
               Subordinated debt (drawn)           $2 million
               Subordinated debt (unused)          $1 million
               Equipment lease                     $1 million
               Line of credit - formula            $250 thousand
               Loan from Lucent                    $10 million
               -------------------------------------------------------

      As of January 31, 2000, approximately $694 thousand of the equipment lease was available for future borrowing.

      The equipment loan bears interest at a rate equivalent to the sum of U.S. Treasury note yield to maturity for a term equal to 36 months plus 250 basis points. The loan is payable in 36 monthly payments beginning August 1999. The non-formula line of credit bears interest at prime and interest is due the last day of each month. Principal is due on May 31, 2000. The equipment loan and non-formula line of credit are with the same financial institution and are secured by all of Agere's tangible assets.

      The subordinated debt bears interest at a rate of 12% annually and is payable in 36 monthly payments beginning, in the case of the $2 million which has been drawn, December 1, 1999, and in the case of the $1 million which has not been used, within a month of borrowing the funds. The subordinated debt is secured by all of Agere's tangible assets and is subordinated to the security interest of the lenders under the equipment loan and lines of credit.

      The equipment lease is payable with 36 monthly payments beginning January 2000.

      As of January 31, 2000, Agere had not used funds under the formula line of credit. That line of credit is available based upon a borrowing base of Agere's accounts receivable, bears interest at the prime rate, is payable on the last day of each month and matures on May 31, 2000.

      Net cash used in operating activities was $571 thousand for the period from inception through December 31, 1998 and $8.1 million for the year ended December 31, 1999. This increase is primarily a result of significant hiring efforts leading to an increase in staffing, the establishment of marketing efforts in 1999 incorporating customer feedback into the product design and to develop a presence in the market as product design moved closer to production, and capital expenditures for software and hardware tools and the outfitting of a lab.

      Net cash used in investing activities was $281 thousand for the period from inception through December 31, 1998 and $1.3 million for the year ended December 31, 1999. The increase is primarily attributable to investments in computer equipment and furnishings to support growth in personnel and use of contractors to further development efforts in 1999. Agere expects to incur significant cash outlays in 2000 for investments in software and lab equipment related to research and development costs.

      Net cash provided by financing activities was $7.9 million for the period from inception through December 31, 1998 and $3.8 million for the year ended December 31, 1999. Financing in 1998 was primarily the result of the issuance of Series A convertible preferred stock. Financing in 1999 was primarily the result of funding through debt instruments.

      If the merger with Lucent is not consummated and Agere continues as a stand-alone company, Agere would not have sufficient capital to continue its business operations as they are now being conducted. The merger agreement provides that Lucent will loan Agere, at its request, up to $10 million for working capital during the period prior to closing on commercially reasonable terms and conditions. Lucent has already provided $7 million of this financing to Agere. If the merger is not consummated, Agere will be obligated to repay Lucent accrued interest monthly starting immediately. The principal on the Lucent loan is due in January 2005. In addition, if the merger is not consummated Agere will be required to obtain significant additional debt and/or equity to provide working capital for Agere's continuing operations as a stand-alone company and monthly interest payments. While Agere believes that it will be able to raise the funds required to fund its operations as a stand-alone company, it cannot assure that the required funds will be available when needed or that they can be obtained on terms favorable to Agere. If the required funds cannot be obtained, Agere could be forced to revise its business plans, including possible curtailment of its future business operations, reductions of its planned future growth or a combination with another company on terms less favorable than the terms governing the merger with Lucent.

Market Risks

      Agere does not use derivative financial instruments. Agere generally places its marketable security investments in high credit quality instruments, primarily corporate obligations with contractual maturities of one year or less. Agere does not expect any material loss from its marketable security investments and, therefore, believes that its potential interest rate exposure is not material. Agere to date has not made any strategic equity investments and, therefore, has no exposure to the market risks that can be created by such investments.

      Agere invoices customers only in U.S. dollars. Agere does not enter into foreign currency hedge transactions.



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
SECURITY OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND PRINCIPAL STOCKHOLDERS OF AGERE

      The following table sets forth, as of February 29, 2000, the security ownership of Agere's directors, executive officers and holders of more than 5% of any class of series of Agere stock. Unless otherwise indicated, each person's address is in care of Agere, Inc., 11801 Stonehollow Drive, Suite 200, Austin, Texas 78758. To the knowledge of Agere, the persons named in the table have sole voting and investment power with respect to all shares of Agere capital stock shown as beneficially owned by them, subject to the information contained in the footnotes to the table. Beneficial ownership is determined according to the rules of the Securities and Exchange Commission.


  PRINCIPAL STOCKHOLDERS, NAMED OFFICERS, DIRECTORS,     SHARES BENEFICIALLY OWNED        PERCENT
    AND DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP                                       BENEFICIALLY
                                                                                          OWNED
---------------------------------------------------------------------------------------------------
                                                           NUMBER           CLASS         PERCENT
                                                        -------------------------------------------
ROBERT FABBIO                                              3,400,000      SERIES A            24.9
      ENTITIES AFFILIATED WITH TL VENTURES(1)                            CONVERTIBLE
      C/O TL VENTURES                                                     PREFERRED
      221 WEST 6TH STREET, SUITE 1550                                       STOCK
      AUSTIN, TX  78701
EDWARD OLKKOLA                                             2,550,000      SERIES A            18.6
      ENTITIES AFFILIATED WITH AUSTIN VENTURES(2)                        CONVERTIBLE
      C/O AUSTIN VENTURES                                                 PREFERRED
      114 WEST 7TH ST., SUITE 1300                                          STOCK
      AUSTIN, TX  78701
HIG INFORMATION MANAGEMENT SERVICES, INC.                    850,000      SERIES A             6.2
      C/O H.I.G. INFORMATION MANAGEMENT SERVICES, INC.                   CONVERTIBLE
      1001 BRICBALL BAY DRIVE, SUITE 2708                                 PREFERRED
      MIAMI, FL  33131                                                      STOCK
VICTOR BENNETT                                             2,600,000      SERIES A            19.0
      OBTEK, L.P.(3)                                                     CONVERTIBLE
      C/O OBTEK, L.P.                                                     PREFERRED
      208 RAINBOW CIRCLE                                                    STOCK
      ROCKWALK, TX  75087
STAN TIMS                                                                                     24.9
      ENTITIES AFFILIATED WITH TL VENTURES(4)              3,400,000      SERIES A
      C/O TL VENTURES                                                    CONVERTIBLE
      221 WEST 6TH STREET, SUITE 1550                          3,000      PREFERRED
      AUSTIN, TX  78701                                                     STOCK
                                                                        COMMON STOCK
                                                                                                 *
FORD TAMER                                                 1,000,000    COMMON STOCK           7.3
ERIC ROTHFUS                                               1,000,000    COMMON STOCK           7.3
MIKE HATHAWAY                                                135,000    COMMON STOCK           1.0
ROBERT BRIDGE                                                142,500    COMMON STOCK           1.0
SAJOL GHOSHAL                                                160,000    COMMON STOCK           1.2
ROBERT LAMKIN                                                162,000    COMMON STOCK           1.2
ALL DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP (10       12,002,500    COMMON STOCK          87.7
PERSONS)                                                                AND SERIES A
                                                                         CONVERTIBLE
                                                                        PREFERRED STOCK



SEE THE FOLLOWING PAGE FOR NOTES TO THE TABLE.

(1) includes 2,737,575 shares held by TL Ventures III L.P., 573,037 shares held by TL Ventures III Offshore L.P., and 89,338 shares held by TL Ventures III Interfund L.P. Mr. Fabbio, one of Agere's directors, is the managing director of TL Ventures III LLC, which is the general partner of TL Ventures Management L.P., which is the general partner of TL Ventures III L.P. Mr. Fabbio is also managing director of TL Ventures III Offshore Ltd., which is the general partner of TL Ventures III Offshore L.P. Further, Mr. Fabbio is managing director of TL Ventures III LLC, which is the general partner of TL Ventures III Offshore L.P. and TL Ventures Interfund L.P. Mr. Fabbio disclaims beneficial ownership of the shares held by TL Ventures III L.P. and TL Ventures III Interfund L.P., except to the extent of his pecuniary interest arising from his partnership interest, as the case may be.

(2) Includes 2,500,000 shares held by Austin Ventures VI, L.P. Mr. Olkkola is the general partner of AV Partners, VI, L.P., which is the general partner of Austin Ventures, VI, L.P., Mr. Olkkola disclaims beneficial ownership of the shares held by Austin Ventures VI, L.P., except to the extent of his pecuniary interest arising from him partnership interests, as the case may be.

(3) Includes 2,600,000 shares held by Obtek L.P. Mr. Bennett, one of Agere's directors, is a limited partner of Obtek L.P.

(4) Includes 2,737,575 shares held by TL Ventures III L.P., 573,037 shares held by TL Ventures III Offshore L.P., and 89,338 shares held by TL Ventures III Interfund L.P. Mr. Tims, one of Agere's directors is a partner of TL Ventures III LLC, which is the general partner of TL Ventures Management L.P., which is the general partner of TL Ventures III L.P. Mr. Tims is also partner of TL Ventures III Offshore Ltd., which is the general partner of TL Ventures III Offshore Ltd., which is the general partner of TL Ventures III Offshore L.P. Further, Mr. Tims is partner of TL Ventures III LLC, which is the general partner of TL Ventures Interfund L.P. Mr. Tims disclaims beneficial ownership of the shares held by TL Ventures III L.P., TL Ventures III Offshore L.P. and TL Ventures III Interfund L.P., except to the extent of his pecuniary interest arising from his partnership interests, as the case may be. Mr. Tims also holds 3,000 shares beneficially as an individual.

* less than 1%.

                                  LEGAL MATTERS

      The legality of Lucent common stock offered by this proxy statement/prospectus will be passed upon for Lucent by Jean F. Rankin, Vice President--Law, of Lucent. As of -, Jean F. Rankin owned - shares of Lucent common stock and options and stock units for - shares of Lucent common stock.

      Certain United States federal income tax consequences of the merger will be passed upon for Agere's special counsel Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, Austin, Texas.


                                    EXPERTS

      The consolidated financial statements of Lucent incorporated in this proxy statement/prospectus by reference in Exhibit 99.1 to Lucent's Current Report on Form 8-K dated February 10, 2000 for the year ended September 30, 1999 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

      Ernst & Young, LLP, independent auditors, have audited the balance sheets of Agere, Inc. (a development stage company) as of December 31, 1999 and 1998, and the related statements of operations, redeemable convertible preferred stock and stockholders' deficit, and cash flows for the year ended December 31, 1999 and the period from May 29, 1998 (inception) to December 31, 1998 and the period from May 29, 1998 (inception) to December 31, 1999, as set forth in their report. We have included Agere, Inc.'s financial statements in this prospectus in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                                  OTHER MATTERS

      As of the date of this proxy statement/prospectus, the Agere board of directors knows of no matters that will be presented for consideration at the special meeting of stockholders other than as described in this proxy statement/prospectus.


                      WHERE YOU CAN FIND MORE INFORMATION

      Lucent files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that Lucent files with the Securities and Exchange Commission at the Securities and Exchange Commission's public reference rooms at the following locations:

   Public Reference        New York Regional Office      Chicago Regional Office
         Room              7 World Trade Center           Citicorp Center
  450 Fifth Street, N.W.       Suite 1300                500 West Madison Street
      Room 1024            New York, NY 10048                 Suite 1400
   Washington, D.C.                                      Chicago, IL 60661-2511
        20549


      Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. These Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the Securities and Exchange Commission at "http://www.sec.gov." Reports, proxy statements and other information concerning Lucent may also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

      Lucent filed a registration statement on Form S-4 on -, 2000 to register with the Securities and Exchange Commission the Lucent common stock to be issued to Agere stockholders in the merger. This proxy statement/prospectus is a part of that registration statement. As allowed by Securities and Exchange Commission rules, this proxy statement/prospectus does not contain all the information you can find in Lucent's registration statement or the exhibits to the registration statement.

      The Securities and Exchange Commission allows Lucent to "incorporate by reference" information into this proxy statement/prospectus, which means that the companies can disclose important information to you by referring you to other documents filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered part of this proxy statement/prospectus, except for any information superseded by information contained directly in this proxy statement/prospectus or in later filed documents incorporated by reference in this proxy statement/prospectus.

      This proxy statement/prospectus incorporates by reference the documents set forth below that Lucent previously filed with the Securities and Exchange Commission. These documents contain important business and financial information about Lucent that is not included in or delivered with this proxy statement/prospectus.


LUCENT FILINGS
(FILE NO. 001-11639)                               PERIOD

Annual                           Report on Form 10-K Fiscal Year ended September
                                 30, 1999, as amended by Form 8-K filed on February 11, 2000

Quarterly Report on Form 10-Q    Quarter ended December 31, 1999


Current Reports on Form 8-K      Filed October 29, 1999, November 19, 1999,
                                 January 7, 2000, February 11, 2000 and March 1,
                                 2000

Proxy Statement                  Filed December 21, 1999

The description of Lucent        Filed under Section 12 of the Exchange Act on
common stock and Lucent          February 26, 1996, as amended by Amendment No.
rights to acquire junior         1 thereto filed on Form 10/A on March 12, 1996,
preferred stock set forth        Amendment No. 2 thereto filed on Form 10/A on
in the Lucent Registration       March 22, 1996 and Amendment No. 3 thereto
Statement on Form 10             filed on Form 10/A on April 1, 1996, including
                                 any amendments or reports filed for the purpose
                                 of updating such descriptions

      Lucent also incorporates by reference additional documents that may be filed with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the date of the special meeting. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

      Lucent has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to Lucent and Agere has supplied all such information relating to Agere.

      Agere stockholders should not send in their Agere certificates or warrants until they receive the transmittal materials from the exchange agent. Agere stockholders of record who have further questions about their share certificates or the exchange of their Agere stock for Lucent common stock should call the exchange agent.

      You can obtain any of the documents incorporated by reference through Lucent, the Securities and Exchange Commission or the Securities and Exchange Commission's Internet web site as described above. Documents incorporated by reference are available from Lucent without charge, excluding all exhibits, except that if Lucent has specifically incorporated by reference an exhibit in this proxy statement/prospectus, the exhibit will also be provided without charge. Stockholders may obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from the Lucent at the following address:


                            Lucent Technologies Inc.
                            c/o The Bank of New York
                              Church Street Station
                                 P.O. Box 11009
                          New York, New York 10286-1009
                            Telephone: 1-888-LUCENT6

         You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated -, 2000. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. Neither the mailing of this proxy statement/prospectus to stockholders nor the issuance of Lucent common stock in the merger creates any implication to the contrary.


                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This proxy statement/prospectus contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive positions, growth opportunities for existing products, plans and objectives of management, markets for stock of Lucent and Agere and other matters. Statements in this proxy statement/prospectus that are not historical facts are hereby identified as "forward-looking statements" for the purpose of the safe harbor provided by
Section 21E of the Exchange Act and Section 27A of the Securities Act. These forward-looking statements, including, without limitation, those relating to the future business prospects, revenues and income, in each case relating to Lucent and Agere, wherever they occur in this proxy statement/prospectus, are necessarily estimates reflecting the best judgment of the senior management of Lucent and Agere and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in this proxy statement/prospectus. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include without limitation:

         - the ability to integrate the operations of Lucent and Agere, including their respective product lines

         - the effects of vigorous competition in the markets in which Lucent and Agere operate

         Words such as "estimate," "project," "plan," "intend," "expect," "believe" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are found at various places throughout this proxy statement/prospectus and the other documents incorporated by reference, including, but not limited to, the Annual Report on Form 10-K for the year ended September 30, 1999 of Lucent, including any amendments. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement/prospectus. Neither Lucent nor Agere undertakes any obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

                    INDEX TO AGERE, INC. FINANCIAL STATEMENTS


                                                                                                             PAGE
Report of Independent Auditors............................................................................   F-2
Balance Sheets............................................................................................   F-3
Statements of Operations..................................................................................   F-5
Statements of Redeemable Convertible Preferred Stock and Stockholders' Deficit............................   F-6
Statements of Cash Flows..................................................................................   F-7
Notes to Financial Statements.............................................................................   F-8

                         REPORT OF INDEPENDENT AUDITORS


The Board of Directors
Agere, Inc.


We have audited the accompanying balance sheets of Agere, Inc. (a development stage company) as of December 31, 1999 and 1998, and the related statements of operations, redeemable convertible preferred stock and stockholders' deficit, and cash flows for the year ended December 31, 1999 and the period from May 29, 1998 (inception) to December 31, 1998 and for the period from May 29, 1998 (inception) to December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Agere, Inc. (a development stage company) at December 31, 1999 and 1998, and the results of its operations and cash flows for the year ended December 31, 1999 and for the period from May 29, 1998 (inception) to December 31, 1998 and for the period from May 29, 1998 (inception) to December 31, 1999, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company is in the development stage and has not generated cash flow from operations. As a result, the Company is dependent on future financing to fund cash shortfalls. These conditions raise substantial doubt about the Company's ability to continue as a going concern (management's plans in regard to these matters are also described in Note 1). The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.


                                          /s/ Ernst & Young LLP

January 21, 2000

                                   Agere, Inc.
                          (A Development Stage Company)

                                 Balance Sheets


                                                                                          DECEMBER 31
                                                                                   1999                 1998
                                                                                   ----                 ----
ASSETS
Current assets:
         Cash and cash equivalents                                            $ 1,442,161       $ 7,078,494
         Accounts receivable                                                       35,999                --
         Interest receivable                                                           --            35,282
         Prepaid expenses                                                         321,092           152,383
         Inventory                                                                215,536                --
         Other assets                                                               1,080                --
                                                                              -----------       -----------
Total current assets                                                            2,015,868         7,266,159

Property and equipment
         Computer equipment                                                       320,625            42,359
         Furniture and fixtures                                                   356,189            42,398
         Leasehold improvements                                                    15,069             9,385
         Purchased software                                                       851,234           186,736
                                                                              -----------       -----------
Total property and equipment                                                    1,543,117           280,878
         Accumulated depreciation and amortization                               (260,783)           (8,586)
                                                                              -----------       -----------
Net property and equipment                                                      1,282,334           272,292
Other assets                                                                           --             1,759
                                                                              -----------       -----------
Total assets                                                                  $ 3,298,202       $ 7,540,210
                                                                              ===========       ===========

                                                                                                            December 31
                                                                                                      1999               1998
                                                                                                      ----               ----
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
   Accounts payable                                                                             $   357,517       $   290,684
   Accrued expenses                                                                                 531,714           107,395
   Current portion of long-term debt                                                              1,714,092                --
                                                                                                -----------       -----------
Total current liabilities                                                                         2,603,323           398,079

Notes payable                                                                                     1,626,193                --

Redeemable Convertible Preferred Stock--6,812,510 shares
   authorized, 6,800,000 issued and outstanding; aggregate
   preferences on voluntary or involuntary liquidation of
   $ 7,999,520                                                                                    7,933,281         7,933,281

Warrants on Redeemable Convertible Preferred stock
   subscribed                                                                                       280,000                --

Stockholders' deficit
   Common Stock--$.001 par value; 14,475,000 shares
      authorized; 6,060,000 and 4,707,500 shares issued and
      outstanding at December 31, 1999 and 1998,
      respectively                                                                                    6,060             4,708
      Additional paid-in capital                                                                    473,031           311,887
      Deficit accumulated during the development stage                                           (9,623,686)       (1,107,745)
                                                                                                -----------       -----------
Total stockholders' deficit                                                                      (9,144,595)         (791,150)
                                                                                                -----------       -----------
Total liabilities and stockholders' deficit                                                     $ 3,298,202       $ 7,540,210
                                                                                                ===========       ===========


See accompanying notes.

                                   Agere, Inc.
                          (A Development Stage Company)

                            Statements of Operations

                                                                                                  PERIOD FROM        PERIOD FROM
                                                                                                  MAY 29, 1998      MAY 29, 1998
                                                                                  YEAR ENDED     (INCEPTION) TO    (INCEPTION) TO
                                                                                 DECEMBER 31,      DECEMBER 31,      DECEMBER 31,
                                                                                        1999              1998              1999
                                                                                 -----------       -----------       -----------
Revenue - Development Systems                                                    $   142,962       $        --       $   142,962
Cost of revenues                                                                     109,320                --           109,320
                                                                                 -----------       -----------       -----------
Gross profit                                                                          33,642                --            33,642
Research and development                                                           4,755,853           817,588         5,573,441
Selling and marketing                                                              2,647,233           114,329         2,761,562
General and administrative                                                         1,245,802           217,519         1,463,321
                                                                                 -----------       -----------       -----------
Loss from operations                                                              (8,615,246)       (1,149,436)       (9,764,682)

Interest income, net                                                                 224,453            50,071           274,524
Other income and expenses                                                           (125,148)           (8,380)         (133,528)
                                                                                 -----------       -----------       -----------
Net loss from development stage
   activities                                                                    $(8,515,941)      $(1,107,745)      $(9,623,686)
                                                                                 ===========       ===========       ===========
Basic and diluted net loss per share                                             $     (1.84)      $     (0.40)
                                                                                 ===========       ===========
Shares used in computing basic and
   diluted net loss per share                                                      4,628,372         2,781,664
                                                                                 ===========       ===========


See accompanying notes.

                                   Agere, Inc.
                          (A Development Stage Company)

 Statements of Redeemable Convertible Preferred Stock and Stockholders' Deficit


                                                             REDEEMABLE CONVERTIBLE       REDEEMABLE
                                                                PREFERRED STOCK          CONVERTIBLE              COMMON STOCK
                                                                ---------------           PREFERRED               ------------
                                                              NUMBER OF                     STOCK          NUMBER OF
                                                               SHARES        AMOUNT       SUBSCRIBED         SHARES         AMOUNT
                                                               ------        ------       ----------         ------         ------
Income of common stock                                              --    $       --     $      --          2,004,500        $2,005
Issuance of Series A Redeemable Convertible
Preferred Stock                                              6,539,022     7,692,505            --
Issuance of common stock for technology license                     --            --            --          2,600,000         2,600
Issuance of Series A Redeemable Convertible
     Preferred Stock for forgiveness of debt                   260,978       307,015            --                 --            --
Issuance costs of Series A Redeemable Convertible
      Preferred Stock                                               --      (66,239)            --                 --            --
Exercise of stock options                                           --            --            --            103,000           103
Net loss from development stage activities                          --            --            --
                                                             ---------    ----------     ---------          ---------        ------
Balance at December 31, 1998                                 6,800,000     7,933,281                        4,707,500         4,708
Issuance of common stock                                            --            --            --             89,500            89
Exercise of stock options                                           --            --            --          1,263,000         1,263
Redeemable Convertible Preferred Stock subscribed t
      holders of notes payable                                      --            --       280,000                 --            --
Net loss from development stage activities                          --            --            --                 --            --
                                                             ---------    ----------     ---------          ---------        ------
Balance at December 31, 1999                                 6,800,000    $7,933,281     $ 280,000          6,060,000        $6,060
                                                             =========    ==========     =========          =========        ======

                                                                                    DEFICIT           TOTAL REDEEMABLE
                                                                                  ACCUMULATED            CONVERTIBLE
                                                                  ADDITIONAL       DURING THE           PREFERRED STOCK
                                                                   PAID-IN        DEVELOPMENT         AND STOCKHOLDERS'
                                                                   CAPITAL          STAGE                 DEFICIT
                                                                   -------          -----                 -------
Income of common stock                                           $      --       $          --        $      2,005
Issuance of Series A Redeemable Convertible
Preferred Stock                                                                             --           7,692,505
Issuance of common stock for technology license                    309,400                  --             312,000
Issuance of Series A Redeemable Convertible
     Preferred Stock for forgiveness of debt                            --                  --             307,015
Issuance costs of Series A Redeemable Convertible
      Preferred Stock                                                   --                  --            (66,239)
Exercise of stock options                                            2,487                  --               2,590
Net loss from development stage activities                              --         (1,107,745)         (1,107,745)
                                                                   -------         ----------            --------
Balance at December 31, 1998                                       311,887         (1,107,745)           7,142,131
Issuance of common stock                                            10,847                  --              10,936
Exercise of stock options                                          150,297                  --             151,560
Redeemable Convertible Preferred Stock subscribed to
      holders of notes payable                                          --                  --             280,000
Net loss from development stage activities                              --         (8,515,941)         (8,515,941)
                                                                   -------         ----------            --------
Balance at December 31, 1999                                       473,031         (9,623,686)           (931,314)
                                                                   =======         ==========            ========


See accompanying notes.

                                   Agere, Inc.
                          (A Development Stage Company)

                            Statements of Cash Flows

                                                                                             Period from       PERIOD FROM
                                                                                             May 29, 1998     MAY 29, 1998
                                                                            YEAR ENDED      (inception) to   (INCEPTION) TO
                                                                           DECEMBER 31,      December 31,      DECEMBER 31,
                                                                              1999               1998               1999
                                                                              ----               ----               ----
OPERATING ACTIVITIES
Net loss from development stage activities                               $ (8,515,941)      $ (1,107,745)      $ (9,623,686)
Adjustment to reconcile net loss to cash used in operating
activities:
    Depreciation and amortization expense                                     252,197              8,586            260,783
    Write-off of purchased technology license at inception                         --            312,000            312,000
    Interest expense related to conversion of debt to Series A
      Redeemable Convertible Preferred Stock                                       --              7,015              7,015
    Amortization of discount on note payable                                   23,333                 --             23,333
    Changes in operating assets and liabilities:
      Accounts receivable                                                     (35,999)                --            (35,999)
      Interest receivable                                                      35,282            (35,282)                --
      Inventory                                                              (215,536)                --           (215,536)
      Prepaid expenses                                                       (168,709)          (152,383)          (321,092)
      Other assets                                                                679             (1,759)            (1,080)
      Accounts payable                                                         66,833            290,684            357,517
      Accrued expenses                                                        424,320            107,395            531,715
                                                                         ------------       ------------       ------------
Net cash used in operating activities                                      (8,133,541)          (571,489)        (8,705,030)

INVESTING ACTIVITIES
Purchase of property and equipment                                         (1,262,240)          (280,878)        (1,543,118)
                                                                         ------------       ------------       ------------
Net cash used in investing activities                                      (1,262,240)          (280,878)        (1,543,118)

FINANCING ACTIVITIES
Proceeds from issuance of debt                                              3,750,000            300,000          4,050,000
Repayment of long-term debt                                                  (153,048)                --           (153,048)
Proceeds from issuance of Series A Redeemable Convertible Preferred
    Stock                                                                          --          7,626,266          7,626,266
Proceeds from issuance of common stock                                        162,496              4,595            167,091
                                                                         ------------       ------------       ------------
Net cash provided by financing activities                                   3,759,448          7,930,861         11,690,309
                                                                         ------------       ------------       ------------
Change in cash and cash equivalents                                        (5,636,333)         7,078,494          1,442,161
Cash and cash equivalents, beginning of period                              7,078,494                 --                 --
                                                                         ------------       ------------       ------------
Cash and cash equivalents, end of period                                 $  1,442,161       $  7,078,494       $  1,442,161
                                                                         ============       ============       ============
Noncash transactions:
    Unamortized discount on subordinated promissory note payable              256,667                 --            256,667
    Conversion of debt to Series A Redeemable Convertible
      Preferred Stock                                                    $         --       $    300,000       $    300,000
                                                                         ============       ============       ============

See accompanying notes.

                                   Agere, Inc.
                          (A Development Stage Company)

                    Notes to Financial Statements (continued)


1.  ORGANIZATION

Agere, Inc. (a development stage company) was incorporated in Delaware on May 29, 1998, for the purpose of developing, marketing and supporting high performance network processors.

In 1998, Agere, Inc. (the "Company") issued 2,600,000 shares of common stock as consideration for a license to use certain technology. Substantially all of the purchase price was allocated to acquired in-process research and development based on the fair market value of the Company's common stock at the purchase date. The allocation of the entire purchase price was determined to be reasonable based on the Company's estimate of cost it would incur if it had performed this effort internally. The efforts required to develop this technology include design and verification of the hardware, development and quality assurance of the software and documentation.

As this is the Company's first attempt to develop network processors, at the time of the transaction there existed a significant amount of uncertainty as to the Company's ability to complete the development of a new product within an acceptable timeframe and ahead of competitors. Since its inception, the Company has devoted its efforts principally to research and development, and raising capital and developing markets for its product. As a result, the Company is considered a "development stage company." Management believes that the Company will achieve its targeted revenue and operating goals for 2000. Management also believes the Company's access to cash through equity or debt financing will fund the projected shortfall in cash flow from operations during fiscal year 2000. Also, see Note 8 for discussion of the purchase and sale agreement signed between the Company and Lucent Technologies, Inc. on January 21, 2000. However, there is no guarantee that additional financing will be available to fund its operations through the end of fiscal year 2000 or that the agreement with Lucent will be consummated. The financial statements do not include any adjustments to reflect the possible effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the outcome of this uncertainty.

2.  Significant Accounting Policies

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to makes estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

                                   Agere, Inc.
                          (A Development Stage Company)

                    Notes to Financial Statements (continued)


2.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

CASH EQUIVALENTS

Cash equivalents primarily consist of cash deposits and liquid investments with maturities of three months or less and are stated at cost.

INVENTORY

Inventory consists of raw materials, work-in-process and finished goods (all development systems) and are stated at the lower of cost (on a first-in, first-out basis) or market.

PROPERTY AND EQUIPMENT

Property and equipment are carried at cost less accumulated depreciation. Depreciation of property and equipment is computed using the straight-line method over the useful lives of the assets (generally 1 to 7 years).

REVENUES - DEVELOPMENT SYSTEMS

Revenues are recognized on development systems sales when the system has been shipped to the customer, persuasive evidence of a sale exists, the price of the system has been determined and collectibility of the sale amount is reasonably assured.

ADVERTISING COSTS

The cost of advertising is expensed as incurred. For the year ended December 31, 1999, the Company incurred advertising expenses of approximately $16,000. The Company had no advertising expenses for the period from May 29, 1998 (inception) to December 31, 1998.

RESEARCH AND DEVELOPMENT

The Company accounts for research and development costs in accordance with Financial Accounting Standards Board Statement No. 2, Accounting for Research and Development Costs (FAS 2), which requires that expenditures be expensed to operations as incurred.

                                   Agere, Inc.
                          (A Development Stage Company)

                    Notes to Financial Statements (continued)


2.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INCOME TAXES

The Company accounts for income taxes in accordance with Financial Accounting Standards Board Statement No. 109, Accounting for Income Taxes (FAS 109). This statement prescribes the use of the liability method whereby deferred tax asset and liability account balances are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

COMPREHENSIVE INCOME

In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"). SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Since the Company had no items of other comprehensive income in any of the periods presented, there was no impact from the adoption of SFAS No. 130 on reporting or display of financial information.

STOCK-BASED COMPENSATION

The Company accounts for stock-based compensation in accordance with Financial Accounting Standards Board Statement No. 123, Accounting for Stock-Based Compensation (FAS 123), which prescribes accounting and reporting standards for all stock-based compensation plans, including employee stock options. As allowed by FAS 123, the Company has elected to account for its employee stock-based compensation in accordance with Accounting Principles Board Opinion No.
25, Accounting for Stock Issued to Employees (APB 25).

Stock and options granted to non-employees are accounted for under the provisions of EITF 96-18, Equity Investments That are Issued to Other Than Employees for Acquiring, or in conjunction with Selling, Goods or Services.

CONCENTRATION OF CREDIT RISK

Financial instruments which potentially subject the Company to credit risk consist of short-term investments. The Company's short-term investments, which are included in cash and cash equivalents for reporting purposes, are placed with high credit quality financial institutions and issuers.

                                   Agere, Inc.
                          (A Development Stage Company)

                    Notes to Financial Statements (continued)


2.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

NET LOSS PER SHARE

Basic net loss per share is computed by dividing net loss by the weighted average number of common shares outstanding during the period. Shares associated with stock options and the Redeemable Convertible Preferred Stock are not included because they are antidilutive for all applicable periods presented. The total number of shares excluded from the calculations of diluted net loss per share, prior to application of the treasury stock method for options, was 8,507,875 and 7,051,000 for the year ended December 31, 1999 and the period from May 29, 1998 (inception) to December 31, 1998, respectively. Such securities, had they been dilutive, would have been included in the computations of diluted net loss per share.

RECENTLY ISSUED ACCOUNTING STANDARDS

In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 137, which is effective for fiscal years beginning after June 15, 2000. This statement requires companies to record derivatives on the balance sheet as assets or liabilities measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. SFAS No. 133 will be effective for the Company's financial statements for the year ending December 31, 2001. Management believes that this statement will not have a material impact on the Company's financial position or results of operations.

In March 1999, the FASB issued an exposure draft entitled "Accounting for Certain Transactions involving Stock Compensation," which is a proposed interpretation of APB Opinion No. 25. However, the exposure draft has not been finalized. Once finalized and issued, the current accounting practices for transactions involving stock compensation may need to change and such changes could affect the Company's future operating results.

In December 1999, the Securities and Exchange Commission staff released Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements (SAB No. 101), which provides guidance on the recognition, presentation and disclosure of revenue in financial statements. The application of SAB No. 101 did not have a material impact on the financial statements of the Company.

RECLASSIFICATION

Certain amounts in the prior year financial statements have been reclassified to conform to current year presentation.

                                   Agere, Inc.
                          (A Development Stage Company)

                    Notes to Financial Statements (continued)

                                   Agere, Inc.
                          (A Development Stage Company)

                    Notes to Financial Statements (continued)


3.  NOTES PAYABLE

Notes payable consisted of the following amounts at December 31, 1999 (no notes were outstanding at December 31, 1998):


Revolving $750,000 facility note due May 31, 2000 with interest at prime
    (8.5% at December 1999), collateralized by the assets of the Company                             $    750,000
Revolving $250,000 facility note due May 31, 2000 with interest at prime (8.5%
    at December 1999), collateralized by the assets of the Company                                              -
Equipment financing lease for $1,000,000 with a three year term and interest
    at 7.5%                                                                                                     -
Equipment facility term note for $1,000,000 due August 1, 2002 with interest at the sum of the U.S. Treasury note yield to maturity (5.6% at December
    1999) plus 2.5%, collateralized by the assets of the Company                                          846,952
Subordinated promissory notes with interest at
    12%, collateralized by the assets of the Company payable in monthly installments through November 1, 2002 and additional undrawn committment of
    $1,000,000 payable in 36 monthly installments commencing one month after
    the committment is funded.                                                                          2,000,000
                                                                                                      -----------

                                                                                                        3,596,952
Less discount on subordinated promissory note payable                                                   (256,667)
                                                                                                      -----------
                                                                                                        3,340,285
Less current portion of long term debt                                                                (1,714,092)
                                                                                                      -----------
                                                                                                     $  1,626,193
                                                                                                      ===========

The Company's notes payable contain certain financial covenants that would upon default make the notes payable due and payable on demand.

Following are maturities of long-term debt:


Year ending:                                             December 31
                                                        ------------
2000                                                    $  1,714,092
2001                                                       1,011,025
2002                                                         871,835
                                                        ------------
                                                           3,596,952
Less discount                                               (256,667)
                                                        ------------
                                                        $  3,340,285
                                                        ============

                                   Agere, Inc.
                          (A Development Stage Company)

                    Notes to Financial Statements (continued)


4.  STOCKHOLDERS' DEFICIT

COMMON STOCK

The Company authorized 14,475,000 shares of common stock, of which 6,812,510 shares have been reserved for the conversion of Series A Redeemable Convertible Preferred Stock and 2,000,000 shares have been reserved for issuance of stock options. The common stock is subject to the prior and superior rights of the preferred stock. The holders of common stock are entitled to one vote per share.

SERIES A REDEEMABLE CONVERTIBLE PREFERRED STOCK

Series A Redeemable Convertible Preferred Stock is convertible into common stock at the option of the holder at any time based upon the conversion price defined in the Second Amended and Restated Certificate of Incorporation. At December 31, 1999, the conversion price was $1.1764 per share. All of the outstanding shares of Series A Redeemable Convertible Preferred Stock shall be automatically converted into common stock in the event of a public offering whose offering price is equal to or greater than $3.5292 per share and whose gross proceeds equal or exceed $10,000,000.

In the event of voluntary or involuntary liquidation, including an acquisition, of the Company, the holders of the Series A Redeemable Convertible Preferred Stock shall be entitled to receive, prior and in preference to any distribution of assets of the Company to holders of common stock, an amount for each share of $1.1764, plus accrued or declared, but unpaid dividends.

At any time after October 13, 2003, each holder of Series A Redeemable Convertible Preferred Stock shall have the option to require the Company to redeem all of the Series A Redeemable Convertible Preferred Stock held by such holder at a price per share equal to the liquidation amount or the then fair value per share as determined by an independent appraisal.

Each holder of shares of Series A Redeemable Convertible Preferred Stock has voting rights equal to common stock. Prior to January 1, 2003, the holders of shares of Series A Redeemable Convertible Preferred Stock are entitled to receive dividends as and if declared by the Board of Directors. Beginning January 1, 2003, the holders will be entitled to receive cumulative dividends at an annual rate of $.0823 per share.

                                   Agere, Inc.
                          (A Development Stage Company)

                    Notes to Financial Statements (continued)


4.  STOCKHOLDERS' DEFICIT (CONTINUED)

REDEEMABLE CONVERTIBLE PREFERRED STOCK SUBSCRIBED

In 1999 the Company signed an agreement with a lender to provide financing of up to $3,000,000 in the form of a note and up to $1,000,000 in additional equipment financing (See Note 3). In consideration of the agreements, the Company agreed to issue $280,000 in warrants to purchase redeemable convertible preferred stock. The number of warrants to be issued are based on the average of the value assigned to the company's Series A redeemable convertible preferred stock financing and the value assigned to the redeemable convertible preferred stock in the Company's next financing. At December 31, 1999 no warrants had been issued as the Company had not completed its next financing. The Company recorded the obligation to issue the warrants as Preferred Stock Warrants Subscribed in the accompanying financial statements. The value of the warrants has been recognized as a discount to the related debt and is being amortized as additional interest expense over the term of the note and the equipment financing.

STOCK OPTIONS

The Company's 1998 Stock Plan (the "Plan") allows for the grant of options to purchase shares of common stock and the issuance of common stock directly to eligible persons.

The Plan provides for the options to be either Incentive Options or Non-Statutory Options and approves issuance of up to 2,000,000 shares of common stock over the term of the Plan. The exercise price per share of Incentive Options shall not be less than 100% of the fair market value of the shares of common stock. Vesting is generally ratable over a four year period beginning one year after the grant date. No option shall have a term exceeding ten years from the grant date.

The Plan provides the grantee the right to exercise prior to vesting. Options exercised prior to an employee becoming fully vested in such options are subject to repurchase by the Company should the employee be terminated or leave the Company prior to becoming fully vested in such options. At December 31, 1999, 1,302,125 shares that were exercised by optionees remained unvested and subject to repurchase.

Pro forma information regarding net loss and loss per share is required by FAS
123. The fair value for options was estimated at the date of grant using a minimum value option pricing model with the following weighted-average assumptions: weighted-average risk free interest rate of 6.00%; a dividend yield of 0.0% and a weighted-average expected life of the option of four years.

                                   Agere, Inc.
                          (A Development Stage Company)

                    Notes to Financial Statements (continued)

4. STOCKHOLDERS' DEFICIT (CONTINUED)
For purposes of pro forma disclosure, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows:

                                                                           YEAR ENDED DECEMBER 31
                                                                         1999                 1998
                                                                         ----                 ----
Pro forma stock-based compensation expense                          $     (7,142)        $        (85)
Pro forma net loss                                                    (8,523,083)          (1,107,830)
                                                                    -------------        -------------
Pro forma basic and diluted net loss per share                      $      (1.84)        $      (0.40)

A summary of the Company's 1998 Stock Plan activity and related information for the period from inception to December 31, 1998 and the year ended December 31, 1999 follows:


                                                                                     WEIGHTED-AVERAGE
                                               OPTIONS    RANGE OF EXERCISE PRICES    EXERCISE PRICE
                                               -------    ------------------------    --------------
Outstanding, May 29, 1998
   (inception)                                       --         $       --                $  --
   Granted                                      251,000           0.005-0.12               0.08
   Exercised                                   (103,000)          0.005-0.12               0.03

   Forfeited                                        --                   --                  --
                                                -------            ---------               ----
Outstanding, December 31, 1998                  148,000              0.12                  0.12
   Granted                                    1,529,750            0.12-0.24               0.13
   Exercised                                 (1,263,000)             0.12                  0.12
   Forfeited                                     (9,000)             0.12                  0.12
                                                -------            ---------               ----
Outstanding December 31, 1999                   405,750            0.12-0.24               0.16
                                                -------            ---------               ----
Exerciseable, December 31, 1999                 405,750            0.12-0.24               0.16
                                                -------            ---------               ----

The weighted-average remaining contractual life of outstanding options is 9.78 years. Options available for grant at December 31, 1999 were 219,250.

During 1999, the Company sold 27,000 restricted shares of common stock at fair market value to consultants. Also in 1999 the Company sold 60,000 restricted shares of common stock at fair market value to non-employees. These shares vest over 2 years and fully vest upon change of control.

5.  INCOME TAXES

As of December 31, 1999, the Company has net operating loss carryforwards of approximately $9,097,000 for federal tax reporting purposes and research and development credit carryforwards of approximately $214,000. The net operating loss and research and development credit carryforwards begin to expire in 2018 if not utilized. Utilization of the net operating losses and credits may be subject to a substantial annual limitation due to the "change in ownership" provisions of the Internal Revenue Code of 1986. The annual limitation may result in the expiration of net operating losses and credits before utilization.

                                   Agere, Inc.
                          (A Development Stage Company)

                    Notes to Financial Statements (continued)


5.  INCOME TAXES (CONTINUED)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets as of December 31 are as follows:

                                                                                                      1999              1998
                                                                                                      ----              ----
Deferred tax liabilities:
                                                                                                                 $
     Depreciable assets                                                                        $        --       $   (11,072)
     Prepaid expenses                                                                              (50,373)          (14,449)
                                                                                               -----------       -----------
Total deferred tax liabilities                                                                     (50,373)          (25,521)

Deferred tax assets:
     Depreciable assets                                                                             97,279                --
     Accrued expenses                                                                               20,495            10,318
     Net operating loss and tax credit carryforwards                                             3,579,302           329,948
                                                                                               -----------       -----------

Total deferred tax assets                                                                        3,697,076           340,266

Net deferred tax assets                                                                          3,646,703           314,745
Valuation allowance for deferred tax assets                                                     (3,646,703)         (314,745)
                                                                                               -----------       -----------
Net deferred taxes                                                                             $        --       $        --
                                                                                               ===========       ===========

The Company has established a valuation allowance equal to the net deferred tax assets due to uncertainties regarding the realization of net deferred tax assets based on the Company's lack of earnings history. The valuation allowance increased by $3,331,958 during the year ended December 31, 1999.

                                   Agere, Inc.
                          (A Development Stage Company)

                    Notes to Financial Statements (continued)


5. INCOME TAXES (CONTINUED)

The Company's provision (benefit) for income taxes differs from the expected tax expense (benefit) amount computed by applying the federal income tax rate to income (loss) before income taxes as a result of the following:

                                                           1999           1998
                                                          -----          -----
Pre tax book income (loss)                                (34.0%)        (34.0%)
State taxes net of federal benefit                         (3.0)          (2.2)
Permanent items and other                                  (2.1)           7.7
Change in valuation allowance                              39.1           28.5
                                                          -----          -----
                                                            0.0%           0.0%
                                                          =====          =====

6. LEASE COMMITMENTS

The Company is obligated under operating lease agreements covering certain facilities and equipment. Rental expense was approximately $112,000 and $42,000 for the year ended December 31, 1999 and the period from May 29, 1998 (inception) to December 31, 1998, respectively. Future minimum payments by year and in aggregate for all operating leases with initial terms of one year or more consist of the following at December 31, 1999:

2000                                                                    $414,188
2001                                                                     506,238
2002                                                                         746
Thereafter                                                                   373
                                                                        --------
Total minimum lease payments                                            $921,545
                                                                        ========

7. RELATED PARTY

Under a consulting agreement, the Company paid consulting fees of approximately $315,000 to one of its stockholders for the year ended December 31, 1999. The Company will continue to pay $300,000 per year in consulting fees to this stockholder until termination of the agreement by the Company.

Under a separate consulting agreement, the Company paid consulting fees of approximately $47,000 to one of its stockholders for the year ended December 31, 1999. The agreement with this stockholder was terminated June 30, 1999.

                                   Agere, Inc.
                          (A Development Stage Company)

                    Notes to Financial Statements (continued)


7. RELATED PARTY (CONTINUED)

On November 19, 1999 the Company signed two option agreements to license technology from one of its stockholders. The Company paid $100,000 for the options and immediately recognized the payment as research and development expense. Upon exercise of the options, the Company would be obligated to pay a total purchase price of $1,950,000.

8. SUBSEQUENT EVENTS

ACQUISITION OF THE COMPANY

On January 19, 2000, the Board of Directors signed a definitive purchase agreement with Lucent Technologies Inc. ("Lucent") for the sale of all shares of the Company to Lucent.

EQUIPMENT FINANCING

During January 2000, the Company obtained approximately $306,000 in equipment financing under the terms of an existing debt agreement (see Note 3). The agreement has a three year term, with interest at 7.5% and a maximum loan amount of $1,000,000.

                                                                 ANNEX A


        -----------------------------------------------------------------




                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                            LUCENT TECHNOLOGIES INC.,

                              CHIP ACQUISITION INC.

                                       AND

                                   AGERE, INC.



                   -------------------------------------------

                          Dated as of January 19, 2000

                   -------------------------------------------

                                  AGREEMENT AND
                                 PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of January 19, 2000, by and among LUCENT TECHNOLOGIES INC., a Delaware corporation ("Lucent"), CHIP ACQUISITION INC., a Delaware corporation ("Acquisition"), and AGERE, INC., a Delaware corporation (the "Company").

                                   BACKGROUND

         A. The Company is a Delaware corporation with its registered office located at 15 East North Street, City of Dover, County of Kent, Delaware, and has authorized 14,475,000 shares of common stock, par value $.001 per share (collectively, the "Company Common Stock"), and 6,800,000 shares of preferred stock, $.001 par value per share, of which 6,800,000 shares have been designated Series A Convertible Preferred Stock (collectively, the "Company Preferred Stock", and together with the Company Common Stock, the "Company Capital Stock"). The Company is engaged principally in the design, development, production, marketing, distribution, maintenance and support of network processors (the "Business").

         B. Lucent is a Delaware corporation with its registered office located at 1013 Centre Road, Wilmington, Delaware.

         C. Acquisition is a wholly-owned subsidiary of Lucent and was formed to merge with and into the Company so that as a result of the merger the Company will survive and become a wholly-owned subsidiary of Lucent. Acquisition is a Delaware corporation with its registered office located at 1013 Centre Road, Wilmington, Delaware, and has authorized an aggregate of 1,000 shares of common stock, no par value per share ("Acquisition Common Stock").

         D. The Board of Directors of each of Acquisition and the Company has determined that the merger of Acquisition with and into the Company (the "Merger") in accordance with the provisions of the Delaware General Corporation Law, as amended (the "DGCL"), and subject to the terms and conditions of this Agreement, is in the best interests of Acquisition and the Company and their respective stockholders.

         E. The Boards of Directors of Acquisition and the Company have approved this Agreement and the transactions contemplated hereby.

         F. The parties intend that, for federal income tax purposes, the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code and that this Agreement shall constitute a plan of reorganization.

         NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto intending to be legally bound do hereby agree as follows:

         1. The Merger

                  1.1 General. (a) Subject to the terms and conditions of this Agreement and in accordance with the DGCL, at the Effective Time, (i) Acquisition shall be merged with and into the Company, (ii) the separate corporate existence of Acquisition shall cease and (iii) the Company shall be the surviving corporation (the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of Delaware.

                  (b) The Merger shall become effective at the time of filing of a Certificate of Merger, substantially in the form of Exhibit A attached hereto (the "Certificate of Merger"), with the Secretary of State of the State of Delaware in accordance with the provisions of Section 251 of the DGCL, or at such later time as may be stated in the Certificate of Merger or such later date as the parties may mutually agree (the "Effective Time"). Subject to the terms and conditions of this Agreement, the Company and Acquisition shall duly execute and file the Certificate of Merger with the Secretary of State of the State of Delaware at the time of the Closing. The closing of the Merger (the "Closing") shall take place at the offices of Sidley & Austin, 875 Third Avenue, New York, New York, at 10:00 A.M. two business days after the date on which the last of the conditions set forth in Section 6 shall have been satisfied or waived, or on such other date, time and place as the parties may mutually agree (the "Closing Date").

                  (c) At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Acquisition shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Acquisition shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

                  1.2 Certificate of Incorporation. The Certificate of Incorporation of Acquisition, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided therein and by law except that Article I of such Certificate of Incorporation shall be amended to read as follows: "The name of the Corporation is: "AGERE, INC."

                  1.3 By-Laws. The By-laws of Acquisition, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided therein and by law.

                  1.4 Directors and Officers. From and after the Effective Time,
(a) the directors of Acquisition at the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation, and
(b) the officers of Acquisition at the Effective Time shall be the initial officers of the Surviving Corporation, in each case, until their respective successors are duly elected or appointed and qualified.

         1.5 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Acquisition, the Company or the holders of any of the following securities:

                  (a) Each issued and outstanding share of common stock of Acquisition shall be converted into one validly issued, fully paid and nonassessable share of Common Stock, no par value per share, of the Surviving Corporation;

                  (b) Each share of Company Capital Stock held in the treasury of the Company and each share of Company Capital Stock owned by Acquisition or Lucent shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto; and

                  (c) Subject to the provisions of Sections 1.6 and 1.8, each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares canceled in accordance with Section 1.5(b) and (ii) Dissenting Shares) shall be converted into (A) in the case of each share of Company Common Stock, .57953 (such number as adjusted in accordance with Section 1.6 (the "Common Stock Exchange Ratio")) and (B) in the case of each share of Company Preferred Stock, .60227 (such number as adjusted in accordance with Section 1.6 (the "Preferred Stock Exchange Ratio"); each of the Common Stock Exchange Ratio, the Preferred Stock Exchange Ratio and the Warrant Exchange Ratio is referred to as an "Exchange Ratio" and collectively referred to as the "Exchange Ratios") of a validly issued, fully paid and nonassessable share of Lucent Common Stock including the corresponding percentage right (the "Right") to purchase shares of junior preferred stock, par value $1.00 per share, pursuant to the Rights Agreement dated as of April 4, 1996, as amended, between Lucent and The Bank of New York (successor to First Chicago Trust Company of New York), as Rights Agent. All references in this Agreement to Lucent Common Stock to be received in accordance with the Merger shall be deemed, from and after the Effective Time, to include the Rights. As of the Effective Time, each share of Company Capital Stock shall no longer be outstanding and shall automatically be canceled and retired, and each holder of a certificate representing any shares of Company Capital Stock shall cease to have any rights with respect thereto other than (i) the right to receive shares of Lucent Common Stock to be issued in consideration therefor upon the surrender of such certificate, (ii) any dividends and other distributions in accordance with Section 1.9(c) and (iii) any cash, without interest, to be paid in lieu of any fractional share of Lucent Common Stock in accordance with Section 1.8.

                  1.6 Adjustment of the Exchange Ratios. In the event that, prior to the Effective Time, any stock split, combination, reclassification or stock dividend with respect to the Lucent Common Stock, any change or conversion of Lucent Common Stock into other securities or any other dividend or distribution with respect to the Lucent Common Stock (other than regular quarterly dividends) should occur or, if a record date with respect to any of the foregoing should occur, appropriate and proportionate adjustments shall be made to each Exchange Ratio, and thereafter all references to an Exchange Ratio shall be deemed to be to such Exchange Ratio as so adjusted.

                  1.7 Dissenting Shares. (a) Notwithstanding any provision of this Agreement to the contrary, shares of Company Capital Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who shall not have voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such shares in accordance with Section 262 of the DGCL (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the consideration set forth in Section 1.5(c). Such stockholders shall be entitled to receive such consideration as is determined to be due with respect to such Dissenting Shares in accordance with the provisions of Section 262, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares under Section 262 shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the shares of Lucent Common Stock specified in Section 1.5(c), without any interest thereon, upon surrender, in the manner provided in Section 1.9, of the certificate or certificates that were formerly evidenced by such Dissenting Shares less the number of shares of Lucent Common Stock allocable to such stockholder that have been deposited in the Escrow Fund in respect of Company Capital Stock pursuant to Sections 1.9(b) and 8.1.

                  (b) The Company shall give Lucent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Lucent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

                  1.8 No Fractional Shares. No certificates or scrip representing fractional shares of Lucent Common Stock shall be issued upon the surrender for exchange of Certificates or Warrants, as applicable, and such fractional share shall not entitle the record or beneficial owner thereof to vote or to any other rights as a stockholder of Lucent. In lieu of receiving any such fractional share, the stockholder shall receive cash (without interest) in an amount rounded to the nearest whole cent, determined by multiplying (i) the per share closing price on the New York Stock Exchange, Inc. (the "NYSE") of Lucent Common Stock (as reported on the NYSE Composite Transactions Tape as such Tape is reported in the Wall Street Journal or another recognized business publication) on the date immediately preceding the date on which the Effective Time shall occur (or, if the Lucent Common Stock did not trade on the NYSE on such prior date, the last day of trading in Lucent Common Stock on the NYSE prior to the Effective Time) by (ii) the fractional share to which such holder would otherwise be entitled. Lucent shall make available to the Exchange Agent the cash necessary for this purpose.

                  1.9 Exchange Procedures; Distributions with Respect to Unexchanged Shares; Stock Transfer Books. (a) As of the Effective Time, Lucent shall deposit with the Exchange Agent, for the benefit of the holders of shares of Company Capital Stock and Warrants, certificates representing the shares of Lucent Common Stock to be issued pursuant to Sections 1.5(c) and 5.6(g) in exchange for the shares of Company Capital Stock and Warrants, less the number of shares of Lucent Common Stock to be deposited in the Escrow Fund pursuant to
Section 8.1. Such shares of Lucent Common Stock deposited with the Exchange Agent, together with any dividends or distributions with respect thereto pursuant to Sections 1.8 and 1.9(c), are referred to herein as the "Exchange Fund".

                  (b) As soon as practicable after the Effective Time, Lucent shall use its reasonable best efforts to cause the Exchange Agent to send to each Person who was, at the Effective Time, a holder of record of certificates which represented outstanding Company Capital Stock (the "Certificates"), which shares were converted into the right to receive Lucent Common Stock pursuant to
Section 1.5(c), or a holder of Warrants entitled to receive shares of Lucent Common Stock pursuant to Section 5.6(g), a letter of transmittal which (i) shall specify that delivery shall be effected and risk of loss and title to such Certificates or Warrants, as applicable, shall pass, only upon actual delivery thereof to the Exchange Agent and (ii) shall contain instructions for use in effecting the surrender of the Certificates or Warrants, as applicable. Upon surrender to the Exchange Agent of Certificates or Warrants, as applicable, for cancellation, together with such letter of transmittal duly executed and such other documents as the Exchange Agent may reasonably require, such holder shall be entitled to receive in exchange therefor (A) a certificate representing the number of whole shares of Lucent Common Stock into which the Company Capital Stock represented by the surrendered Certificate or Warrant, as applicable, shall have been converted at the Effective Time less the number of shares of Lucent Common Stock to be deposited in the Escrow Fund on such holder's behalf pursuant to Section 8.1, (B) cash in lieu of any fractional share of Lucent Common Stock in accordance with Section 1.8 and (C) dividends and distributions, if any, that are payable in accordance with Section 1.9(c), and the Certificates or Warrants, as applicable, so surrendered shall then be canceled. Subject to Section 1.8 and
Section 1.9(c), until surrendered as contemplated by this Section 1.9(b), each Certificate or Warrant, as applicable, from and after the Effective Time shall be deemed to represent only the right to receive, upon such surrender, the number of shares of Lucent Common Stock into which such Company Capital Stock or Warrant, as applicable, shall have been converted. In accordance with Section 8.1, as soon as practicable after the Closing Date and subject to the provisions of Section 8, Lucent shall cause to be delivered to the Escrow Agent certificates representing shares of Lucent Common Stock to be deposited in the Escrow Fund pursuant to Section 8 which shall be registered in the name of the Escrow Agent as nominee for the holders of Certificates canceled pursuant to this Section 1.9. Such shares shall be beneficially owned by such holders, shall be entitled to receive any dividends or other distributions as set forth in
Section 1.9(c) and shall be held in escrow and shall be available to compensate Lucent as provided in Section 8. To the extent not used for such purpose, such shares shall be released, as provided in Section 8.

                  (c) No dividends or other distributions declared or made after the Effective Time with respect to the Lucent Common Stock with a record date after the Effective Time shall be paid to any holder entitled by reason of the Merger to receive certificates representing Lucent Common Stock and no cash payment in lieu of a fractional share of Lucent Common Stock shall be paid to any such holder pursuant to Section 1.8 until such holder shall have surrendered its Certificates or Warrants, as applicable, pursuant to this Section 1.9. Subject to applicable law, following surrender of any such Certificate or Warrant, as applicable, such holder shall be paid, in each case, without interest, (i) the amount of any dividends or other distributions theretofore paid with respect to the shares of Lucent Common Stock represented by the certificate received by such holder and having a record date on or after the Effective Time and a payment date prior to such surrender and (ii) at the appropriate payment date, or as promptly as practicable thereafter, the amount of any dividends or other distributions payable with respect to such shares of Lucent Common Stock and having a record date on or after the Effective Time but prior to such surrender and a payment date on or after such surrender.

                  (d) If any certificate representing shares of Lucent Common Stock or any cash is to be issued or paid to any Person other than the registered holder of the Certificate or Warrant, as applicable, surrendered in exchange therefor, it shall be a condition to such exchange that such surrendered Certificate or Warrant, as applicable, shall be properly endorsed and otherwise in proper form for transfer and such Person either (i) shall pay to the Exchange Agent any transfer or other taxes required as a result of the issuance of such certificates of Lucent Common Stock and the distribution of such cash payment to such Person or (ii) shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Lucent or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this

Agreement to any holder of shares of Company Capital Stock or Warrant, as applicable, such amounts as Lucent or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Lucent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Capital Stock or Warrant in respect of which such deduction and withholding was made by Lucent or the Exchange Agent. All amounts in respect of taxes received or withheld by Lucent shall be disposed of by Lucent in accordance with the Code or such state, local or foreign tax law, as applicable.

                  (e) If any Certificate or Warrant, as applicable, shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate or Warrant to be lost, stolen or destroyed and subject to such other conditions as the Board of Directors of the Surviving Corporation may impose, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate or Warrant the shares of Lucent Common Stock as determined under Section 1.5(c) or Section 5.6(g), as applicable, and pay any cash, dividends or other distributions as determined in accordance with Sections 1.8 and 1.9(c) in respect of such Certificate or Warrant; provided that Lucent may, in its reasonable discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate or Warrant to deliver a bond in such sum as it may reasonably require as indemnity against any claim that may be made against Lucent, the Surviving Corporation or the Exchange Agent with respect to the Certificate or Warrant alleged to have been lost, stolen or destroyed.

                  (f) At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Capital Stock on the records of the Company. From and after the Effective Time, the holders of shares of Company Capital Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided herein or by applicable law.

                  1.10 Return of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the former holders of Company Capital Stock or holders of Warrants, as applicable, for six months after the Effective Time shall be delivered to Lucent, upon its request, and any such former holders who have not theretofore surrendered to the Exchange Agent their Certificates or Warrants, as applicable, in compliance herewith shall thereafter look only to Lucent for payment of their claim for shares of Lucent Common Stock, any cash in lieu of fractional shares of Lucent Common Stock and any dividends or distributions with respect to such shares of Lucent Common Stock, and Lucent agrees to promptly pay any such claims. None of Lucent, Acquisition, the Exchange Agent or the Company shall be liable to any former holder of Company Capital Stock or Warrants, as applicable, for any such shares of Lucent Common Stock held in the Exchange Fund (and any cash, dividends and distributions payable in respect thereof) which are delivered to a public official pursuant to an official request under any applicable abandoned property, escheat or similar law.

                  1.11 No Further Ownership Rights in Company Capital Stock. All certificates representing shares of Lucent Common Stock delivered upon the surrender for exchange of any Certificate or Warrant, as applicable, in accordance with the terms hereof (including any cash paid pursuant to Section 1.8 or Section 1.9) shall be deemed to have been delivered (and paid) in full satisfaction of all rights pertaining to the Company Capital Stock previously represented by such Certificate or Warrant.

                  1.12 Further Assurances. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either the Company or Acquisition or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either the Company or Acquisition, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of the Company or Acquisition, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of the Company or Acquisition, as applicable, and otherwise to carry out the purposes of this Agreement.

         2. Approval by Stockholders

                  2.1 Approval by Stockholders. Each of Acquisition and the Company shall call a meeting of its respective stockholders to be held as promptly as practicable after the date hereof for purposes of voting upon this Agreement. Each of the Company and Acquisition will, through their respective boards of directors, recommend to their respective stockholders approval of this Agreement. The Company shall provide Lucent with a copy of all materials to be distributed to its stockholders describing the transactions contemplated hereby not later than one day prior to distribution. The Company, Acquisition and Lucent each agree to execute and deliver such further documents and instruments and to do such other acts and things as may be required to complete all requisite corporate action in connection with the transactions contemplated by this Agreement. All materials distributed to the stockholders of the Company with respect to this Agreement, including any description of the transactions contemplated hereunder, the recommendation of the Board of Directors of the Company that such stockholders approve the Merger, the vote by such stockholders to approve this Agreement and the Merger and any description of appraisal rights available to such stockholders shall be in form and substance reasonably acceptable to Lucent and the Company, and shall be in accordance with applicable law.

         3. Representations and Warranties of the Company. The Company represents and warrants to Acquisition and Lucent as follows:

                  3.1 Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority and all necessary governmental approval to carry on its business as it has been and is now being conducted. The Company is duly qualified or licensed as a foreign corporation to do business and is in good standing in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on the Company.

                  3.2 Capitalization; Options and Other Rights. (a) The total authorized shares of capital stock of the Company consists of (i) 14,475,000 shares of Company Common Stock, of which 6,345,250 shares are issued and outstanding (the "Outstanding Common Shares") and 6,800,000 shares have been reserved for the conversion of the Company Preferred Stock (the "Reserved Common Shares" and collectively with the Outstanding Common Shares, the "Common Shares"); and (ii) 6,800,000 shares of Company Preferred Stock, of which 6,800,000 shares have been designated as Series A Preferred Stock, of which 6,800,000 shares are issued and outstanding (the "Preferred Shares") and 12,510 shares are reserved for issuance upon exercise of the Warrants at an exercise price set forth in Schedule 3.2(a) (the "Warrant Shares"; the Common Shares, the Preferred Shares and the Warrant Shares are collectively referred to herein as the "Shares"). All the Outstanding Common Shares have been duly and validly authorized and issued and are fully paid and nonassessable and all the Reserved Common Shares if and when issued upon the conversion of the Company Preferred Stock will be duly and validly authorized and issued and fully paid and nonassessable. All the Preferred Shares have been duly and validly authorized and issued and are fully paid and nonassessable and all the shares of Series A Preferred Stock when issued in accordance with the terms of the Warrants will be duly and validly authorized and issued and fully paid and nonassessable. None of the Shares has been issued and none of such Company Capital Stock will be issued in violation of the preemptive rights of any stockholder of the Company. The Outstanding Common Shares, the Preferred Shares and the Warrants have been issued, and the Reserved Common Shares reserved for issuance upon the conversion of the Company Preferred Stock and the shares of Series A Preferred Stock to be issued upon exercise of the Warrants will be issued, in compliance in all material respects with all applicable laws, statutes, ordinances, rules, regulations, orders, writs, injunctions, judgments or decrees entered, enacted, promulgated, enforced or issued by any court or other governmental or regulatory authority, domestic or foreign (collectively, "Laws").

                  (b) Except as set forth in Schedules 3.2(b) and 3.15(e), there are no existing agreements, subscriptions, options, warrants, calls, commitments, trusts (voting or otherwise), or rights of any kind whatsoever granting to any Person any interest in or the right to purchase or otherwise acquire from the Company or granting to the Company any interest in or the right to purchase or otherwise acquire from any Person, at any time, or upon the occurrence of any stated event, any securities of the Company, whether or not presently issued or outstanding, nor are there any outstanding securities of the Company or any other entity which are convertible into or exchangeable for other securities of the Company, nor are there any agreements, subscriptions, options, warrants, calls, commitments or rights of any kind granting to any Person any interest in or the right to purchase or otherwise acquire from the Company or any other Person any securities so convertible or exchangeable, nor, to the best knowledge of the Company, are there any proxies, agreements or understandings with respect to the voting of the Shares or the direction of the business operations or conduct of the Company, except as contemplated by this Agreement.

                  (c) Schedule 3.2(c) sets forth a true and complete list of all holders of Company Capital Stock (including the amount and type of security held by such holder).

                  3.3 Authority; Stockholder Vote. (a) The Company has full power and authority to execute, deliver and perform this Agreement and the transactions contemplated hereunder. The execution, delivery and performance of this Agreement by the Company has been duly authorized and approved by all necessary corporate or other action and, except for (i) the approval of this Agreement by the stockholders of the Company and (ii) the filing and recordation of appropriate merger documents as required by the DGCL, no other corporate or other proceedings on the part of the Company are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Company and is the legal, valid and binding obligation of the Company enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

                  (b) The execution, delivery and performance by the Company of this Agreement and the consummation of the Merger do not, and will not, (i) violate or conflict with any provision of the Certificate of Incorporation or By-laws of the Company, (ii) violate any Law applicable to the Company, except for violations which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company, or (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any note, bond, indenture, lien, mortgage, lease, permit, guaranty or other agreement, instrument or obligation to which the Company is a party or by which any of its properties may be bound, except (A) as set forth on Schedule 3.3(b) and (B) for violations, breaches or defaults which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company.

                  (c) The execution and delivery of this Agreement by the Company do not, and the performance by the Company of this Agreement will not, require any consent, approval, authorization or permission of, or filing with or notification to any governmental or regulatory authority, domestic or foreign, or any other Person except for (i) the filing and recordation of appropriate merger documents as required by the DGCL and (ii) any such consent, approval, authorization, permission, notice or filing which if not obtained or made could not reasonably be expected to have a Material Adverse Effect on the Company.

                  (d) The Board of Directors of the Company (i) has approved this Agreement and the transactions contemplated hereby, (ii) has determined that the terms of the Merger are in the best interests of the stockholders of the Company, and (iii) has resolved to recommend the approval of the Merger and the adoption of this Agreement and the consummation of the transactions contemplated hereby to the stockholders of the Company.

                  (e) Pursuant to the provisions of the DGCL, the Certificate of Incorporation of the Company, the By-laws of the Company and any other applicable law, the only approval of holders of Company Capital Stock required to approve the Merger and to approve and adopt the Agreement and the transactions contemplated hereby is the approval of (i) a majority of the outstanding shares of Company Common Stock and Series A Preferred Stock voting as a single class and (ii) at least 67% of the outstanding shares of Series A Preferred Stock, voting separately as a single class.

                  3.4 Charter Documents. The Company has previously furnished to Lucent a true, complete and correct copy of the Certificate of Incorporation and the By-laws of the Company. The Certificate of Incorporation and By-laws of the Company are in full force and effect. The Company is not in violation of any provision of its Certificate of Incorporation or By-laws.

                  3.5 Financial Statements. (a) The Company has previously furnished to Lucent true and complete copies of the following financial statements of the Company (collectively, the "Financial Statements"):

                  (i) the audited balance sheet as of December 31, 1998 (the "Balance Sheet"), with a report by Ernst & Young LLP;

                  (ii) the audited statement of operations, stockholders' equity and cash flows for the fiscal year ended December 31, 1998, with a report by Ernst & Young LLP;

                  (iii) the unaudited balance sheet as of November 30, 1999; and

                  (iv) the unaudited statement of operations, stockholders' equity and cash flows for the eleven-month period ended November 30, 1999.

                  (b) The Financial Statements were prepared in accordance with GAAP. The Financial Statements were prepared on the basis of the books and records of the Company and present fairly, in all material respects, the financial position of the Company as of the dates thereof and the results of its operations, changes in stockholders' equity and cash flows for each of the periods then ended in conformity with GAAP (except, in the case of the unaudited financial statements, for normal and recurring year-end adjustments and the omission of footnotes).

                  3.6 Absence of Undisclosed Liabilities; Indebtedness. (a) Except as disclosed on Schedule 3.6(a) or as set forth in the notes to the Financial Statements, the Company does not have any liability or obligation of any nature (whether absolute, accrued or contingent or otherwise) which is in excess of amounts shown or reserved therefor in the Financial Statements other than (i) liabilities or obligations not required under GAAP on a basis consistent with that of preceding accounting periods to be reported on such Financial Statements and (ii) liabilities or obligations incurred after the date of the Balance Sheet incurred in the ordinary course of business and consistent with past practice.

                  (b) Except as disclosed on Schedule 3.6(b), the Company has no Indebtedness which in aggregate principal amount is greater than $100,000.

                  3.7 Operations and Obligations. (a) Except as set forth in
Schedule 3.7(a) or as reflected in the Financial Statements, and except as a result of the transactions contemplated by this Agreement, since December 31, 1998,

                  (i) there has been no material adverse change in the assets, business, financial condition or operations of the Company and there has been no event or condition that has had or could reasonably be expected to have a Material Adverse Effect on the Company; and

                  (ii) there has been no impairment, damage, destruction, loss or claim, whether or not covered by insurance, or condemnation or other taking which could reasonably be expected to have a Material Adverse Effect on the Company.

                  (b) Except (i) as set forth in Schedule 3.7(b) and (ii) for actions required to be taken hereunder or approved by Lucent, since December 31, 1998, the Company has conducted its business only in the ordinary course and consistent with past practice. Without limiting the generality of the foregoing, since December 31, 1998, except as set forth in such Schedule, the Company has not:

                  (i) issued, delivered or agreed (conditionally or unconditionally) to issue or deliver, or granted any option, warrant or other right to purchase, any of its capital stock or other equity interest or any security convertible into its capital stock or other equity interest, except for the grant of options or the issuance of its capital stock upon the exercise of options in the ordinary course of business consistent with past practice;

                  (ii) other than in the ordinary course of business consistent with past practice, issued, delivered or agreed (conditionally or unconditionally) to issue or deliver any bonds, notes or other debt securities, or borrowed or agreed to borrow any funds or entered into any lease the obligations of which, in accordance with generally accepted accounting principles, would be capitalized;

                  (iii) paid any obligation or liability (absolute or contingent) other than current liabilities reflected or reserved against on the Balance Sheet and current liabilities incurred thereafter in the ordinary course of business consistent with past practice;

                  (iv) declared or made, or agreed to declare or make, any payment of dividends or distributions to its stockholders or purchased or redeemed, or agreed to purchase or redeem, any Shares;

                  (v) except in the ordinary course of business consistent with past practice, made or permitted any material amendment or termination of any agreement to which the Company is a party and is or should be set forth on Schedule 3.9;

                  (vi) undertaken or committed to undertake capital expenditures exceeding $100,000 for any single project or related series of projects;

                  (vii) sold, leased (as lessor), transferred or otherwise disposed of, mortgaged or pledged, or imposed or suffered to be imposed any Lien on, any of the assets reflected on the Balance Sheet or any assets thereafter acquired by the Company, except for inventory and personal property sold or otherwise disposed of for fair value in the ordinary course of its business consistent with past practice and except for Permitted Liens;

                  (viii) canceled any debts owed to or claims held by the Company (including the settlement of any claims or litigation) other than in the ordinary course of its business consistent with past practice;

                  (ix) accelerated or delayed collection of accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected except in the ordinary course of its business consistent with past practice;


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
                  (x) delayed or accelerated payment of any account payable or other liability beyond or in advance of its due date or the date when such liability would have been paid except in the ordinary course of its business consistent with past practice;

                  (xi) entered into or become committed to enter into any other material transaction except in the ordinary course of business;

                  (xii) allowed the levels of supplies or other materials included in the inventory of the Company to vary materially from the levels customarily maintained in accordance with past practice;

                  (xiii) except for increases in the ordinary course of business consistent with past practice, instituted any increase in any compensation payable to any employee of the Company, amended any Plan or modified any other benefits made available to any such employees;

                  (xiv) made any change in the accounting principles or made any material change in accounting practices used by the Company, in each case, from those applied in the preparation of the Financial Statements; or

                  (xv) taken any action which would be prohibited under Section
         5.2 if such action had been taken between the date hereof and the Closing Date.

                  (c) Except as set forth in Schedule 3.7(c), there are no accrued and unpaid dividends or distributions with respect to any capital stock of the Company.

                  3.8 Properties. (a) The Company has good and valid title to all its properties and assets reflected on the Balance Sheet or acquired after the date thereof except for (i) properties and assets sold or otherwise disposed of in the ordinary course of business since the date of such Balance Sheet, (ii) leasehold interests, in which event the Company has a valid leasehold interest and (iii) properties and assets which individually or in the aggregate are not material.

                  (b) The Company does not own any real property.

                  3.9 Contracts. Schedule 3.9 lists any of the following not otherwise listed on any other Schedule:

                  (a) each written contract or commitment which creates an obligation on the part of the Company in excess of $100,000;

                  (b) each written debt instrument, including, without limitation, any loan agreement, line of credit, promissory note, security agreement or other evidence of indebtedness, where the Company is a lender, borrower or guarantor, in a principal amount in excess of $50,000;

                  (c) each written contract or commitment restricting the Company from engaging in any industry or in any line of business in any location;

                  (d) each written contract to which the Company is a party containing a change of control provision;

                  (e) each written contract or commitment in excess of $25,000 to which the Company is a party for any charitable contribution;

                  (f) each written joint venture or partnership agreement to which the Company is a party;

                  (g) each written distributorship, sales agency, sales representative, reseller or marketing, value added reseller, original equipment manufacturing, technology transfer, source code license or other license or other agreement containing the right to sublicense software and/or technology, in each case, to which the Company is a party;

                  (h) each written agreement in excess of $50,000 to which the Company is a party with respect to any assignment, discounting or reduction of any receivables of the Company;

                  (i) each agreement, option or commitment or right with, or held by, any third party to acquire any assets or properties, or any interest therein, of the Company, having a value in excess of $50,000, except for contracts for the sale of inventory, machinery or equipment in the ordinary course of business;

                  (j) each written employment or consulting contract entered into by the Company which is currently in effect; and

                  (k) each supply agreement that the Company could not readily replace without a material impact on the Company.

                  Except as set forth on Schedule 3.9, (i) there are no oral contracts or commitments of the types described in this Section 3.9 which create an obligation on the part of the Company which are individually in excess of $50,000 or in the aggregate in excess of $150,000, (ii) there are no contracts or commitments between the Company and any Affiliate, (iii) there are no contracts, commitments or arrangements with any employee which require the payment of any compensation upon the occurrence of any specified contingency,
(iv) there are no contracts or arrangements, except this Agreement, which require notice to, the consent of, or any payment of any compensation (whether as a penalty, liquidated damages or otherwise) to any party with respect to the Merger or any of the transactions contemplated hereby or in the event of the termination of such contract or arrangement on or following the Effective Time, and (v) there are no contracts which would create rights to any Person against Lucent or any of its Affiliates (other than rights against the Company as in effect on the Closing Date).

                  3.10 Absence of Default. Except as set forth in Schedule 3.10,
(a) each of the agreements listed on Schedules 3.9, 3.13, 3.16 and 3.22 that creates obligations of any person in excess of $50,000 or in the aggregate in excess of $150,000 are, and after giving effect to the Merger will be, valid, binding and in full force and effect; (b) the Company has fulfilled and performed in all material respects its obligations required to be fulfilled or performed as of the date hereof under each such agreement (in each case, to which the Company is a party); (c) the Company is not and has not


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
received any written allegation that it is, and to the best knowledge of the Company, each other party to any such agreement is not, in default under, nor is there or is there alleged in writing to be any basis for termination of, any such agreement; (d) no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a default or breach by the Company or, to the best knowledge of the Company, by any such other party; and (e) the Company is not currently renegotiating any such agreement or paying liquidated damages in lieu of performance thereunder. The Company has previously delivered complete and correct copies of all such agreements (including all amendments) to Lucent.

                  3.11 Litigation. Except as set forth in Schedule 3.11, (i) there are no actions, suits, arbitrations, legal or administrative proceedings or investigations pending or, to the best knowledge of the Company, threatened against the Company; and (ii) neither the Company nor the assets, properties or business of the Company is subject to any judgment, order, writ, injunction or decree of any court, arbitration tribunal or other governmental or regulatory authority, domestic or foreign. Except as set forth in Schedule 3.11, the Company is neither a plaintiff in any such proceeding nor contemplating commencing legal action against any other Person.

                  3.12 Compliance with Law. Except as set forth in Schedule
3.12:

                  (a) the Company has complied in all material respects with, and is not in violation of, in any material respect, any Law to which it or its business is subject; and

                  (b) the Company has obtained all licenses, permits, certificates or other governmental authorizations (collectively "Authorizations") necessary for the ownership or use of its assets and properties or the conduct of its business other than Authorizations (i) which are ministerial in nature and which the Company has no reason to believe would not be issued in due course and (ii) which, the failure of the Company to possess, would not subject the Company to penalties other than fines not to exceed $20,000 in the aggregate ("Immaterial Authorizations"); and

                  (c) the Company has not received written notice of violation of, or knows of any material violation of, any Laws to which it or its business is subject or any Authorization necessary for the ownership or use of its assets and properties or the conduct of its business (other than Immaterial Authorizations).

                  3.13 Intellectual Property; Year 2000. (a) The Company owns, or is validly licensed or otherwise has the right to use, all patents, and patent rights ("Patents") and all trademarks, trade secrets, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights and other proprietary intellectual property rights and computer programs (the "Intellectual Property Rights"), in each case, which are material to the conduct of the business of the Company. Schedule 3.13(a) contains a list of (i) Patents and Patent applications, (ii) trademark registrations and applications and (iii) copyright registrations and applications owned by the Company.

                  (b) To the best knowledge of the Company, the Company has not interfered with, infringed upon (without license to infringe), misappropriated or otherwise come into conflict with any Patent of any other Person. The Company has not interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property Rights of any other Person. The Company has not received any written charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any claim that the Company must license or refrain from using any Patents or Intellectual Property Rights of any other Person) which has not been settled or otherwise fully resolved. To the best knowledge of the Company, no other Person has interfered with, infringed upon (without license to infringe), misappropriated or otherwise come into conflict with any Patents or Intellectual Property Rights of the Company.

                  (c) Assuming that Lucent continues to operate the business of the Company as presently conducted and proposed to be conducted by the Company, then, to the best knowledge of the Company, Lucent's use of the Patents or Intellectual Property Rights which is material to the conduct of the business by the Company will not interfere with, infringe upon (without license to infringe), misappropriate or otherwise come into conflict with the Patents or Intellectual Property Rights of any other Person by virtue of any change of control or prohibition of assignment provisions in agreements between the Company and such Person.

                  (d) Each employee, agent, consultant, officer, director or contractor who has materially contributed to or participated in the creation or development of any copyrightable, patentable or trade secret material on behalf of the Company or any predecessor in interest thereto either: (i) is a party to a "work-for-hire" agreement under which the Company is deemed to be the original owner/author of all property rights therein; or (ii) has executed an assignment or an agreement to assign in favor of the Company or such predecessor in interest, as applicable, all right, title and interest in such material, a copy of which assignment or agreement to assign has been made available to Lucent.

                  (e) The Company has taken all necessary steps directed at ensuring that its products (including prior and current products and technology and products and technology currently under development) will, when used in accordance with associated documentation on a specified platform or platforms, be capable upon installation of (i) operating in accordance with their specifications on dates in both the Twentieth and Twenty-First centuries and
(ii) accurately processing, providing and receiving date data from, into and between the Twentieth and Twenty-First centuries, including the years 1999 and 2000, and making leap-year calculations; provided, that all non-Company products (e.g., hardware, software or firmware) used in or in combination with the Company's products properly exchange data with the Company's products in the same manner on dates in both the Twentieth and Twenty-First centuries. Further, the Company has taken all necessary steps to assure that the year 2000 date change will not adversely affect its operations or the systems and facilities that support the operations of the Company, except as could not reasonably be expected to have a Material Adverse Effect on the Company. Finally, in conjunction with the Year 2000 date transition, the Company has not experienced any material date-related failures of its systems and has no knowledge of any date related issues experienced by its customers with respect to the Company's products.

                  (f) Except as set forth on Schedule 3.13(f), the Company has not sold, assigned, transferred, licensed or sublicensed, or entered into any contract (oral or written) or other arrangement to sell, assign, transfer or sublicense its Patents or Intellectual Property Rights other than, in connection with the Company's assets, in the ordinary course of business, permitting its customers to use any Patents or Intellectual Property Rights embedded in its products, and the Company has not entered into any contract (oral or written) or other arrangement pursuant to which the Company has agreed or is obligated to license, transfer or place in escrow the source code for any of its products (prior or current) or restrict the use of any of its Patents or Intellectual Property Rights.

                  (g) To the best knowledge of the Company, no stockholder of the Company, nor any past or present employee, agent, officer, director, consultant or contractor of the Company, has any interest or right, or claims any interest or right (other than as a stockholder of the Company) in any Patent or Intellectual Property Right that is material to the business and operations of the Company as currently conducted or proposed or contemplated to be conducted by the Company, except for such rights to be conveyed to the Company by Obtek, L.P. pursuant to the Intellectual Property Transfer. Without limiting the generality of the foregoing, all Patents and Intellectual Property Rights held by Obtek, L.P. or any of its partners that is material to the business and operations of the Company as currently conducted, or as proposed or contemplated to be conducted by the Company, shall be conveyed to the Company in the Intellectual Property Transfer.

                  3.14 Tax Matters. (a) Except as set forth on Schedule 3.14(a),
(i) the Company has filed all Tax Returns required to be filed; (ii) all such Tax Returns are complete and accurate in all material respects and all Taxes shown to be due on such Tax Returns have been or will be timely paid; (iii) all Taxes (whether or not shown on any Tax Return) owed by the Company have been timely paid or have been reserved against and entered into the books and records of the Company in accordance with GAAP; (iv) the Company has not waived or been requested to waive any statute of limitations in respect of Taxes; (v) the Tax Returns referred to in clause (i) have been examined by the Internal Revenue Service or the appropriate state, local or foreign taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired; (vi) to the best knowledge of the Company, there is no action, suit, investigation, audit, claim or assessment pending or proposed or threatened with respect to Taxes of the Company; (vii) all deficiencies asserted or assessments made as a result of any examination of the Tax Returns referred to in clause (i) have been paid in full or have been reserved against and entered into the books and records of the Company in accordance with GAAP; (viii) Tax indemnity arrangements, if any, will terminate prior to Closing and the Surviving Corporation will not have any liability thereunder on or after Closing; (ix) there are no liens for Taxes upon the assets of the Company except liens relating to current Taxes not yet due; (x) all Taxes which the Company is required by law to withhold or to collect for payment have been duly withheld and collected, and have been paid or accrued, reserved against and entered on the books of the Company in accordance with GAAP; (xi) except for the Merger, since December 31, 1998, the Company has not taken any action that would, under applicable law, materially adversely impact Lucent's or the Company's ability to utilize any net operating carry forwards of the Company; and (xii) the Company is not and has not been a member of any group of corporations filing a consolidated tax return for United States federal income tax purposes.

                  (b) No consent to the application of Section 341(f)(2) of the Code has been filed with respect to any property or assets held or acquired or to be acquired by the Company. Except in the ordinary course of its business, the Company shall not make any election that could result in any adverse tax consequences to the Company.

                  (c) The Company (i) has not agreed to and is not required to make any adjustment pursuant to Section 481(a) of the Code; (ii) has no knowledge that the Internal Revenue Service ("IRS") has proposed any such adjustment or change in accounting method with respect to the

Company; and (iii) does not have any application pending with the IRS or any other tax authority requesting permission for any change in accounting method.

                  (d) Except as set forth on Schedule 3.14(d), the Company does not own any interest in any (i) domestic international sales corporation, (ii) foreign sales corporation, (iii) controlled foreign corporation, or (iv) passive foreign investment company.

                  (e) The Company is not a party (other than as an investor) to any industrial development bond.

                  (f) The Company has never been and is not a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

                  (g) The Company has not constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

                  3.15 Employee Benefit Plans. (a) Schedule 3.15(a) contains a list of all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (the "Pension Plans"), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) (sometimes referred to as "Welfare Plans") and all other Benefit Plans (together with the Pension Plans and Welfare Plans, the "Plans") maintained, or contributed to, by the Company or any Person that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (the Company and each such other Person, a "Commonly Controlled Entity") for the benefit of any current or any former employees, officers or directors of the Company. The Company has made available to Lucent true, complete and correct copies of (i) each Plan (or, in the case of any unwritten Benefit Plans, descriptions thereof), (ii) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Plan (if any such report was required), (iii) the most recent summary plan description for each Plan for which such summary plan description is required, (iv) each trust agreement and group annuity contract relating to any Plan and (v) all correspondence with the IRS or the United States Department of Labor relating to any outstanding controversy or audit. Except as would not have a Material Adverse Effect on the Company, (x) each Plan has been administered in accordance with its terms, and
(y) the Company and all Plans are in compliance with applicable provisions of ERISA and the Code.

                  (b) All Pension Plans that are intended to be qualified under
Section 401(a) of the Code have been the subject of a determination opinion, notification or advisory letter from the Internal Revenue Service to the effect that such Pension Plans is so qualified and the trust thereunder is exempt from Federal income taxes under Section 501(a) of the Code, and no such determination letter has been revoked nor has any event occurred since the date of such Plan's most recent determination letter that would adversely affect its qualification or materially increase its costs.

                  (c) Neither the Company nor any Commonly Controlled Entity has maintained, contributed to or been obligated to contribute to any Plan that is subject to Title IV of ERISA.

                  (d) The Company does not have any liability or obligation under any Welfare Plan to provide life insurance or medical benefits after termination of employment to any employee or dependent other than as required by
Part 6 of Title I of ERISA.

                  (e) Schedule 3.15(e) lists all outstanding Company Stock Options, showing for each such option: (i) the name of the optionee, (ii) the number of shares issuable, (iii) the number of vested shares, (iv) the date of expiration and (v) the exercise price. As set forth in such Schedule and
Schedule 3.2(b), the per share exercise price of each option granted under the Company Stock Plan is not less than the fair market value of a share of Company Common Stock on the date of grant of the applicable Company Stock Option, as determined in good faith by the Board of Directors.

                  (f) Except as set forth in Schedule 3.15(f) or as provided by this Agreement, no employee of the Company will be entitled to any additional compensation or benefits or any acceleration of the time of payment or vesting of any compensation or benefits under any Plan as a result of the transactions contemplated by this Agreement.

                  (g) The deduction of any amount payable pursuant to the terms of the Plans will not be subject to disallowance under Section 162 (m) of the Code.

                  (h) Schedule 3.15(h) lists all shares of Company Capital Stock issued pursuant to any restricted stock purchase agreement or stock option agreement (including, without limitation, any such agreement amended in accordance with the provisions of this Agreement and any stock option agreement issued under the Company Stock Plan, the "Restricted Stock Agreements"), including (i) the date such shares were sold, (ii) the purchase price per share (which is also the price at which the Company may repurchase such shares), (iii) the number of shares issued, (iv) the number of such shares which, as of the date hereof, are no longer subject to repurchase rights in favor of the Company and (v) the number of such shares which, as of the date hereof, remain subject to repurchase rights in favor of the Company and the schedule for which such rights expire. All Restricted Stock Agreements are for the purchase of Company Common Stock. Except as indicated on Schedule 3.15(h) hereto, the transactions contemplated by this Agreement, including without limitation the Merger, shall not cause any acceleration, vesting or other similar consequences to the rights of the parties under any provision of any Restricted Stock Agreement or under the Company Stock Plan; and following the Merger, the repurchase rights in favor of the Company (to the extent otherwise applicable at that time) shall remain in full force and effect on the Substitute Restricted Stock. Prior to the date hereof, certain of the parties to a Restricted Stock Agreement agreed to make certain adjustments to such Agreements which adjustments are set forth in
Schedule 3.15(h).

                  3.16 Executive Employees. (a) Schedule 3.16(a) lists the names, titles and current annual salary rates of and bonuses paid during the 1999 fiscal year or payable to all present officers and employees of each of the Company whose 1999 annual base salary exceeded $100,000 ("Executive Employees").

                  (b) Except as set forth in Schedules 3.15(a) or 3.16(b), the Company does not have any employment agreement with, or maintain any employee benefit plan (within the meaning of Section 3(3) of ERISA) with respect to, any of its Executive Employees. Except as set forth on Schedule 3.16(b), there are no agreements with respect to Executive Employees which are subject to Section 280G of the Code or which would obligate the Company to make any payment or provide any benefit that could be subject to tax under Section 4999 of the Code.

                  3.17 Employees. (a) The Company has complied in all respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages and hours, other than instances of non-compliance which, individually or in the aggregate, could not reasonably be expected to result in penalties other than fines in an amount not exceeding $50,000 in the aggregate, and the Company is not liable for any arrears of wages or any taxes or penalties for failure to comply with any such Laws; (b) the Company believes that the Company's relations with its employees is satisfactory; (c) there are no controversies pending or, to the best knowledge of the Company, threatened between the Company and any of its employees, which controversies have or could reasonably be expected to have a Material Adverse Effect; (d) the Company is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company, nor, to the best knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees; (e) there are no unfair labor practice complaints pending against the Company before the National Labor Relations Board or any current union representation questions involving employees of the Company; (f) there is no strike, slowdown, work stoppage or lockout existing, or, to the best knowledge of the Company, threatened, by or with respect to any employees of the Company; (g) no charges are pending before the Equal Employment Opportunity Commission or any state, local or foreign agency responsible for the prevention of unlawful employment practices with respect to the Company; (h) there are no claims pending against the Company before any workers' compensation board; and (i) the Company has not received notice that any Federal, state, local or foreign agency responsible for the enforcement of labor or employment laws intends to conduct an investigation of or relating to the Company and, to the best knowledge of the Company, no such investigation is in progress.

                  3.18 Environmental Laws. The Company has not received any notice or claim (and is not aware of any facts that would form a reasonable basis for any claim), or entered into any negotiations or agreements with any other Person, and, to the best knowledge of the Company, the Company is not the subject of any investigation by any governmental or regulatory authority, domestic or foreign, relating to any material or potentially material liability or remedial action under any Environmental Laws. There are no pending or, to the knowledge of the Company, threatened, actions, suits or proceedings against the Company or any of its properties, assets or operations asserting any such material liability or seeking any material remedial action in connection with any Environmental Laws.

                  3.19 Bank Accounts, Letters of Credit and Powers of Attorney.
Schedule 3.19 lists (a) all bank accounts, lock boxes and safe deposit boxes relating to the business and operations of the Company (including the name of the Bank or other institution where such account or box is located and the name of each authorized signatory thereto), (b) all outstanding letters of credit issued by financial institutions for the account of the Company (setting forth, in each case, the financial institution issuing such letter of credit, the maximum amount available under such letter of credit, the terms (including the expiration date) of such letter of credit and the party or parties in whose favor such letter of credit was issued), and (c) the name and address of each Person who has a power of attorney to act on behalf of the Company. The Company has heretofore delivered to Lucent true, correct and complete copies of each letter of credit and each power of attorney described on Schedule 3.19.

                  3.20 Subsidiaries. The Company does not, directly or indirectly, have any ownership or other interest in, or control of, any Person, nor is the Company controlled by or under common control with any Person.

                  3.21 Insurance. Schedule 3.21 sets forth a list of all policies of insurance maintained, owned or held by the Company during the period from inception up to and including the date hereof. The Company shall use all commercially reasonable efforts to keep such insurance or comparable insurance in full force and effect through the Closing Date. The Company has complied with each such insurance policy to which it is a party and has not failed to give any notice or present any claim thereunder in a due and timely manner, except for non-compliance or failure that could not reasonably be expected to have a Material Adverse Effect. Except as disclosed in Schedule 3.21, to the best knowledge of the Company, the full policy limits (subject to deductibles provided in such policies) are available and unimpaired under each such policy and, to the best knowledge of the Company, no insurer under any of such policies has a basis to void such policy on grounds of non-disclosure on the part of the Company thereunder. Each such policy is in full force and effect and will not in any way be affected by or terminate or lapse by reason of the transactions contemplated by this Agreement.

                  3.22 Leases. Schedule 3.22 lists all outstanding leases, both capital and operating, or licenses, pursuant to which the Company has (i) obtained the right to use or occupy any real property or personal property where the value of such personal property exceeds $25,000 in the case of any single lease or $50,000 in the aggregate, or (ii) granted to any other Person the right to use any property described on Schedule 3.23(a).

                  3.23 Assets. (a) Schedule 3.23(a) lists each material item of machinery, equipment, furniture, vehicles or other personal property owned by the Company having an original cost of $25,000 or more.

                  (b) Except as set forth in Schedule 3.23(b), the assets and properties owned or leased by the Company constitute all the material assets and properties used by the Company in the operation of its business (including all books, records, computers and computer programs and data processing systems but excluding Intellectual Property Rights and Patents) and are in good and serviceable condition (subject, in each case, to normal wear and tear and obsolescence and except for assets the book value of which does not exceed $25,000 in the aggregate; provided that the foregoing wear, tear and obsolescence shall not materially disrupt the business of the Company as presently being conducted) and are suitable for the uses for which intended.

                  3.24 Minute Books. The minute books of the Company made available to Lucent contain, in all material respects, a complete and accurate summary of all meetings of directors and stockholders or actions by written resolutions since the time of incorporation of the Company through the date of this Agreement, and reflect all transactions referred to in such minutes and resolutions accurately, except for omissions which are not material.

                  3.25 Complete Copies of Materials. The Company has delivered or made available true and complete copies of each document that has been requested by Lucent or its counsel in connection with their legal and accounting review of the Company.

                  3.26 Disclosure. None of the representations or warranties of the Company contained herein, none of the information contained in the Schedules referred to in this Section 3, and none of the other information or documents furnished or to be furnished to Lucent or Acquisition by the Company or pursuant to the terms of this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact herein or therein necessary in order to make the statements contained herein or therein not misleading in any material respect.

                  3.27 Reorganization. The Company has not taken any action or failed to take any action which action or failure would jeopardize the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

                  3.28 Information in Lucent Registration Statement. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in the registration statement on Form S-4 to be filed with the Securities and Exchange Commission (the "SEC") by Lucent under the Securities Act of 1933 (together with the rules and regulations thereunder, the "Securities Act"), for the purpose of registering shares of Lucent Common Stock to be issued in the Merger (together with any amendments or supplements thereto, whether prior to or after the effective date thereof, the "Registration Statement") will, at the time the Registration Statement is filed with the SEC and at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  3.29 Hart-Scott-Rodino Compliance. The Company is its own "ultimate parent entity" (as defined in 16 CFR Section 801.1(a)(3)). The "person" (as defined in 16 CFR Section 801.1(a)(1)) in which the Company is included does not have annual net sales or "total assets" (as each such term is defined in 16 CFR Section 801.11)) of $10,000,000 or more.

         4. Representations and Warranties of Acquisition and Lucent. Each of Acquisition and Lucent represents and warrants to the Company as follows:

                  4.1 Organization. Each of Lucent and Acquisition is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority and all necessary governmental approvals to enter into and perform this Agreement and the transactions contemplated hereby to be performed by it.

                  4.2 Capital Structure. The authorized capital stock of Lucent as of the date of this Agreement consists of (i) 6,000,000,000 shares of common stock, par value $.01 per share (the "Lucent Common Stock") and (ii) 250,000,000 shares of preferred stock, par value $1.00 per share ("Lucent Authorized Preferred Stock"), of which 15,000,000 shares have been designated Series A Junior Participating Preferred Stock (the "Lucent Junior Preferred Stock"). All the outstanding shares of Lucent Common Stock have been duly and validly authorized and issued and are fully paid and nonassessable. None of the outstanding shares of Lucent Common Stock has been issued in violation of the preemptive rights of any stockholder of Lucent. The shares of outstanding Lucent Common Stock were issued in compliance in all material respects with all Laws. The shares of Lucent Common Stock to be issued pursuant to the Merger will be duly and validly authorized and



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issued, will be fully paid and non-assessable and will not be issued in violation of the preemptive rights of any stockholder of Lucent or in violation of any Laws.

                  4.3 Authority. (a) Each of Lucent and Acquisition has full corporate power and authority to execute, deliver and perform this Agreement and the transactions contemplated hereunder. The Board of Directors of Acquisition has declared the Merger advisable and approved this Agreement and resolved to recommend the approval of the Merger and adoption of this Agreement and the consummation of the transactions contemplated hereby to the sole stockholder of Acquisition. The execution, delivery and performance of this Agreement by each of Lucent and Acquisition has been duly authorized and approved (i) in the case of Acquisition, by its Board of Directors and sole stockholder and (ii) in the case of Lucent, by all necessary corporate action and, except for (A) the adoption of this Agreement by the stockholders of Acquisition and (B) the filing of appropriate merger documents as required by the DGCL, no other corporate proceedings other than actions previously taken on the part of either Lucent or Acquisition are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by each of Lucent and Acquisition and is the legal, valid and binding obligation of each of Lucent and Acquisition enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law). The filing of the Registration Statement has been duly authorized by Lucent.

                  (b) The execution, delivery and performance by each of Lucent and Acquisition of this Agreement and the consummation of the Merger do not, and will not, (i) violate or conflict with any provision of the Certificate of Incorporation or By-laws of either Lucent or Acquisition, (ii) violate any Law, except for violations which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Lucent and Acquisition taken as a whole, or (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any note, bond, indenture, lien, mortgage, lease, permit, guaranty or other agreement, instrument or obligation, oral or written, to which Lucent or Acquisition is a party or by which any of the properties of Lucent or Acquisition may be bound, except for violations, breaches or defaults which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Lucent, its Subsidiaries and Acquisition taken as a whole.

                  (c) The execution and delivery of this Agreement by each of Lucent and Acquisition does not, and the performance by each of Lucent and Acquisition of this Agreement will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, or any other Person except for (i) the filing and recordation of appropriate merger documents as required by the DGCL; (ii) any such consent, approval, authorization, permission, notice or filing which is required under the Securities Act, the Securities Exchange Act of 1934 (together with the rules and regulations promulgated thereunder, the "Exchange Act") and applicable state securities laws; and (iii) any such consent, approval, authorization, permission, notice or filing which if not obtained or made could not reasonably be expected to have a Material Adverse Effect on Lucent, its Subsidiaries and Acquisition taken as a whole.




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                  4.4 Litigation. (a) Neither Lucent nor Acquisition is a party to any suit, action, arbitration or legal, administrative, governmental or other proceeding or investigation pending or, to its knowledge threatened, which reasonably could adversely affect or restrict its ability to consummate the transactions contemplated by this Agreement or to perform its obligations hereunder or which could reasonably be expected to have a Material Adverse Effect on Lucent, its Subsidiaries and Acquisition taken as a whole.

                  (b) There is no judgment, order, writ, injunction or decree of any court, arbitration tribunal or other governmental or regulatory authority, domestic or foreign, to which Lucent or Acquisition is subject which might adversely affect or restrict its ability to consummate the transactions contemplated by this Agreement or to perform its obligations hereunder or which could reasonably be expected to have a Material Adverse Effect on Lucent, its Subsidiaries and Acquisition taken as a whole.

                  4.5 SEC Filings; Lucent Financial Statements. (a) Since October 1, 1998, Lucent has filed with the SEC all reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed under the Securities Act and the Exchange Act (the "Lucent SEC Documents"). As of their respective dates, the Lucent SEC Documents have complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Lucent SEC Documents and, except to the extent that information contained in any Lucent SEC Document has been revised or superseded by a later filed Lucent SEC Document, none of the Lucent SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Lucent included in the Lucent SEC Documents comply as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Lucent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments).

                  (b) Except for liabilities (i) reflected in such financial statements or in the notes thereto, (ii) incurred in the ordinary course of business consistent with past practice since the date of the most recent audited financial statements included in the Lucent Filed SEC Documents, or (iii) incurred in connection with this Agreement or the transactions contemplated hereby, neither Lucent nor any of its Subsidiaries has any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Lucent and its Subsidiaries taken as a whole.

                  4.6 Information Supplied. None of the information supplied or to be supplied by Lucent specifically for inclusion or incorporation by reference in the Registration Statement at the time the Registration Statement is filed with the SEC and at the time the Registration Statement becomes effective under the Securities Act will contain any untrue statement of a material fact or omit



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
to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Registration Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by Lucent with respect to statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation by reference in the Registration Statement.

                  4.7 Operations and Obligations. Except as described in the Lucent SEC Documents, since the date of the most recent audited balance sheet of Lucent contained in the Lucent SEC Documents, (i) except as a result of the transactions contemplated by this Agreement or in connection with the acquisition by Lucent or any of its Subsidiaries of all or substantially all the capital stock or all or substantially all the assets of another Person, there has not been any development that has had or could reasonably be expected to have a Material Adverse Effect on Lucent and its Subsidiaries taken as a whole;
(ii) there has not been any material change by Lucent in its accounting methods, principles or practices, except as required by changes in GAAP or any other change provided such other change could not reasonably be expected to have a Material Adverse Effect on Lucent and its Subsidiaries; or (iii) except as a result of the transactions contemplated by this Agreement or in connection with the acquisition by Lucent or any of its Subsidiaries of all or substantially all the capital stock or all or substantially all the assets of another Person, there has not been any material revaluation by Lucent of any of its assets including, without limitation, writing down the value of capitalized software or inventory or writing off notes or accounts receivable which could reasonably be expected to have a Material Adverse Effect.

                  4.8 Interim Operations of Acquisition. Acquisition was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

                  4.9 Reorganization. Neither Lucent nor any of its Subsidiaries has taken or will take any action or failed to take any action which action or failure would jeopardize the qualification of the Merger as a "Reorganization" within the meaning of Section 368(a) of the Code.

         5.       Conduct Pending Closing.

                  5.1 Conduct of Business Pending Closing. From the date hereof until the Closing, the Company will:

                  (a) maintain its existence in good standing;

                  (b) maintain the general character of its business and properties and conduct its business in the ordinary and usual manner consistent with past practices, except as expressly permitted by this Agreement;

                  (c) maintain business and accounting records consistent with past practices; and

                  (d) use its reasonable best efforts (i) to preserve its business intact, (ii) to keep available to the Company the services of its present officers and employees, and (iii) to preserve for



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the Company the goodwill of its suppliers, customers and others having business relations with the Company.

                  5.2 Prohibited Actions Pending Closing. Unless otherwise provided for herein or approved by Lucent in writing, from the date hereof until the Closing, the Company shall not:

                  (a) amend or otherwise change its Certificate of Incorporation or By-laws;

                  (b) issue or sell or authorize for issuance or sale, or grant any options or make other agreements with respect to, any shares of its capital stock or any other of its securities, except for (i) the grant of options under the Company Stock Plan to purchase up to 247,750 shares of Company Common Stock at an exercise price based on the fair market value of such shares on the date of grant (as determined in good faith by the Board of Directors) with 100% of such options becoming exercisable under Restricted Stock Agreements on the date of grant and subject to a right of repurchase by the Company, which right shall lapse with respect to 25% of such shares when the optionee completes 12 months of service from the date of grant and with respect to 6.25% of such shares when the optionee completes each 3 months of service thereafter, (ii) in connection with the exercise of outstanding Company Stock Options or Warrants, and (iii) those provisions of the agreement with the Exchange Agent which provisions are in furtherance of this Agreement;

                  (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise with respect to any of its capital stock;

                  (d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

                  (e) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, other business organization or any division thereof, (ii) acquire assets with an aggregate purchase price of in excess of $100,000; (iii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances, except (A) for interest and fees on Indebtedness set forth on Schedule 3.6 incurred in the ordinary course of business and consistent with past practice or (B) as contemplated by Section
5.14 or (C) for indebtedness in aggregate principal amount not in excess of $100,000; (iii) enter into any contract or agreement other than in the ordinary course of business, consistent with past practice; (iv) authorize any capital commitment which is in excess of $200,000 or capital expenditures which are, in the aggregate, in excess of $500,000; or (v) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this Section 5.2(e);

                  (f) mortgage, pledge or subject to Lien, any of its assets or properties or agree to do so except for Permitted Liens;

                  (g) assume, guarantee or otherwise become responsible for the obligations of any other Person or agree to so do;

                  (h) enter into or agree to enter into or terminate (prior to the expiration date thereof) any employment agreement;

                  (i) increase the compensation or benefits payable or to become payable to its officers or employees, except for increases in accordance with past practices in salaries or wages of employees of the Company who are not officers of the Company, or grant any severance or termination pay to, or enter into any severance agreement with any director, officer or other employee of the Company, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any such director, officer or employee;

                  (j) take any action, other than in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures (including, without limitation, procedures with respect to the payment of accounts payable and collection of accounts receivables);

                  (k) make any material Tax election or settle or compromise any material federal, state, local or foreign income Tax liability;

                  (l) settle or compromise any pending or threatened suit, action or claim which is material or which relates to any of the transactions contemplated by this Agreement;

                  (m) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than (i) the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the Balance Sheet or subsequently incurred in the ordinary course of business and consistent with past practice and (ii) other claims, liabilities or obligations (qualified as aforesaid) that in the aggregate do not exceed $50,000.

                  (n) except in connection with the sale or licensing of the Company's products in the ordinary course of business and consistent with past practice, sell, assign, transfer, license, sublicense, pledge or otherwise encumber any of the Intellectual Property Rights; or

                  (o) announce an intention, commit or agree to do any of the foregoing.

                  5.3 Access; Documents; Supplemental Information. (a) From and after the date hereof until the Closing, the Company shall afford and, with respect to clause (ii) below, shall use its reasonable best efforts to cause the independent certified public accountants for the Company to afford, (i) to the officers, independent certified public accountants, counsel and other representatives of Acquisition and Lucent, upon reasonable notice free and full access at all reasonable times to the properties, books and records including tax returns filed and those in preparation of the Company and the right to consult with the officers, employees, accountants, counsel and other representatives of the Company in order that Acquisition and Lucent may have full opportunity to make such investigations as they shall reasonably desire to make of the operations, properties, business, financial condition and prospects of the Company, (ii) to the independent certified public accountants of Acquisition and Lucent, free and full access at all reasonable times to the work papers and other records of the accountants relating to the Company, and (iii) to Acquisition and Lucent and their representatives, such additional financial and operating data and other information as to the properties, operations, business, financial condition and prospects of the Company as Acquisition and Lucent shall from time to time reasonably require.

                  (b) From the date of this Agreement through and including the Closing, Acquisition, Lucent and the Company agree to furnish to each other copies of any notices, documents, requests, court papers, or other materials received from any governmental agency or any other third party with respect to the transactions contemplated by this Agreement, except where it is obvious from such notice, document, request, court paper or other material that the other party was already furnished with a copy thereof.

                  (c) The Company shall deliver to Lucent, without charge, the following financial information (the "Supplemental Financial Information"): (i) within 45 days after each fiscal quarter ending after the date hereof and prior to the Effective Time, the unaudited balance sheet of the Company as of the end of such quarter and the unaudited statements of income, stockholders' equity and cash flows of the Company for such quarter and for the portion of the fiscal year then completed, (ii) within 90 days after each fiscal year ending after the date hereof and prior to the Effective Time, the audited balance sheet of the Company as of the end of such year and the audited statements of income, stockholders' equity and cash flows of the Company for such year, in each case, prepared in accordance with GAAP certified by Ernst & Young LLP, and (iii) promptly upon the reasonable request by Lucent, such additional financial information as may be required in connection with any filing by Lucent pursuant to the requirements of federal or state securities laws. Such Supplemental Financial Information shall present fairly, in all material respects, the consolidated financial position of the Company and its Subsidiaries for the period covered, subject in the case of unaudited financials to normal year-end adjustments and the omission of footnotes.

                  (d) Lucent shall deliver to the Company, without charge, a copy of any filing made by Lucent with the SEC under the Exchange Act, including, without limitation, any Form 10-Q, 8-K or 10-K, not later than five business days after the date of such filing with the SEC.

                  5.4 No Solicitation. The Company shall not, nor shall it authorize or permit any of its officers, directors, employees, investment bankers, attorneys or other advisers or representatives, nor shall it encourage any of its other Affiliates to (i) solicit, initiate, or encourage the submission of, any Acquisition Proposal (as hereinafter defined), (ii) enter into any agreement or understanding with respect to any Acquisition Proposal or
(iii) participate in any discussions or negotiations regarding, or furnish to any Person any information for the purpose of facilitating the making of, or take any other action to facilitate any inquiries or the making of, any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation, of which the Company or any of its Affiliates had knowledge at the time of such violation, of the restrictions set forth in the immediately preceding sentence by any officer, director, employee, investment banker, attorney, employee, or other adviser or representative of the Company or any of its Affiliates, whether or not such Person is purporting to act on behalf of the Company or any of its Affiliates or otherwise, shall be deemed to be a breach of this Section 5.4 by the Company. The Company promptly shall advise Lucent of any Acquisition Proposal and inquiries with respect to any Acquisition Proposal. "Acquisition Proposal" means any proposal for a merger or other business combination involving the Company or any of its Affiliates or any proposal or offer to acquire in any manner, directly or indirectly, an equity interest in the



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
Company or any of its Affiliates, any voting securities of the Company or any of its Affiliates or a substantial portion of the assets of the Company (other than sales of the Company's products in the ordinary course of business consistent with past practice).

                  5.5 Filings; Other Actions. (a) As promptly as practicable after the date hereof, and in any event within seven days following receipt by Lucent of all information reasonably requested by it from the Company in order to prepare such Registration Statement, Lucent shall prepare and file the Registration Statement with the SEC. Lucent acknowledges that the Company and its counsel may participate in the preparation of the Registration Statement; provided that the final determination of any issues related thereto shall be made by Lucent. Lucent shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. Lucent shall also take such actions (other than qualifying to do business in any jurisdiction in which Lucent is now not so qualified) as may be required to be taken under any applicable state securities laws in connection with the issuance of Lucent Common Stock in the Merger and upon the exercise of the Adjusted Options. The Company shall furnish all information concerning the Company and the holders of Company Capital Stock as may be reasonably requested in connection with any of the foregoing.

                  (b) Each party hereto agrees, subject to applicable laws relating to the exchange of information, promptly to furnish the other parties hereto with copies of written communications (and memoranda setting forth the substance of all oral communications) received by such party, or any of its Subsidiaries, affiliates or associates (as such terms are defined in Rule 12b-2 under the Exchange Act as in effect on the date hereof), from, or delivered by any of the foregoing to, any governmental or regulatory authority, domestic or foreign, relating to or in respect of the transactions contemplated under this Agreement.

                  5.6 Company Stock Options; Warrants. (a) Prior to the Closing Date, the Board of Directors of the Company (or, if appropriate, any committee administering the 1998 Agere Equity Incentive Plan (the "Company Stock Plan")) shall adopt such resolutions or take such other actions as may be required to effect the following:

                           (i) adjust the terms of all outstanding options to
                  purchase shares of Company Common Stock under the Company Stock Plan (other than the Excluded Option) (all such options other than the Excluded Option being referred to herein as the "Company Stock Options"), whether vested or unvested, as necessary to provide that, at the Effective Time, each Company Stock Option outstanding immediately prior to the Effective Time shall be amended and converted into an option to acquire, on the same terms and conditions as were applicable under such Company Stock Option, the number of shares of Lucent Common Stock (rounded down to the nearest whole share) equal to (A) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time multiplied by (B) the Common Stock Exchange Ratio, at an exercise price per share of Lucent Common Stock (rounded to the nearest 1/100th of a whole cent) equal to (x) the exercise price per share of such Company Common Stock immediately prior to the Effective Time divided by (y) the Common Stock Exchange Ratio (each Company Stock Option as so adjusted, an "Adjusted Option"); and

                           (ii) make such other changes to the Company Stock
                  Plan as the Company and Lucent may agree are appropriate to give effect to the Merger, including as provided in Section 5.7.

                  (b) As soon as practicable after the Effective Time, Lucent shall deliver to the holders of Company Stock Options appropriate notices (the "Company Stock Option Notices") setting forth (i) such holders' rights pursuant to the respective Company Stock Plan and the agreements evidencing the grants of such Company Stock Options and that such Company Stock Options and agreements shall be assumed by Lucent and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 5.6 after giving effect to the Merger) and (ii) the procedures for the exercise of the Adjusted Options. The term, exercisability, vesting schedule (including any acceleration provisions therein as set forth in Schedule 3.15(h)), status as an "incentive stock option" under Section 422 of the Code, if applicable, and all of the other terms of the Company Stock Options shall otherwise remain unchanged.

                  (c) A holder of an Adjusted Option may exercise such Adjusted Option in whole or in part by (i) following the exercise procedures to be delivered by Lucent as set forth in the Company Stock Option Notice and (ii) concurrently delivering to Lucent the consideration therefor and any applicable withholding tax.

                  (d) Except as otherwise contemplated by this Section 5.6 and except to the extent required under the respective terms of the Company Stock Options all restrictions or limitations on transfer and vesting with respect to Company Stock Options awarded under the Company Stock Plan or any other plan, program or arrangement of the Company, to the extent that such restrictions or limitations shall not have already lapsed, shall remain in full force and effect with respect to such options after giving effect to the Merger and the assumption by Lucent as set forth above.

                  (e) As soon as practicable following the date of this Agreement, each Restricted Stock Agreement set forth on Schedule 5.6 shall be assumed by Lucent and, in accordance with Section 1.5(c) hereof, each share of restricted Company Common Stock which is outstanding and unvested thereunder at or immediately prior to the Effective Time pursuant to the Company Stock Plan or any Restricted Stock Agreement shall be converted into the right to receive the Common Stock Exchange Ratio (such number as adjusted in accordance with Section 1.6) including the Right, subject to the same restrictions and vesting as set forth therein (the "Substitute Restricted Stock").

                  (f) The Company shall furnish all information concerning the Company and the holders of Company Capital Stock as may be reasonably requested in connection with any of the foregoing. Within 30 days after the later of the Effective Time and the date on which the Company shall have provided to Lucent all information reasonably requested by it from the Company in order to prepare such registration statement and to administer the Adjusted Options, Lucent shall prepare and file with the SEC a registration statement on Form S-8 (or another appropriate form) registering the number of shares subject to the Adjusted Options. Such registration statement shall be kept effective (and the current status of the prospectus required thereby shall be maintained in accordance with the relevant requirements of the Securities Act and the Exchange Act) at least for so long as any Adjusted Options remain outstanding.

                  (g) Prior to the Effective Time, the Company shall take all actions to receive from each holder of an outstanding warrant (each, a "Warrant") to purchase shares of Series A Preferred Stock an agreement that, as of the Effective Time, such Warrant shall be converted into a right of such holder to receive from the Exchange Agent the consideration set forth in the next sentence at the same time that each such holder of Series A Preferred Stock is entitled to receive shares of Lucent Common Stock in connection with the Merger. Each holder of a Warrant shall be entitled to receive from the Exchange Agent in respect of the shares of Series A Preferred Stock to be issued upon the exercise of such Warrant, the number of shares of Lucent Common Stock (rounded down to the nearest whole share) equal to the number of shares of Series A Preferred Stock subject to such Warrant immediately prior to the Effective Time multiplied by .14685 (the "Warrant Exchange Ratio"). Lucent shall pay cash (without interest) to holders of Warrants in lieu of issuing fractional shares of Lucent Common Stock in an amount, rounded to the nearest whole cent, computed in accordance with the formula set forth in Section 1.8.

                  (h) Prior to the Effective Time, the Company shall take all actions to cause the holder of the Company Stock Option referenced on Schedule 3.9(e) (the "Excluded Option") to exercise such Excluded Option in a manner permitted by the terms thereof.

                  5.7 Company Stock Plans. At the Effective Time, by virtue of the Merger, the Company Stock Plans and the Company Stock Options granted thereunder shall be assumed by Lucent, with the result that all obligations of the Company under the Company Stock Plans, including with respect to awards outstanding at the Effective Time under each Company Stock Plan, shall be obligations of Lucent following the Effective Time; provided, that in the case of any Company Stock Option to which Section 421 of the Code applies by reason of its qualification under Section 422 or Section 423 of the Code, the option price, number of shares purchasable pursuant to such Company Stock Option and the terms and conditions of exercise of such Company Stock Option shall be determined in order to comply with Section 424 of the Code. Prior to the Effective Time, Lucent shall take all necessary actions (including, if required to comply with Section 162(m) of the Code (and the regulations thereunder) or applicable law or rule of the NYSE, obtaining the approval of its stockholders at the next regularly scheduled annual meeting of Lucent following the Effective
Time) for the assumption of the Company Stock Plans, including the reservation, issuance and listing of Lucent Common Stock in a number at least equal to the number of shares of Lucent Common Stock that will be subject to the Adjusted Options.

                  5.8 Comfort Letters. (a) The Company shall use its reasonable best efforts to cause to be delivered to Lucent a "comfort" letter of Ernst & Young LLP, the Company's independent public accountants, dated the date on which the Registration Statement shall become effective and as of the Effective Time, and addressed to Lucent and the Company, in form and substance reasonably satisfactory to Lucent and reasonably customary in scope and substance for letters delivered by independent public accounts in connection with transactions such as those contemplated by this Agreement.

                  (b) Lucent shall use its reasonable best efforts to cause to be delivered to the Company a "comfort" letter of PricewaterhouseCoopers LLP., Lucent's independent public accountants, dated the date on which the Registration Statement shall become effective and as of the Effective Time, addressed to the Company and Lucent, in form and substance reasonably satisfactory to the Company and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement.

                  5.9 Stock Exchange Listing. Lucent shall use its reasonable best efforts to list on the NYSE, upon official notice of issuance, the shares of Lucent Common Stock to be issued in connection with the Merger and upon exercise of Adjusted Options.

                  5.10 Affiliates. As soon as practicable after the date hereof, the Company shall deliver to Lucent a letter identifying all Persons who are, at the time this Agreement is submitted for adoption by the stockholders of the Company, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use its reasonable best efforts to cause each such Person to deliver to Lucent as of the Closing Date, a written agreement substantially in the form attached as Exhibit B hereto.

                  5.11 Notification of Certain Matters. The Company shall give prompt notice to Lucent, and Lucent shall give prompt notice to the Company, of
(a) the occurrence, or non-occurrence, of any event which would be likely to cause (i) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect or (ii) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied; and
(b) any failure of the Company, Lucent or Acquisition, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided that the delivery of any notice pursuant to this Section 5.11 shall not limit or otherwise affect the remedies available to the party receiving such notice.

                  5.12 Tax Returns; Cooperation. The Company on the one hand and Lucent on the other will cooperate with each other and provide such information as any party may require in order to file any return to determine Tax liability or a right to a Tax refund or to conduct a Tax audit or other Tax proceeding. Such cooperation shall include, but not be limited to, making employees available on a mutually convenient basis to explain any documents or information provided hereunder or otherwise as required in the conduct of any audit or other proceeding. The Company and Lucent will retain until the expiration of any applicable statute of limitations (including any extensions thereof) all Tax Returns, schedules and workpapers and all other material records or documents relating to the Company for all Tax periods through the first Tax period ending after the Closing Date. At the expiration of such statutory period (including any extensions thereof), each party shall have the right to dispose of any such Tax Returns and other documents or records on thirty (30) days written notice to the other party. Any information, documents or records obtained under this
Section 5.12 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

                  5.13 Reorganization. Each of Lucent and the Company shall use its reasonable best efforts to cause the business combination of the Merger to be qualified as a reorganization under Section 368(a) of the Code.

                  5.14 Working Capital Financing. Lucent shall provide to the Company working capital financing in an aggregate principal amount not to exceed $10,000,000 at such times and in such amounts as set forth in Schedule 5.14; provided, that no such financing shall be provided by Lucent if, as a result of providing such financing, the representations and warranties made in Section



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
3.29 would at any time not be true and correct. A portion of such financing shall be used as consideration for the Intellectual Property Transfer. Such financing shall be evidenced by one or more promissory notes each substantially in the form attached as Exhibit C hereto.

                  5.15 Actions by the Parties. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto will use its reasonable best efforts to take or cause to be taken all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate and make effective in the most expeditious manner practicable, the transactions contemplated by this Agreement including (i) the obtaining of all necessary actions and non-actions, waivers and consents, if any, from any governmental or regulatory authority, domestic and foreign, and the making of all necessary registrations and filings and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any governmental or regulatory authority, domestic and foreign;
(ii) the obtaining of all necessary consents, approvals or waivers from any other Person; (iii) the defending of any claim, investigation, action, suit or other legal proceeding, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby; and (iv) the execution of additional instruments necessary to consummate the transactions contemplated by this Agreement. Each party will promptly consult with the other and provide necessary information (including copies thereof) with respect to all filings made by such party with the any agency or authority in connection with this Agreement and the transactions contemplated hereby.

                  5.16 Employee Benefit Plans. (a) As soon as practicable after the Effective Time (the "Benefits Date"), Lucent shall provide, or cause to be provided, employee benefit plans, programs and arrangements to employees of the Company that are the same as those made generally available to similarly situated employees of Lucent's Microelectronic Group who are hired by Lucent after December 31, 1999. From the Effective Time to the Benefits Date (which the parties acknowledge may occur on different dates with respect to different plans, programs or arrangements of the Company), Lucent shall provide, or cause to be provided, the employee benefit plans, programs and arrangements of the Company provided to employees of the Company as of the date hereof.

                  (b) With respect to each benefit plan, program or arrangement maintained by Lucent in which employees of the Company subsequently participate (the "Lucent Plans"), for purposes of eligibility to participate, vesting and vacation entitlement (but not for accrual of pension or post retirement health benefits), service with the Company shall be treated as service with Lucent. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any pre-existing condition limitations. The Company's employees shall be given credit for amounts paid under a corresponding benefits plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Lucent Plans.

                  5.17 Indemnification. (a) From and after the Effective Time, Lucent shall, or shall cause the Surviving Corporation to, fulfill and honor in all respects the obligations of the Company to indemnify each Person who is or was a director or officer (an "Indemnified Party") of the Company pursuant to any indemnification provision of the Certificate of Incorporation or By-laws or equivalent constituent documents of the Company as each is in effect on the date hereof.




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
                  (b) For a period of six years after the Effective Time, Lucent shall cause to be maintained in effect officers' and directors' liability insurance with respect to each Indemnified Party of the Company covering acts or omissions by such Person occurring prior to the Effective Time under customary terms and conditions. This Section 5.17 shall survive the closing of all the transactions contemplated hereby, is intended to benefit the Indemnified Parties and their respective heirs and personal representative (each of which shall be entitled to enforce this Section 5.17 against Lucent and the Surviving Corporation, as the case may be, as a third-party beneficiary of this Agreement).

         6.       Conditions Precedent.

                  6.1 Conditions Precedent to Each Party's Obligation to Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the fulfillment or satisfaction, prior to or on the Closing Date of the following conditions:

                  (a) Stockholder Approval. The Merger shall have been duly approved by the requisite vote of the outstanding shares of the Capital Stock of the Company and the common stock, $.01 par value per share, of Acquisition entitled to vote thereon in accordance with the DGCL and the Certificate of Incorporation and By-laws of each of the Company and Acquisition, respectively.

                  (b) Approvals. All authorizations, consents, orders, declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by, any governmental or regulatory authority, domestic or foreign, which the failure to obtain, make or occur would have the effect of making the Merger or any of the transactions contemplated hereby illegal or would have a Material Adverse Effect on Lucent or the Company (as Surviving Corporation), assuming the Merger had taken place, shall have been obtained, made or occurred.

                  (c) No Litigation. No judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition (collectively, "Restraints") shall be in effect with respect to the transactions contemplated hereby, and there shall not be pending any suit, action or proceeding by any Governmental Entity (i) preventing the consummation of the Merger or (ii) which otherwise is reasonably likely to have a Material Adverse Effect on the Company or Lucent, as applicable; provided, that each of the parties shall have used its reasonable best efforts to prevent the entry of any such Restraints and to appeal as promptly as possible any such Restraints that may be entered.

                  (d) Escrow Agreement. Each of Lucent, the Company, the Escrow Agent and the Stockholders' Representative shall have entered into the Escrow Agreement substantially in the form of Exhibit D hereto (the "Escrow Agreement").

                  (e) Representation Letters. Each of the Company and Lucent shall have executed and delivered a letter of representation relating to certain tax matters substantially in the form of Exhibits E and F hereto.




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
                  (f) Affiliate Letters. Each of the Company and its affiliates shall have executed and delivered a letter in connection with Rule 145 under the Securities Act substantially in the form of Exhibit B hereto.

                  (g) Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Lucent Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or, to the knowledge of Lucent or the Company, threatened by the SEC.

                  (h) Stock Exchange Listing. The shares of Lucent Common Stock issued in accordance with the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

                  6.2 Conditions Precedent to Obligations of Acquisition and Lucent. All obligations of Acquisition and Lucent under this Agreement are subject to the fulfillment or satisfaction, prior to or on the Closing Date, of each of the following conditions precedent:

                  (a) Performance of Obligations; Representations and Warranties. The Company shall have performed and complied in all material respects with all agreements and conditions contained in this Agreement that are required to be performed or complied with by it prior to or at the Closing. Each of the Company's representations and warranties contained in Section 3 of this Agreement to the extent it is qualified by Material Adverse Effect or materiality and the Company's representations and warranties contained in
Section 3.13 shall be true and correct and each of the Company's representations and warranties to the extent it is not so qualified by Material Adverse Effect or materiality or contained in Section 3.13, shall be true and correct in all material respects, in each case, on and as of the Closing with the same effect as though such representations and warranties were made on and as of the Closing, except for changes permitted by this Agreement and except to the extent that any representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be as of such earlier date. Lucent shall have received a certificate dated the Closing Date and signed by the Chairman, President or a Vice-President of the Company certifying that the conditions specified in this Section 6.2(a) have been satisfied.

                  (b) Opinion of Counsel. Lucent and Acquisition shall have received the favorable written opinion dated the Closing Date of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, counsel to the Company, in form satisfactory to Lucent and Acquisition.

                  (c) Resignations. The Company shall have delivered to Lucent and Acquisition the written resignation of each director and officer of the Company as shall be requested in writing by Lucent.

                  (d) No Material Adverse Change. There shall have been no material adverse change in the assets, business, financial condition or operations of the Company and no event or events shall have occurred that could reasonably be expected to have a Material Adverse Effect on the Company other than as a result of (i) general economic conditions, (ii) business and economic conditions affecting the network processor microelectronics industry, (iii) liabilities incurred in connection with this Agreement or the transactions contemplated hereby, or (iv) resulting from the announcement of the transactions contemplated hereby.

                  (e) Consents. The Company shall have received all necessary consents, in form and substance satisfactory to Lucent and Acquisition, from the other parties to each contract, lease or agreement to which the Company is a party, except where the failure to receive such consent would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company. The requisite vote of outstanding shares of Company Capital Stock shall have been obtained approving the right of any "disqualified individual" (as such term is defined in Treas. Reg. Sec. 1.280G-1) under the Company Stock Plan or any Restricted Stock Agreement to receive any amounts payable to such person on an acceleration of vesting on or following the Closing Date.

                  (f) Non-Competition Agreements. Obtek, L.P. shall have entered into a Non-Competition Agreement with the Surviving Corporation substantially in the form of Exhibit G hereto, and each of the persons set forth in Schedule 6.2(f), shall have entered into Non-Competition Agreements with the Surviving Corporation, each substantially in the form of Exhibit H hereto, and such agreements shall be in full force and effect.

                  (g) Certificates. Each of Ford Tamer, Eric Rothfus and Obtek, L.P. shall have provided their Certificates to Lucent to be delivered to the Exchange Agent in accordance with Section 1.9(b).

                  (h) Real Property Certificate. Lucent shall have received a certificate from the Company certifying that the Company has never been and is not a United States real property holding corporation within the meaning of
Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code pursuant to Treas. Reg. Sec. 1.897-2(h) and Treas. Reg. Sec. 1.1445-2(c)(3)(i) at the Closing.

                  (i) Intellectual Property Transfer. Prior to or concurrently with the Closing hereunder, the Company shall have purchased from Obtek, L.P. all the intellectual property subject to (x) the Option Agreement dated as of November 19, 1999, between the Company and Obtek, L.P. and (y) the Additional Option Agreement dated as of November 19, 1999, between the Company and Obtek, L.P., in accordance with the terms thereof (the "Intellectual Property Transfer").

                  (j) Retention Agreements; Consulting Agreement. Each of Lucent, Obtek, L.P. and Victor Bennett shall have entered into a Retention Agreement, substantially in the form of Exhibit I hereto. Victor Bennett shall have extended the term of his consulting arrangement with the Company on terms reasonably acceptable to Lucent so that such arrangement shall not terminate prior to the second anniversary of the Closing Date.

                  (k) Stockholder Agreements, Registration Rights Agreements and Voting Agreements. Each of the stockholder agreements and voting agreements entered into by the stockholders of the Company prior to the date hereof, registration rights agreements entered into by the Company and other parties thereto prior to the date hereof and other similar agreements shall have been terminated either according to their terms or by the Company and each of the other parties thereto.

                  (l) Stock Option Agreement. Each holder of Company Stock Options or party to a Restricted Stock Agreement shall have entered into a letter agreement regarding the Substitute Restricted Stock, each substantially in the form of Exhibit J hereto.

                  6.3 Conditions Precedent to the Company's Obligations. All obligations of the Company under this Agreement are subject to the fulfillment or satisfaction, prior to or on the Closing Date, of each of the following conditions precedent:

                  (a) Performance of Obligations; Representations and Warranties. Acquisition and Lucent shall have performed and complied in all material respects with all agreements and conditions contained in this Agreement that are required to be performed or complied with by them prior to or at the Closing. Each of the representations and warranties of Acquisition and Lucent contained in Section 4 of this Agreement to the extent it is qualified by Material Adverse Effect shall be true and correct and each of the representations and warranties of Acquisition and Lucent to the extent it is not so qualified by Material Adverse Effect shall be true and correct in all material respects, in each case, on and as of the Closing with the same effect as though such representations and warranties were made on and as of the Closing except for changes permitted by this Agreement and except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be as of such earlier date. The Company shall have received certificates dated the Closing Date and signed by the President or a Vice-President of Acquisition and an authorized signatory of Lucent, certifying that the conditions specified in this Section 6.3(a) have been satisfied.

                  (b) Opinion of Counsel. The Company shall have received the favorable written opinion dated the Closing Date of Sidley & Austin, special counsel to Acquisition and Lucent, and internal counsel to Acquisition and Lucent, each in form satisfactory to the Company. The Company shall have received a written opinion dated the Closing Date of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, counsel to the Company addressing certain tax matters which opinion shall be in form and substance satisfactory to the Company.

                  (c) No Material Adverse Change. There shall have been no material adverse change in the assets, business, financial condition or operations of Lucent and no event or events shall have occurred that could reasonably be expected to have a Material Adverse Effect on Lucent other than as a result of (i) general economic conditions, (ii) business and economic conditions affecting the network processor microelectronics industry, (iii) liabilities incurred in connection with this Agreement or the transactions contemplated hereby, or (iv) resulting from the announcement of the transactions contemplated hereby.

                  (d) Letter Agreement. Lucent shall have entered into a letter agreement with the Sellers' Representative regarding certain payments to employees of the Company following the Closing Date, substantially in the form of Exhibit K hereto.

         7. Survival of Representation and Warranties.

                  7.1 Representations and Warranties. The representations and warranties of the Company contained in this Agreement (including the schedules to the Agreement which are hereby incorporated by reference) or in any instrument delivered pursuant to this Agreement shall survive



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
for 12 months following the Effective Time. This Section shall not limit any claim for fraud or any covenant or agreement by the parties which contemplates performance after the Effective Time.

         8. Indemnification.

                  8.1 Escrow Shares. As soon as practicable after the Closing Date, 10% of the total number of shares of Lucent Common Stock to be issued to each Indemnifying Stockholder pursuant to Section 1.5(c) (rounded to the nearest whole number) (the "Escrow Fund") shall be deposited with The Bank of New York (or another institution selected by Lucent), as escrow agent (the "Escrow Agent"), such deposit to be governed by the terms set forth herein and in the Escrow Agreement. The Escrow Fund shall be the sole and exclusive source available to compensate Lucent for the indemnification obligations of each holder of Company Capital Stock (each, a "Company Stockholder" and collectively, the "Company Stockholders") under Section 8.2, except that Lucent may elect not to have recourse to the Escrow Fund for any claim of fraud.

                  8.2 General Indemnification. (a) Subject to the limitations set forth in this Section 8, the Indemnifying Stockholders will indemnify and hold harmless Lucent and each Person, if any, who controls, may control or is Controlled by Lucent within the meaning of the Securities Act and their respective officers, directors, employees, agents and advisors (each such indemnitee being referred to herein as an "Indemnified Person"), from and against any and all losses, costs, damages, liabilities, obligations, impositions, inspections, assessments, fines, deficiencies and expenses arising from claims, demands, actions, causes of action, including, without limitation, reasonable legal fees (collectively, "Damages"), arising out of (i) any inaccuracy in any representation or warranty made by the Company in this Agreement or in any exhibit or schedule to this Agreement and (ii) any breach or default by the Company of any of the covenants or agreements given or made by any of them in this Agreement.

                  (b) Lucent and the Indemnifying Stockholders each acknowledge that such Damages, if any, would relate to unresolved contingencies existing at the Closing Date, which if resolved at the Closing Date would have led to a reduction in the total consideration that Lucent would have agreed to pay in connection with the transactions contemplated hereby.

                  8.3 Damage Threshold. (a) Notwithstanding anything to the contrary contained in this Agreement, solely with respect to any claim by Lucent for indemnification under Section 8.2(a)(i) (other than any claim for any inaccuracy in Section 3.13), Lucent may not seek indemnification with respect to any claim for Damages until the aggregate amount of all Damages for which Lucent is seeking indemnification under Section 8.2(a)(i) equals or exceeds $500,000 (the "Threshold"), whereupon Lucent shall be entitled to seek indemnification with respect to all such Damages that exceed the Threshold.

                  (b) In determining the amount of any Damage for which Lucent may seek indemnification under Section 8.2(a)(i) or Section 8.2(a)(iii) but not in determining whether there has been a breach of any representation, warranty or covenant, any materiality standard contained in a representation, warranty or covenant shall be disregarded.

                  8.4 Escrow Period; Release of Escrow Fund. The Escrow Fund shall commence on the date hereof and terminate on the first anniversary of the Closing Date (the "Escrow Period").

On such first anniversary, all shares of Lucent Common Stock then remaining in the Escrow Fund shall be released and promptly delivered by the Escrow Agent to the Indemnifying Stockholders in accordance with each Indemnifying Stockholder's percentage of the Escrow Fund as set forth in the Escrow Agreement; provided that the amount of any claim made pursuant to Section 8.5 during the Escrow Period shall not be released and shall remain in the Escrow Fund pending the resolution of such claim; provided further that the number of shares of Lucent Common Stock in the Escrow Fund which is necessary to satisfy any unsatisfied claims specified in any Lucent Notice theretofore delivered to the Escrow Agent prior to the termination of the Escrow Period with respect to facts and circumstances existing prior to the expiration of the Escrow Period, shall not be released and shall remain in the Escrow Fund until such claims have been resolved. No shares of Lucent Common Stock shall be released from the Escrow Fund to any Indemnifying Stockholder until such time as such holder's Certificates have been surrendered to the Exchange Agent in accordance with
Section 1.9 hereof.

                  8.5 Claims Upon Escrow Fund. Subject to the provisions of this
Section 8, Lucent shall make claims upon the Escrow Fund by delivering to the Escrow Agent on or before the last day of the Escrow Period of a notice signed by a representative of Lucent (a "Lucent Notice") specifying in reasonable detail the individual items of Damages for which indemnification is being sought, the date each such item was paid or properly accrued or arose, the nature of the misrepresentation, breach of warranty or claim to which such item is related. Upon receipt by the Escrow Agent of a Lucent Notice, the Escrow Agent shall, subject to the provisions of Section 8.6, deliver to Lucent, as promptly as practicable, the number of Shares held in the Escrow Fund having a fair market value on the date of such distribution equal to such Damages. Lucent shall, concurrent with the sending of any Lucent Notice to the Escrow Agent, provide a copy of such Lucent Notice to the Company Stockholders' Representative.

                  8.6 Objections to Claims. (a) If the Company Stockholders' Representative shall object to a Lucent Notice within the five-day period after receipt thereof, then Lucent and the Company Stockholders' Representative shall use their good faith efforts to resolve such dispute. If Lucent and the Company Stockholders' Representative resolve such dispute, the parties shall deliver a written notice to the Escrow Agent directing the delivery of the Escrow Fund as agreed between Lucent and the Company Stockholder Representative. The number of shares of Lucent Common Stock necessary to satisfy the Damages specified in the applicable Lucent Notice shall not be released by the Escrow Agent and shall remain in the Escrow Fund pending the resolution in accordance with this Section
8.6 of any such objection.

                  (b) If Lucent and the Company Stockholders' Representative are unable to resolve such dispute within 30 days after the Company Stockholders' Representative objects to such Lucent Notice, either Lucent or the Company Stockholders' Representative may, by written notice to the other and the Escrow Agent, demand arbitration of such dispute. Any such arbitration shall be conducted by such alternative dispute service ("Arbitration Service") as shall be reasonably acceptable to Lucent and the Company Stockholders' Representative. The Arbitration Service shall select one arbitrator reasonably acceptable to Lucent and the Company Stockholders' Representative who shall be expert in the area of development and production of network processor microelectronics products. The decision by the Arbitration Service shall be binding and conclusive and, notwithstanding any other provisions of this Section 8, the Escrow Agent shall be entitled to act in accordance with such decision and make delivery of the Escrow Fund in accordance therewith.

                  (c) The arbitration shall be held in New York, New York. The costs of any such arbitration shall be borne one-half for the account of Lucent and one-half by the Indemnifying Stockholders (out of the Escrow Fund to the extent available after all claims have been satisfied). Judgment upon any award rendered by the arbitrator may be entered in any court of competent jurisdiction.

                  8.7 Third-Party Claims. In the event Lucent becomes aware of a third-party claim which Lucent believes may result in a demand pursuant to this
Section 8, Lucent shall promptly notify the Company Stockholders' Representative of such claim, and the Company Stockholders' Representative shall be entitled, at the Company Stockholders' expense (out of the Escrow Fund to the extent available after all claims have been satisfied), to participate in any defense of such claim; provided that Lucent shall control such defense, and shall have the right with the consent of the Company Stockholders' Representative (which consent shall not be unreasonably withheld) to settle any such claim (it being understood that no such consent of the Company Stockholders' Representative shall be required where the third-party claim, which Lucent proposes to settle could reasonably be expected to adversely affect, in any material respect, the business reputation of Lucent or its Affiliates, or the possible criminal liability of Lucent or its Affiliates or any of their respective officers, directors or employees). In the event that the Company Stockholders' Representative has consented to any such settlement, the Indemnifying Stockholders shall have no power or authority to object under any provision of this Section 8 to the amount of any claim by Lucent for indemnity with respect to such settlement.

                  8.8 Company Stockholders' Representative. (a) Ford Tamer is hereby appointed as the representative (the "Company Stockholders' Representative") for and on behalf of the Company Stockholders to take all actions necessary or appropriate in the judgment of the Company Stockholders' Representative for the accomplishment of the terms of this Agreement. The holders of a majority in interest of the Shares held in the Escrow Fund may replace the Company Stockholders' Representative upon not less than 10 days' prior written notice to Lucent. No bond shall be required of the Company Stockholders' Representative and the Company Stockholders' Representative shall receive no compensation for his services. Notices of communications to or from the Company Stockholders' Representative shall constitute notice to or from each of the Company Stockholders. If Ford Tamer is no longer willing or able to perform the duties of Company Stockholders' Representative, the Company Stockholders' Representative shall be chosen by a majority in interest by the Shares held in the Escrow Fund.

                  (b) The Company Stockholders' Representative shall not be liable for any act done or omitted in such capacity while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advise of counsel shall be conclusive evidence of such good faith. The Company Stockholders shall severally indemnify the Company Stockholders' Representative and hold him harmless against any loss, liability or expense (including expenses of legal counsel) incurred without gross negligence or bad faith on the part of the Company Stockholders' Representative and arising out of or in connection with the acceptance or administration of his duties hereunder.

                  (c) Any decision, act, consent or instruction of the Company Stockholders' Representative shall constitute a decision of all and shall be final, binding and conclusive upon every Company Stockholder, and the Escrow Agent and Lucent may rely upon any decision, act, consent or instruction of the Company Stockholders' Representative. The Escrow Agent and Lucent are hereby relieved from any liability to any person for acts done by them in accordance with such decision, act, consent or instruction of the Company Stockholders' Representative.

         9.       Brokers' and Finders' Fees.

                  9.1 Company. The Company represents and warrants to Acquisition and Lucent that no broker, investment banker or financial advisor other than Hambrecht & Quist LLC is entitled to receive a brokerage fee, financing commission or other commission from the Company in respect of the execution of this Agreement or the consummation of the transactions contemplated hereby. The Company agrees that if the transactions contemplated by this Agreement are not consummated (other than as a result of a breach or default by Lucent or Acquisition), it shall indemnify and hold Acquisition and Lucent harmless against any and all claims, losses, liabilities, costs or expenses which may be asserted against them as a result of the Company's or any of its Affiliates' dealings, arrangements or agreements with any such Person.

                  9.2 Acquisition and Lucent. Acquisition and Lucent represent and warrant to the Company that no broker, investment banker or financial advisor is entitled to receive any brokerage fee, financing commission or other commission from Lucent in respect of the execution of this Agreement or the consummation of the transactions contemplated hereby. Acquisition and Lucent agree that if the transactions contemplated hereby are not consummated (other than as a result of a breach or default by the Company), they shall jointly and severally indemnify and hold the Company harmless against any and all claims, losses, liabilities, costs or expenses which may be asserted against them, as a result of Acquisition's or Lucent's or any of their respective Affiliates' dealings, arrangements or agreements with any such Person.

         10. Expenses. Each party hereto shall pay its own expenses incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the transactions contemplated hereby, whether or not the Merger is consummated.

         11. Press Releases. Except as required by law or Lucent's listing agreement with the New York Stock Exchange, Lucent, Acquisition and the Company shall not issue any press release or otherwise make public any information with respect to this Agreement nor the transactions contemplated hereby, prior to the Closing, without the prior written consent of the other parties to this Agreement.

         12. Contents of Agreement; Parties in Interest; etc. This Agreement and the agreements, schedules and exhibits referred to or contemplated herein and the letter agreement dated November 19, 1999 concerning confidentiality (the "Confidentiality Agreement"), set forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby, and, except as set forth in this Agreement, such other agreements and the Exhibits hereto and the Confidentiality Agreement, there are no representations or warranties, express or implied, made by any party to this Agreement with respect to the subject matter of this Agreement and the Confidentiality Agreement. Except for the matters set forth in the Confidentiality Agreement, any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement and the agreements referred to or contemplated herein. All statements contained in schedules, exhibits, certificates and other instruments attached hereto shall be deemed representations and warranties (or exceptions thereto) by the Company, Acquisition or Lucent, as the case may be.

         13. Assignment and Binding Effect. This Agreement may not be assigned by either party hereto without the prior written consent of the other parties; provided, that Acquisition may assign its rights and obligations under this Agreement to any directly or indirectly wholly-owned Subsidiary of Lucent, upon written notice to the Company if the assignee shall assume the obligations of Acquisition hereunder and Lucent shall remain liable for its obligations hereunder. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto.

         14. Termination. This Agreement may be terminated, and the Merger may be abandoned at any time prior to the Effective Time whether before or after the approval and adoption of this Agreement and the transactions contemplated hereby by the stockholders of the Company or the stockholders of Acquisition:

                  (a) by the mutual agreement of (i) the Board of Directors of Acquisition, (ii) the Board of Directors of the Company and (iii) the appropriate corporate authority of Lucent;

                  (b) by Lucent, Acquisition or the Company if (i) the Effective Time shall not have occurred by June 30, 2000; provided that the right to terminate this Agreement under this Section 14(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date; or (ii) any court of competent jurisdiction in the United States or other United States governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

                  (c) by the Company, in the event Lucent or Acquisition materially breaches its obligations under this Agreement, unless such breach is cured within 15 days after notice to Lucent by the Company; or

                  (d) by Lucent or Acquisition, in the event the Company materially breaches its obligations under this Agreement unless such breach is cured within 15 days after notice by Lucent or Acquisition.

         15. Definitions. As used in this Agreement the terms set forth below shall have the following meanings:

                  (a) "Affiliate" of a Person shall mean any other Person who
(i) directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, such Person or (ii) owns more than 5% of the capital stock or equity interest in such Person. "Control" means the possession of the power, directly or indirectly, to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

                  (b) "Benefit Plan" shall mean any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other material plan, arrangement or understanding (whether or not legally binding) providing material benefits to any current or former employee, officer or director of the Company.

                  (c) "best knowledge" in respect of any representation and warranty of the Company set forth in this Agreement shall mean the actual and constructive knowledge of the executive officers of the Company and employees of the Company charged with responsibility for the particular matter which is the subject of such representation or warranty.

                  (d) "Code" shall mean the Internal Revenue Code of 1986, as amended.

                  (e) "Environmental Laws" shall mean all applicable federal, state, local or foreign laws, rules and regulations, orders, decrees, judgments, permits, filings and licenses relating (i) to protection and clean-up of the environment and activities or conditions related thereto, including those relating to the generation, handling, disposal, transportation or release of Hazardous Substances and (ii) the health or safety of employees in the workplace environment, all as amended from time to time, and shall also include any common law theory based on nuisance, trespass, negligence or other tortious conduct.

                  (f) "Exchange Agent" shall mean a bank or trust company designated as the exchange agent by Lucent (which designation shall be reasonably acceptable to the Company).

                  (g) "Final Determination" shall mean (i) a decision of the United States Tax Court, or a decision, judgment, decree or other order by another court of competent jurisdiction, which has become final and is either no longer subject to appeal or for which a determination not to appeal has been made; (ii) a closing agreement made under Section 7121 of the Code or any comparable foreign, state, local or municipal Tax statute; (iii) any disallowance of a claim for refund or credit in respect of an overpayment of Tax unless a suit related thereto is filed on a timely basis; (iv) any final disposition by reason of the expiration of the applicable statute of limitations; or (v) the actual payment by the Company of Taxes.

                  (h) "GAAP" shall mean generally accepted accounting principles.

                  (i) "Hazardous Substances" shall mean any and all hazardous and toxic substances, wastes or materials, any pollutants, contaminants, or dangerous materials (including, but not limited to, polychlorinated biphenyls, PCBs, friable asbestos, volatile and semi-volatile organic compounds, oil, petroleum products and fractions, and any materials which include hazardous constituents or become hazardous, toxic, or dangerous when their composition or state is changed), or any other similar substances or materials which are included under or regulated by any Environmental Law.

                  (j) "Indebtedness" shall mean as at any date of determination, the sum of the following items of the Company, without duplication: (i) obligations of the Company created, issued or incurred for borrowed money, including all fees and obligations thereunder (including, without limitation, any prepayment or termination fees arising or which will arise out of the prepayment of such Indebtedness prior to its maturity and termination), (ii) obligations of the Company to pay the deferred purchase price or acquisition price of property or services, other than trade or accounts payable arising, and accrued expenses incurred, in the ordinary course of business consistent with past practice,
(iii) the face amount of all letters of credit issued for the account of the Company and all drafts thereunder, (iv) capital lease obligations of the Company, and (v) any obligation guaranteeing any Indebtedness or other obligations of any other Person (including any obligations under any keep well or support agreements).

                  (k) "Indemnifying Stockholders" shall mean Ford Tamer, Obtek, L.P., Eric Rothfus and each holder of Preferred Stock as of the date hereof as set forth in Schedule 3.2.

                  (l) "Liens" shall mean any mortgage, pledge, lien, security interest, conditional or installment sale agreement, encumbrance, charge or other claims of third parties of any kind.

                  (m) "Material Adverse Effect" on a Person shall mean (unless otherwise specified) any condition or event that may: (i) have a material adverse effect on the assets, business, financial condition or operations of such Person; (ii) materially impair the ability of the such Person to perform its obligations under this Agreement; or (iii) prevent or delay the consummation of the transactions contemplated under this Agreement.

                  (n) "Permitted Liens" shall mean (i) Liens for taxes, assessments, or similar charges, incurred in the ordinary course of business that are not yet due and payable or are being contested in good faith; (ii) pledges or deposits made in the ordinary course of business; (iii) Liens of mechanics, materialmen, warehousemen or other like Liens securing obligations incurred in the ordinary course of business that are not yet due and payable or are being contested in good faith; and (iv) similar Liens and encumbrances which are incurred in the ordinary course of business and which do not in the aggregate materially detract from the value of such assets or properties or materially impair the use thereof in the operation of such business.

                  (o) "Person" shall mean any individual, corporation, partnership, limited partnership, limited liability company, trust, association or entity or government agency or authority.

                  (p) "reasonable best efforts" shall mean prompt, substantial and persistent efforts as a prudent Person desirous of achieving a result would use in similar circumstances; provided that the Company, Lucent or Acquisition, as applicable, shall be required to expend only such resources as are commercially reasonable in the applicable circumstances.

                  (q) "Subsidiary" of a Person shall mean any corporation, partnership, joint venture or other entity in which such Person (a) owns, directly or indirectly, 50% or more of the outstanding voting securities or equity interests or (b) is a general partner.

                  (r) "Tax" (and, with correlative meaning, "Taxes" and "Taxable") shall mean any federal, state, local, municipal or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value-added, transfer, stamp, or environmental tax, or any other tax, custom, duty, tariff levy, import, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any governmental or regulatory authority, domestic and foreign.

                  (s) "Tax Return" shall mean any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

         16. Notices. Any notice, request, demand, waiver, consent, approval, or other communication which is required or permitted to be given to any party hereunder shall be in writing and shall be deemed given only if delivered to the party personally or sent to the party by telecopy (promptly followed by a hard-copy delivered in accordance with this Section 16) or by registered or certified mail (return receipt requested), with postage and registration or certification fees thereon prepaid, addressed to the party at its address set forth below:

                  If to Acquisition or Lucent:

                  Lucent Technologies Inc.
                  Microelectronics Group
                  2 Oak Way
                  Berkley Heights, New Jersey 07920-2332
                  Att.: President
                  Telecopy:  (908) 508-8398

                  with copies to:

                  Lucent Technologies Inc.
                  Microelectronics Group
                  2 Oak Way
                  Berkley Heights, New Jersey 07920-2332
                  Att:  Corporate Counsel, Microelectronics
                  Telecopy:  (908) 508-8398

                  If to the Company:

                  Agere, Inc.
                  11801 Stonehollow Drive
                  Suite 200
                  Austin, Texas 78758
                  Att: Ford Tamer
                  Telecopy: (512) 502-2831

                  with a copy to:

                  Gunderson, Dettmer, Stough, Villeneuve,
                    Franklin & Hachigian, LLP
                  8911 Capital of Texas Highway
                  Suite 4240

                  Austin, Texas 78759
                  Att:  Brian K. Beard
                  Telecopy:  (512) 342-2300

or to such other address or Person as any party may have specified in a notice duly given to the other party as provided herein. Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of the date so delivered, telegraphed or mailed.

         17. Amendment. This Agreement may be amended, modified or supplemented at any time prior to the Effective Time by the respective Boards of Directors of the parties hereto notwithstanding the approval hereof by the stockholders of the Company or the stockholders of Acquisition, as applicable, except as provided in Section 251(d) of the DGCL. Any amendment, modification or revision of this Agreement and any waiver of compliance or consent with respect hereto shall be effective only if in a written instrument executed by the parties hereto.

         18. Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of New York as applied to contracts made and fully performed in such state, except insofar as the DGCL shall be mandatorily applicable to the Merger and the rights of the stockholders of the Company in connection therewith.

         19. No Benefit to Others. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto, and their respective successors and assigns, and they shall not be construed as conferring, and are not intended to confer, any rights on any other Person.

         20. Severability. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of the Agreement shall remain in full force and effect. Upon such determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to give effect to the original intent of the parties to the fullest extent permitted by applicable Law.

         21. Section Headings. All section headings are for convenience only and shall in no way modify or restrict any of the terms or provisions hereof.

         22. Schedules and Exhibits. All Schedules and Exhibits referred to herein are intended to be and hereby are specifically made a part of this Agreement.

         23. Extensions. At any time prior to the Effective Time, any party may by corporate action, extend the time for compliance by or waive performance of any representation, warranty, condition or obligation of any other party.

         24. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and the Company, Acquisition and Lucent may become a party hereto by executing a counterpart hereof. This Agreement and any counterpart so executed shall be deemed to be one and the same instrument.

                  IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have duly executed this Agreement as of the date first above written.


                                        LUCENT TECHNOLOGIES INC.



                                        By:________________________________
                                             Name:
                                             Title:



                                        CHIP ACQUISITION INC.



                                        By:________________________________
                                             Name:
                                             Title:




                                        AGERE, INC.



                                        By:________________________________
                                             Name:
                                             Title:

                            GLOSSARY OF DEFINED TERMS

Defined Term                                              Location of Definition
------------                                              ----------------------
Acquisition............................................   Preamble
Acquisition Common Stock ..............................   Recitals
Acquisition Proposal...................................   Section 5.4
Adjusted Option........................................   Section 5.6
Affiliate..............................................   Section 15(a)
Agreement..............................................   Preamble
Arbitration Service....................................   Section 8.6(b)
Authorizations.........................................   Section 3.12(b)
Balance Sheet..........................................   Section 3.5(a)
Benefit Plan...........................................   Section 15(b)
Benefits Date..........................................   Section 5.16(a)
best knowledge.........................................   Section 15(c)
Business...............................................   Recitals
Certificate of Merger..................................   Section 1.1(b)
Certificates...........................................   Section 1.9(b)
Closing................................................   Section 1.1(b)
Closing Date...........................................   Section 1.1(b)
Code...................................................   Section 15(d)
Common Shares..........................................   Section 3.2 (a)
Common Stock Exchange Ratio............................   Section 1.5(c)
Commonly Controlled Entity.............................   Section 3.15(a)
Company................................................   Preamble
Company Capital Stock..................................   Recitals
Company Common Stock...................................   Recitals
Company Preferred Stock................................   Recitals
Company Stock Options..................................   Section 5.6
Company Stock Option Notices...........................   Section 5.6(b)
Company Stock Plan.....................................   Section 5.6
Company's Stockholders' Representative.................   Section 8.8(a)
Confidentiality Agreement..............................   Section 12
Damages................................................   Section 8.2
DGCL...................................................   Recitals
Dissenting Shares......................................   Section 1.7(a)
Effective Time.........................................   Section 1.1(b)
Environmental Laws.....................................   Section 15(e)
Escrow Agent...........................................   Section 8.1
Escrow Agreement ......................................   Section 6.1(d)
Escrow Fund............................................   Section 8.1
Escrow Period..........................................   Section 8.4
ERISA..................................................   Section 3.15(a)
Exchange Act...........................................   Section 4.3(c)
Exchange Agent.........................................   Section 15(f)
Exchange Fund..........................................   Section 1.9

Exchange Ratio.........................................   Section 1.5(c)
Excluded Option........................................   Section 5.6(g)
Executive Employees....................................   Section 3.16(a)
Final Determination....................................   Section 15(g)
Financial Statements...................................   Section 3.5(a)
GAAP...................................................   Section 15(h)
Hazardous Substances...................................   Section 15(i)
Immaterial Authorizations..............................   Section 3.12(b)
Indemnified Party......................................   Section 5.17
Indemnified Person.....................................   Section 8.2
Indemnifying Stockholders..............................   Section 15(k)
Intellectual Property Rights...........................   Section 3.13(a)
Intellectual Property Transfer.........................   Section 6.2(i)
Indebtedness...........................................   Section 15(j)
IRS....................................................   Section 3.14
Laws...................................................   Section 3.2
Liens..................................................   Section 15(l)
Lucent.................................................   Preamble
Lucent Common Stock....................................   Section 4.2
Lucent Notice..........................................   Section 8.5
Lucent Plans...........................................   Section 5.16(b)
Lucent Authorized Preferred Stock......................   Section 4.2
Lucent Junior Preferred Stock..........................   Section 4.2
Lucent SEC Documents...................................   Section 4.5(a)
Material Adverse Effect................................   Section 15(m)
Merger.................................................   Recitals
NYSE...................................................   Section 1.8
Outstanding Common Shares..............................   Section 3.2.(a)
Patents................................................   Section 3.13(a)
Pension Plans..........................................   Section 3.15(a)
Permitted Liens........................................   Section 15(n)
Person.................................................   Section 15(o)
Plans..................................................   Section 3.15(a)
Preferred Shares.......................................   Section 3.2(a)
Preferred Stock Exchange Ratio.........................   1.5(c)
reasonable best efforts................................   Section 15(p)
Registration Statement.................................   Section 3.28
Reserved Common Shares.................................   Section 3.2.(a)
Restraints.............................................   Section 6.1(c)
Restricted Stock Agreement.............................   Section 3.15(h)
Right..................................................   Section 1.5(c)
SEC....................................................   Section 3.28
Securities Act.........................................   Section 3.28
Shares.................................................   Section 3.2(a)
Subsidiary.............................................   Section 15(q)
Substitute Restricted Stock............................   Section 5.6
Supplemental Financial Information.....................   Section 5.3(c)

Surviving Corporation..................................   Section 1.1(a)
Tax....................................................   Section 15(r)
Tax Return.............................................   Section 15(s)
Threshold..............................................   Section 8.3
Warrant................................................   Section 5.6(g)
Warrant Exchange Ratio.................................   Section 5.6(g)
Warrant Shares.........................................   Section 3.2(a)
Welfare Plans..........................................   Section 3.15(a)

                                TABLE OF CONTENTS

                                                                                                                    Page
AGREEMENT AND
         PLAN OF MERGER..........................................................................................    1

BACKGROUND.......................................................................................................    1
                  1.       The Merger............................................................................    2
                  1.1      General...............................................................................    2
                  1.2      Certificate of Incorporation..........................................................    2
                  1.3      By-Laws...............................................................................    2
                  1.4      Directors and Officers................................................................    2
                  1.5      Conversion of Securities..............................................................    3
                  1.6      Adjustment of the Exchange Ratios.....................................................    3
                  1.7      Dissenting Shares.....................................................................    3
                  1.8      No Fractional Shares..................................................................    4
                  1.9      Exchange Procedures; Distributions with Respect to Unexchanged Shares;
                           Stock Transfer Books..................................................................    4
                  1.10     Return of Exchange Fund...............................................................    6
                  1.11     No Further Ownership Rights in Company Capital Stock..................................    7
                  1.12     Further Assurances....................................................................    7
         2.       Approval by Stockholders.......................................................................    7
                  2.1      Approval by Stockholders..............................................................    7
         3.       Representations and Warranties of the Company..................................................    8
                  3.1      Organization..........................................................................    8
                  3.2      Capitalization; Options and Other Rights..............................................    8
                  3.3      Authority; Stockholder Vote...........................................................    9
                  3.4      Charter Documents.....................................................................   10
                  3.5      Financial Statements..................................................................   10
                  3.6      Absence of Undisclosed Liabilities; Indebtedness......................................   10
                  3.7      Operations and Obligations............................................................   11
                  3.8      Properties............................................................................   13
                  3.9      Contracts.............................................................................   13
                  3.10     Absence of Default....................................................................   14
                  3.11     Litigation............................................................................   14
                  3.12     Compliance with Law...................................................................   15
                  3.13     Intellectual Property; Year 2000......................................................   15
                  3.14     Tax Matters...........................................................................   17
                  3.15     Employee Benefit Plans................................................................   18
                  3.16     Executive Employees...................................................................   19
                  3.17     Employees.............................................................................   19
                  3.18     Environmental Laws....................................................................   20
                  3.19     Bank Accounts, Letters of Credit and Powers of Attorney...............................   20
                  3.20     Subsidiaries..........................................................................   20
                  3.21     Insurance.............................................................................   21
                  3.22     Leases................................................................................   21
                  3.23     Assets................................................................................   21

                                                                                                                    Page
                  3.24     Minute Books..........................................................................   21
                  3.25     Complete Copies of Materials..........................................................   21
                  3.26     Disclosure............................................................................   21
                  3.27     Reorganization........................................................................   22
                  3.28     Information in Lucent Registration Statement..........................................   22
                  3.29     Hart-Scott-Rodino Compliance..........................................................   22
         4.       Representations and Warranties of Acquisition and Lucent.......................................   22
                  4.1      Organization..........................................................................   22
                  4.2      Capital Structure.....................................................................   22
                  4.3      Authority.............................................................................   23
                  4.4      Litigation............................................................................   24
                  4.5      SEC Filings; Lucent Financial Statements..............................................   24
                  4.6      Information Supplied..................................................................   25
                  4.7      Operations and Obligations............................................................   25
                  4.8      Interim Operations of Acquisition.....................................................   25
                  4.9      Reorganization........................................................................   25
         5.       Conduct Pending Closing........................................................................   25
                  5.1      Conduct of Business Pending Closing...................................................   25
                  5.2      Prohibited Actions Pending Closing....................................................   26
                  5.3      Access; Documents; Supplemental Information...........................................   27
                  5.4      No Solicitation.......................................................................   28
                  5.5      Filings; Other Actions................................................................   29
                  5.6      Company Stock Options; Warrants.......................................................   29
                  5.7      Company Stock Plans...................................................................   31
                  5.8      Comfort Letters.......................................................................   32
                  5.9      Stock Exchange Listing................................................................   32
                  5.10     Affiliates............................................................................   32
                  5.11     Notification of Certain Matters.......................................................   32
                  5.12     Tax Returns; Cooperation..............................................................   32
                  5.13     Reorganization........................................................................   33
                  5.14     Working Capital Financing.............................................................   33
                  5.15     Actions by the Parties................................................................   33
                  5.16     Employee Benefit Plans................................................................   33
                  5.17     Indemnification.......................................................................   34
         6.       Conditions Precedent...........................................................................   34
                  6.1      Conditions Precedent to Each Party's Obligation to Effect the Merger..................   34
                  6.2      Conditions Precedent to Obligations of Acquisition and Lucent.........................   35
                  6.3      Conditions Precedent to the Company's Obligations.....................................   37
         7.       Survival of Representation and Warranties......................................................   38
         7.1      Representations and Warranties.................................................................   38

8.       Indemnification.........................................................................................   38
                  8.1      Escrow Shares.........................................................................   38
         8.2      General Indemnification........................................................................   38
         8.3      Damage Threshold...............................................................................   39

                                                                                                                    Page
         8.4      Escrow Period; Release of Escrow Fund..........................................................   39
         8.5      Claims Upon Escrow Fund........................................................................   39
                  8.6      Objections to Claims..................................................................   40
                  8.7      Third-Party Claims....................................................................   40
                  8.8      Company Stockholders' Representative..................................................   41
         9.       Brokers' and Finders' Fees.....................................................................   41
                  9.1      Company...............................................................................   41
                  9.2      Acquisition and Lucent................................................................   42
         10.      Expenses.......................................................................................   42
         11.      Press Releases.................................................................................   42
         12.      Contents of Agreement; Parties in Interest; etc................................................   42
         13.      Assignment and Binding Effect..................................................................   42
         14.      Termination....................................................................................   43
         15.      Definitions....................................................................................   43
         16.      Notices........................................................................................   46
         17.      Amendment......................................................................................   47
         18.      Governing Law..................................................................................   47
         19.      No Benefit to Others...........................................................................   47
         20.      Severability.  ................................................................................   47
         21.      Section Headings...............................................................................   47
         22.      Schedules and Exhibits.........................................................................   47
         23.      Extensions.....................................................................................   47
         24.      Counterparts...................................................................................   47

GLOSSARY OF DEFINED TERMS.........................................................................................  i

                                                                         ANNEX B


               SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW


Section 262. Appraisal rights

         (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

         (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 Or Section 264 of this title:

                  (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

                  (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept fOR such stock anything except:


                           a. Shares of stock of the corporation surviving or
                  resulting from such merger or consolidation, or depository receipts in respect thereof;

                           b. Shares of stock of any other corporation, or
                  depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

                           c. Cash in lieu of fractional shares or fractional
                  depository receipts described in the foregoing subparagraphs
                  a. and b. of this paragraph; or

                           d. Any combination of the shares of stock, depository
                  receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

                  (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

         (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

         (d) Appraisal rights shall be perfected as follows:

                  (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

                  (2) If the merger or consolidation was approved pursuant to
         Section 228 or Section 253 of THIS title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

         (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

         (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

         (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

         (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

         (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

         (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

         (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

         (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                         ANNEX C


                                                                  EXECUTION COPY

                                VOTING AGREEMENT

                  This Voting Agreement dated as of January 19, 2000 (the "Agreement"), is made by and among Lucent Technologies Inc., a Delaware corporation ("Lucent"), Chip Acquisition Inc., a Delaware corporation ("Acquisition"), and each of the undersigned holders of shares of capital stock (each, a "Stockholder" and collectively, the "Stockholders") of Agere, Inc., a Delaware corporation (the "Company").

                             PRELIMINARY STATEMENTS

                  Concurrently with the execution of this Agreement, the Company, Lucent and Acquisition have entered into a Agreement and Plan of Merger (as the same may be amended from time to time, the "Merger Agreement"), providing for the merger of Acquisition with and into the Company, with the Company being the surviving corporation (the "Merger"), which Merger is subject to the approval of the holders of shares of capital stock of the Company as provided in the Merger Agreement, the Delaware General Corporation Law, as amended, and the Company's Certificate of Incorporation, as amended.

                  The Stockholders own (a) the shares of the Company common stock, par value $.001 per share (the "Common Stock"), set forth opposite their respective names on Exhibit A hereto; and (b) the shares of the Company Series A Preferred Stock, par value $.001 per share (the "Series A Preferred Stock"), set forth opposite their respective names on Exhibit B hereto. As used herein, the term "Shares" includes all shares of such Common Stock and Series A Preferred Stock as to which each Stockholder (at any time prior to the termination of this Agreement) is the beneficial owner or is otherwise able to direct the voting thereof and all securities issued or exchanges with respect to any such Shares upon any reclassification, recapitalization, reorganization, merger, consolidation, spin-off, stock split, combination, stock or other dividend or any other change in the Company's capital structure.

                  To induce Lucent and Acquisition to enter into the Merger Agreement, the Company has agreed, upon the terms and subject to the conditions set forth herein, to cause holders of not less than 67% of outstanding shares of Common Stock and 67% of outstanding shares of Series A Preferred Stock to execute this Agreement.

                  NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties to this Agreement agree as follows:

                  1. Stockholders' Representations and Warranties. Each Stockholder, as to itself only, represents and warrants to Lucent and Acquisition that (i) except as set forth in Schedule 1 hereto, such Stockholder owns the Shares set forth on Exhibits A and/or B hereto, as the case may be, free and clear of any mortgage, pledge, lien, security interest, claim, restriction on voting or otherwise or other encumbrance and (ii) such Stockholder has the right to vote such Shares free of any mortgage, pledge, lien, security interest, claim, restriction on voting or otherwise or other encumbrance (other than any general fiduciary obligation imposed by law).

                  2. No Voting Trusts. Each Stockholder hereby revokes any and all proxies and voting instructions with respect to the Shares previously given by such Stockholder and such Stockholder agrees that it will not grant or give any other proxies or voting instructions with respect to the voting of the Shares, enter into any voting trust or other arrangement or agreement with respect to the voting of the Shares (and if given or executed, such proxies, voting instructions, voting trust or other arrangement or agreement shall not be effective), or agree, in any manner, to vote the Shares for or against any proposal submitted to the stockholders of the Company except in furtherance of the proposals set forth in paragraph 3 hereof.

                  3. Agreements with Respect to the Shares.

                  (a) Each Stockholder agrees during the term of this Agreement:

                           (i) to vote the Shares, to the extent entitled to
vote, (y) in favor of the approval of the Merger Agreement and the Merger, at every meeting of the stockholders of the Company at which such matters are considered and at every adjournment thereof and (z) with respect to all other proposals submitted to the stockholders of the Company which, directly or indirectly, in any way relate to the Merger, in such manner as Acquisition or Lucent may direct;

                           (ii) not to solicit, encourage or recommend to other
stockholders of the Company that (w) they vote their shares of Common Stock or Series A Preferred Stock or any such other securities in any contrary manner,
(x) they not vote their shares of Common Stock or Series A Preferred Stock at all, (y) they tender, exchange or otherwise dispose of their shares of Common Stock or Series A Preferred Stock pursuant to a Competing Transaction, as hereinafter defined, or (z) they attempt to exercise any statutory appraisal or other similar rights they may have; and

                           (iii) to take such action as required on the part of
such Stockholder to satisfy conditions to closing set forth in the Merger Agreement including without limitation entering into any such agreements, arrangements or understandings contemplated by Section 6 thereof.

                  (b) Unless otherwise instructed in writing by Lucent or Acquisition, during the term of this Agreement, each Stockholder will vote the Shares against any Competing Transaction.

                  (c) Except with the prior written consent of Lucent or Acquisition, during the term of this Agreement, each Stockholder agrees that such Stockholder will not, and shall use its reasonable best efforts not to permit any employee, attorney, accountant, investment banker or other agent or representative of such Stockholder to initiate, solicit, negotiate, encourage, or provide confidential information in order to facilitate any Competing Transaction.

                  (d) For purposes of this Agreement, a "Competing Transaction" shall mean a transaction of any kind (including, without limitation, a merger, consolidation, share exchange, reclassification, reorganization, recapitalization, sale or encumbrance of substantially all the assets of the Company outside the ordinary course of business, or sale or exchange by stockholders of the Company of all or substantially all the shares of the Company's capital stock) proposed by any person(s) in lieu of or in opposition to the Merger Agreement and the Merger.

                  4. Proxies. In furtherance of the foregoing, each Stockholder is granting to Richard Bleicher, the Vice President of Acquisition, and/or Jean Rankin, the Secretary of Acquisition, or to his or her designee(s), irrevocable proxies and powers of attorney (which may be in the form annexed hereto or such other form consistent with the terms hereof and thereof as Lucent or Acquisition may specify) to vote the Shares, to the extent such Shares are entitled to vote, and hereby specifically agrees not to revoke such proxies granted under any circumstances:

                           (a) at any and all meetings of stockholders of the
                  Company, notice of which meetings are given prior to the due and proper termination of this Agreement, with respect to matters presented to the Company's stockholders for vote which, directly or indirectly, in any way relate to or affect
                  (i) the Merger or the Merger Agreement or the approval of either thereof; and (ii) any Competing Transaction; or

                           (b) with respect to actions to be taken by written
                  consent of the stockholders of the Company which, directly or indirectly, in any way relates to or affects any of the foregoing, and which consent is solicited prior to the due and proper termination of this Agreement.

                  5. Limitation on Sales. During the term of this Agreement, except pursuant to the Merger, each Stockholder agrees not to sell, assign, transfer, loan, tender, pledge, hypothecate, exchange, encumber or otherwise dispose of, or issue an option or call with respect to, any of the Shares, or impair such Stockholder's Shares; provided, that any Stockholder may sell or otherwise dispose of any of his or her Shares if the transferee of such Shares agrees to be bound by and subject to the terms and conditions of this Agreement as if such transferee had executed this Agreement on the date hereof as a Stockholder.

                  6. Specific Performance. Each Stockholder acknowledges that it will be impossible to measure in money the damage to Lucent or Acquisition if the Stockholder fails to comply with the obligations imposed by this Agreement, and that, in the event of any such failure, neither Lucent nor Acquisition will have an adequate remedy at law or in damages. Accordingly, each Stockholder agrees that injunctive relief or any other equitable remedy, in addition to any remedies at law or damages, is the appropriate remedy for any such failure and will not oppose the granting of any such remedy on the basis that Lucent or Acquisition has an adequate remedy at law. Each Stockholder agrees not to seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with Lucent or Acquisition seeking or obtaining such equitable relief.

                  7. Reasonable Efforts. Each Stockholder will use all reasonable efforts to cause to be satisfied the conditions to the obligations of the Company to effect the Closing under the Merger Agreement.

                  8. Publicity. Each Stockholder agrees that, from the date hereof through the Closing Date, such Stockholder shall not issue any public release or announcement concerning the transactions contemplated by this Agreement and the Merger Agreement without the prior consent of Lucent, except as such release or announcement may, in the opinion of such Stockholder's counsel, be required by applicable law, in which case such Stockholder shall allow Lucent reasonable time to comment on such release or announcement in advance of such issuance.

                  9. Term of Agreement; Termination.

                  (a) The term of this Agreement shall commence on the date hereof and shall terminate upon the earliest to occur of (i) the Effective Time of the Merger (as defined in the Merger Agreement) and (ii) the due and proper termination of the Merger Agreement in accordance with its terms. Upon such termination, no party shall have any further obligations or liabilities hereunder.

                  (b) The obligations of the Stockholders set forth in this Agreement shall not be effective or binding upon any Stockholder until after such time as the Merger Agreement is executed and delivered by Lucent, Acquisition and the Company.

                  10. Miscellaneous.

                  (a) Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter of this Agreement.

                  (b) Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and shall be deemed to have been duly given on the next business day after the same is sent, if delivered personally or sent by telecopy or overnight delivery, or five calendar days after the same is sent, if sent by registered or certified mail, return receipt requested, postage prepaid, as set forth below, or to such other persons or addresses as may be designated in writing in accordance with the terms hereof by the party to receive such notice.

                  If to Acquisition or Lucent:

                  Lucent Technologies Inc.
                  Microelectronics Group
                  2 Oak Way
                  Berkley Heights, New Jersey 07920-2332
                  Att: President
                  Telecopy:  (908) 508-8398

                  with a copy to:

                  Lucent Technologies Inc.
                  Microelectronics Group
                  2 Oak Way
                  Berkley Heights, New Jersey 07920-2332
                  Att:  Corporate Counsel, Microelectronics
                  Telecopy:  (908) 508-8398

                  If to a Stockholder, to the address set forth below such Stockholder's name on Exhibits A and/or B hereto, with copies to:

                  Gunderson, Dettmer, Stough, Villeneuve,
                    Franklin & Hachigian, LLP
                  8911 Capital of Texas Highway
                  Suite 4240
                  Austin, Texas 78759
                  Att:  Brian K. Beard
                  Telecopy:  (512) 342-8181

                  (c) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York as applied to contracts made and fully performed in such state without giving effect to the principles of conflict of laws thereof and except insofar as the Delaware General Corporation Law, as amended, shall be mandatorily applicable to the Merger and the rights of the Stockholders of the Company in connection therewith.

                  (d) Rules of Construction. The descriptive headings in this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. Words used in this Agreement, regardless of the gender and number specifically used, shall be deemed and construed to include any other gender, masculine or feminine, or neuter, and any other number, singular or plural, as the context requires. As used in this Agreement, the word "including" is not limiting, and the word "or" is not exclusive.

                  (e) Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of the parties to this Agreement and their legal successors-in-interest, and nothing in this

Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

                  (f) Counterparts. This Agreement may be executed in one or more counterparts, and each of such counterparts shall for all purposes be deemed to be an original, but all such counterparts together shall constitute but one instrument.

                  (g) Assignment. No party hereto shall assign its rights and obligations under this Agreement or any part thereof, nor shall any party assign or delegate any of its rights or duties hereunder without the prior written consent of the other party, and any assignment made without such consent shall be void. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

                  (h) Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties.

                  (i) Extension; Waiver. Any party to this Agreement may extend the time for the performance of any of the obligations or other acts of any of the other parties to this Agreement or waive compliance by any other party with any of the agreements or conditions contained herein or any breach thereof. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                  (j) Severability. The provisions of this Agreement are severable and, if any thereof are invalid or unenforceable in any jurisdiction, the same and the other provisions hereof shall not be rendered otherwise invalid or unenforceable.

                  (k) Fiduciary Duty as Director. The parties hereto acknowledge and agree that each Stockholder's obligations hereunder are solely in his capacity as a stockholder of the Company, and that none of the provisions herein set forth shall be deemed to restrict or limit any fiduciary duty any of the undersigned or any of their respective affiliates may have as a member of the Board of Directors of the Company, as an executive officer of the Company, or otherwise as a fiduciary to any person (other than any of the stockholders of the Company) resulting from any circumstances other than as a stockholder of the Company; provided that, no such duty shall excuse the Stockholder from his obligations as a stockholder of the Company to vote the Shares, to the extent that they may be so voted, or otherwise perform any obligation as herein provided and to otherwise comply with the terms and conditions of this Agreement.

                  IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have duly executed this Voting Agreement as of the date first above written.


                                        LUCENT TECHNOLOGIES INC.


                                        By:_____________________________________
                                             Name:
                                             Title:


                                        CHIP ACQUISITION INC.


                                        By:_____________________________________
                                             Name:
                                             Title:

                                        TL VENTURES III L.P.

                                        By:    TL VENTURES III MANAGEMENT, L.P.,
                                               its general partner

                                        By:    TL VENTURES III LLC,
                                               its general partner

                                        By:_____________________________________
                                              Robert A. Fabbio
                                              Managing Director


         SIGNATURE PAGE TO VOTING AGREEMENT DATED AS OF JANUARY 19, 2000

                                        OBTEK, L.P.

                                        By:    Obtek, Inc.
                                               General Partner

                                        By:_____________________________________
                                              Victoria M. Bennett
                                              President


         SIGNATURE PAGE TO VOTING AGREEMENT DATED AS OF JANUARY 19, 2000

                                        AUSTIN VENTURES VI, L.P.

                                        By:    AV PARTNERS VI, L.P.,
                                               its general partner

                                        By:_____________________________________
                                              Edward Olkkola
                                              General Partner


         SIGNATURE PAGE TO VOTING AGREEMENT DATED AS OF JANUARY 19, 2000

                                        ________________________________________
                                        Eric . Rothfus
                                        Individually




                                        ________________________________________
                                        F.G. Tamer
                                        Individually


         SIGNATURE PAGE TO VOTING AGREEMENT DATED AS OF JANUARY 19, 2000

                                    EXHIBIT A

                 HOLDINGS OF COMMON STOCK AS OF JANUARY 19, 2000

Name of Stockholder:                        Ford G. Tamer

Address:                                    7216 Valburn Drive
                                            Austin, TX 78731

Telephone No.:                              512/502-2810

Facsimile No.:                              512/502-2830

Number of Shares of Common Stock:           1,000,000



Name of Stockholder:                        Eric J. Rothfus

Address:                                    8702 Royalwood Drive
                                            Austin, TX 78750

Telephone No.:                              512/502-2800

Facsimile No.:                              512/502-2831

Number of Shares of Common Stock:           1,000,000



Name of Stockholder:                        Obtek, Inc.

Address:                                    Victoria Bennett
                                            711 Sunset Hill Drive
                                            Rockwall, TX 75087

Telephone No.:                              972/772-1040
Facsimile No.:                              972/771-9049

Number of Shares of Common Stock:           2,600,000

                                    EXHIBIT B

           HOLDINGS OF SERIES A PREFERRED STOCK AS OF JANUARY 19, 2000

Name of Stockholder:                        TL Ventures III L.P.

Address:                                    c/o TL Ventures LLC
                                            435 Devon Park Drive
                                            700 Building
                                            Wayne, PA 19087-1990

Telephone No.:                              610/971-1515
Facsimile No.:                              610/975-9330
Number of Shares of Series A Preferred Stock:        2,737,575

Name of Stockholder:                                 Austin Ventures VI, L.P.
Address:                                             114 West Seventh Street
                                                     Suite 1300
                                                     Austin, TX 78701

Telephone No.:                                       512/479-0055
Facsimile No.:                                       512/476-3952
Number of Shares of Series A Preferred Stock:        2,550,000

                                     FORM OF
                     IRREVOCABLE PROXY AND POWER OF ATTORNEY


                  The undersigned hereby appoints Richard Bleicher, the Vice President of Chip Acquisition Inc. ("Acquisition") and/or Jean Rankin, the Secretary of Acquisition, as the undersigned's attorney-in-fact and proxy, with full power of substitution, for and in the undersigned's name, to vote, express consent or disapproval, or otherwise act in such manner (including pursuant to written consent, but excluding the right to assert, perfect and prosecute dissenters' rights of appraisal) upon such matters as set forth in Sections 3(a) and 3(b) of the Voting Agreement with respect to all of the shares of Common Stock, par value $.001 per share, and/or Series A Preferred Stock, par value $.001 per share, of Agere, Inc., a Delaware corporation (the "Company"), owned of record by the undersigned.

                  The proxy granted hereby shall be irrevocable and may be exercised at any meeting of stockholders, notice of which is given, or in respect of any written consent which is solicited prior to the due and proper termination of, and subject to and in accordance with the terms and conditions of, the Voting Agreement, dated of even date herewith, among the undersigned, Lucent Technologies Inc., Acquisition and the stockholders of the Company signatory thereto. This proxy is coupled with an interest sufficient in law to support such proxy.



Dated:  January __, 2000



                                              By: ______________________________
                                                  Name:
                                                  Title:

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The registrant's certificate of incorporation provides that a director of the registrant shall not be personally liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except, if required by the Delaware General Corporation Law, for liability (1) for any breach of the director's duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the Delaware General Corporation Law or (4) for any transaction from which the director derived an improper personal benefit. Neither the amendment nor repeal of such provision shall eliminate or reduce the effect of such provision in respect of any matter occurring, or any cause of action, suit or claim that, but for such provision, would accrue or arise prior to such amendment or repeal.

         While the registrant's certificate of incorporation provides directors with protection from awards for monetary damages for breach of their duty of care, it does not eliminate such duty. Accordingly, the registrant's certificate of incorporation will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care.

         The registrant's certificate of incorporation provides that each person who was or is made a party to or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of the registrant or is or was serving at the request of the registrant as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the registrant to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the registrant to provide broader indemnification rights than said law permitted the registrant to provide prior to such amendment), against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith. Such right to indemnification includes the right to have the registrant pay the expenses incurred in defending any such proceeding in advance of its final disposition, subject to the provisions of the Delaware General Corporation Law. Such rights are not exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the registrant's certificate of incorporation or by-laws, agreement, vote of stockholders or disinterested directors or otherwise. No repeal or modification of such provision will in any way diminish or adversely affect the rights of any director, officer, employee or agent of the registrant thereunder in respect of any occurrence or matter arising prior to any such repeal or modification.

         The registrant's Certificate of Incorporation also specifically authorizes the registrant to maintain insurance and to grant similar indemnification rights to employees or agents of the registrant. The directors and officers of the registrant are covered by insurance policies indemnifying them against certain liabilities, including certain liabilities arising under the Securities Act of 1933, which might be incurred by them in such capacities.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

         (a)      See Exhibit Index.

         (b)      Not applicable.

         (c)      Not applicable.

ITEM 22.  UNDERTAKINGS

         (a)      The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post- effective amendment to this registration statement:

                           (i)      To include any prospectus required by
                                    Section 10(a)(3) of the Securities Act of
                                    1933.

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar amount of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)       The undersigned registrant hereby undertakes as follows:

                  (1) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

                  (2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (c)(1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

        (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

        (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Murray Hill, New Jersey, on March 3, 2000.

                                     LUCENT TECHNOLOGIES INC.
                                     (Registrant)


                                     By:  /s/  James S. Lusk
                                          ------------------
                                            Name:  James S. Lusk
                                            Title: Senior Vice President, Chief
                                                   Financial Officer and
                                                   Controller

         Pursuant to the requirements of the Securities Act of 1933, this amendment has been signed by the following persons in the capacities and on the date indicated.

PRINCIPAL EXECUTIVE OFFICER:                                      ###
                                                                    #
Richard A. McGinn              Chairman of the Board and            #
                               Chief Executive Officer              #
                                                                    #
PRINCIPAL FINANCIAL OFFICER:                                        #
                                                                    #
James S. Lusk                  Senior Vice President, Chief         #
                               Financial Officer and Controller     #
PRINCIPAL ACCOUNTING                                                ###### By:  /s/  James S. Lusk
OFFICER:                                                            #           ------------------
                                                                    #           (James S. Lusk,
James S. Lusk                  Senior Vice President, Chief         #           attorney-in-fact)*
                               Financial Officer and Controller     #
DIRECTORS:                                                          #
                                                                    #      * by power of attorney
Paul A. Allaire                                                     #
Carla A. Hills                                                      #      Date:   March 3, 2000
Richard A. McGinn                                                   #
Paul H. O'Neill                                                     #
Henry B. Schacht                                                    #
Franklin A. Thomas                                                  #
John A. Young                                                       #
                                                                  ###

                                  EXHIBIT INDEX

EXHIBIT
NUMBER                           DESCRIPTION
2.1**    Agreement and Plan of Merger dated as of January 19, 2000 by and among the registrant, Chip Acquisition Inc. and Agere, Inc. (included as
         Annex A to the proxy statement/prospectus which is part of this registration statement on Form S-4).

4.1* Provisions of the Certificate of Incorporation of the registrant, as amended effective February 16, 2000, that define the rights of security holders of the registrant (incorporated by reference to the registrant's Registration Statement (No. 333-31400) on Form S-4.

4.2*     Provisions of the By-Laws of the registrant, as amended effective
         February 17, 1999, that define the rights of security holders of the registrant (incorporated by reference to Exhibit (3)(ii) to the registrant's Annual Report on Form 10-K for the year ended September
         30, 1999).

4.3* Indenture dated as of April 1, 1996 between the registrant and The Bank of New York, as trustee (incorporated by reference to Exhibit 4A to Registration Statement (No. 333-01223) on Form S-3).

4.4 Other instruments in addition to Exhibits 4.1, 4.2 and 4.3 which define the rights of holders of long term debt of the registrant and all of its consolidated subsidiaries are not filed herewith pursuant to Regulation S-K, Item 601(b)(4)(iii)(A). Pursuant to this regulation, the registrant hereby agrees to furnish a copy of any such instrument to the Commission upon request.

5.1 Opinion of Jean F. Rankin, Vice President--Law of the registrant, as to the legality of the securities to be issued.

8.1      Opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian,
         LLP as to certain United States federal income tax consequences of the merger.

10.1*    Separation and Distribution Agreement by and among the registrant, AT&T
         Corp. and NCR Corporation, dated as of February 1, 1996 and amended and restated as of March 29, 1996 (incorporated by reference to Exhibit
         10.1 to Registration Statement on Form S-1 No. 333-00703).

10.2*    Tax Sharing Agreement by and among the registrant, AT&T Corp. and NCR
         Corporation, dated as of February 1, 1996 and amended and restated as of March 29, 1996 (incorporated by reference to Exhibit 10.6 to
         Registration Statement on Form S-1 No. 333-00703).

10.3* Employee Benefits Agreement by and between AT&T and the registrant, dated as of February 1, 1996 and amended and restated as of March 29, 1996 (incorporated by reference to Exhibit 10.2 to Registration
         Statement on Form S-1 No. 333-00703).

10.4*    Rights Agreement between the registrant and The Bank of New York
         (successor to First Chicago Trust Company of New York), as rights agent, dated as of April 4, 1996 (incorporated by reference to Exhibit
         4.2 to Registration Statement on Form S- 1 No. 333-00703).

10.5* Amendment to Rights Agreement between the registrant and The Bank of New York (successor to First Chicago Trust Company of New York), dated as of February 18, 1998 (incorporated by reference to Exhibit
         (10)(i)(5) to the registrant's Annual Report on Form 10-K for the period ended September 30, 1998).

10.6* Brand License Agreement by and between the registrant and AT&T, dated as of February 1, 1996 (incorporated by reference to Exhibit 10.5 to Registration Statement on Form S-1 No. 333-00703).

10.7* Patent License Agreement among AT&T, NCR and the registrant, effective as of March 29, 1996 (incorporated by reference to Exhibit 10.7 to Registration Statement on Form S-1 No. 333-00703).

10.8* Amended and Restated Technology License Agreement among AT&T, NCR and the registrant, effective as of March 29, 1996 (incorporated by reference to Exhibit 10.8 to Registration Statement on Form S-1 No.
         333-00703).

10.9* Lucent Technologies Inc. Short Term Incentive Program (incorporated by reference to Exhibit (10)(iii)(A)(2) to the Quarterly Report on Form
         10-Q for the quarter ended March 31, 1998).

10.10* Lucent Technologies Inc. 1996 Long Term Incentive Program (incorporated by reference to Exhibit(10)(iii)(A)(1) to Quarterly Report on Form 10-Q for the quarter ended March 31, 1998).

10.11*   Lucent Technologies Inc. 1996 Long Term Incentive Program (Plan)
         Restricted Stock Unit Award Agreement (incorporated by reference to
         Exhibit (10)(iii)(A)(3) to the registrant's Annual Report on Form 10K for the period ended September 30, 1999).

10.12*   Lucent Technologies Inc. 1996 Long Term Incentive Program (Plan)
         Nonstatutory Stock Option Agreement (incorporated by reference to
         Exhibit (10)(iii)(A)(4) to the registrant's Annual Report on Form 10K for the period ended September 30, 1999).

10.13* Lucent Technologies Inc. Deferred Compensation Plan (incorporated by reference to Exhibit (10)(iii)(A)(3) to the registrant's Annual Report on Form 10-K for the period ended September 30, 1998).

10.14* Pension Plan for Lucent Non-Employee Directors (incorporated by reference to Exhibit 10.11 to Registration Statement on Form S-1 No.
         333-00703)(this plan has been terminated).

10.15*   Lucent Technologies Inc. Stock Retainer Plan for Non-Employee Directors
         (incorporated by reference to Exhibit (10)(iii)(A)(5) to the registrant's Annual Report on Form 10-K for the period ended September
         30, 1998).

10.16*   Lucent Technologies Inc. Excess Benefit and Compensation Plan
         (incorporated by reference to Exhibit (10)(iii)(A)(5) to the registrant's Annual Report on Form 10-K for Transition Period ended
         September 30, 1996).

10.17* Lucent Technologies Inc. Mid-Career Pension Plan (incorporated by reference to Exhibit (10)(iii)(A)(6) to the registrant's Annual Report on Form 10-K for Transition Period ended September 30, 1996).

10.18* Lucent Technologies Inc. Non-Qualified Pension Plan (incorporated by reference to Exhibit (10)(iii)(A)(7) to the registrant's Annual Report on Form 10-K for Transition Period ended September 30, 1996).

10.19*   Lucent Technologies Inc. Officer Long-Term Disability and Survivor
         Protection Plan (incorporated by reference to Exhibit (10)(iii)(A)(8) to the registrant's Annual Report on Form 10-K for Transition Period ended September 30, 1996).

10.20* Employment Agreement of Mr. Verwaayen dated June 12, 1997 (incorporated by reference to Exhibit (10)(iii)(A)(1) to the registrant's Annual
         Report on Form 10-K for the period ended September 30, 1997).

10.21* Employment Agreement of Mr. Peterson dated August 8, 1995 (incorporated by reference to Exhibit (10)(iii)(A)(9) to the registrant's Annual
         Report on Form 10-K for the period ended September 30, 1997).

10.22*   Consulting Agreement of Mr. Schacht, effective March 1, 1998
         (incorporated by reference to Exhibit (10)(iii)(A)(5) to the Quarterly
         Report on Form 10-Q for the period ended March 31, 1998).

10.23*   Description of the Lucent Technologies Inc. Supplemental Pension Plan.
         (incorporated by reference to Exhibit (10)(iii)(A)(13) to the registrant's Annual Report on Form 10-K for the period ended September
         30, 1998).

10.24*   Lucent Technologies Inc. 1999 Stock Compensation Plan for Non-Employee
         Directors (incorporated by reference to Exhibit 10(iii)(A)(14) to the registrant's Annual Report on Form 10-K for the period ended September
         30, 1998).

10.25* Lucent Technologies Inc. Voluntary Life Insurance Plan (incorporated by reference to Exhibit 10(iii)(A)(15) to the registrant's Annual Report on Form 10-K for the period ended September 30, 1998).

10.26* Voting Agreement dated as of January 19, 2000 by and between the registrant, Chip Acquisition Inc. and certain stockholders of Agere, Inc. (included as Annex C to the proxy statement/prospectus which is a part of this registration statement on Form S-4).

23.1     Consent of Jean F. Rankin, Vice President--Law of the registrant
         (included as part of Exhibit 5.1 to this registration statement).

23.2     Consent of PricewaterhouseCoopers LLP, Independent Auditors.

23.3     Consent of Ernst & Young LLP, Independent Auditors.

23.4     Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian,
         LLP (included as part of Exhibit 8.1 to this registration statement).

24.1     Powers of Attorney.

99.1     Form of Proxy to be mailed to holders of Agere stock.

---------------

* Incorporated herein by reference.

**The registrant hereby agrees to furnish supplementally a copy of any omitted schedules to this agreement to the Securities and Exchange Commission upon its request.